UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Securities Exchange Act of 1934 (Amendment No.    )

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Baxter International Inc.
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Notice of 2023

Annual Meeting

of Stockholders

and Proxy Statement

May 2, 2023

Baxter International Inc.

Headquarters

One Baxter Parkway

Deerfield, Illinois 60015

Baxter International Inc. One Baxter Parkway Deerfield, Illinois 60015	March 23, 2023

Dear Fellow Stockholder:

It is my pleasure to invite you to attend Baxter’s Annual Meeting of Stockholders (Annual Meeting) on Tuesday, May 2, 2023, at 9 a.m. Central Daylight Time. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted.

For more than nine decades, Baxter has been in a state of near-constant evolution. Our fundamental focus on medically essential products has never wavered; yet we are always in pursuit of new, more effective ways to advance our Mission to Save and Sustain Lives. This is evident through our distinguished track record of research and development (R&D), geographic expansion, business development, corporate citizenship, and more, all focused on enhancing our impact for the patients, clinicians, employees, stockholders and other communities that place their trust in us.

Our current enterprise-wide transformation, initiated in 2016 following the spinoff of our Baxalta bioscience business, is most certainly an expression of this drive, and the December 2021 acquisition of Hill-Rom Holdings, Inc. (Hillrom) as well as the proposed spinoff of our Renal Care and Acute Therapies businesses highlight the depth of our transformative spirit.

Baxter’s acquisition of Hillrom significantly diversified our medical technology portfolio while unlocking new potential in connected care across our combined product lines. Much of our energy in 2022 centered on integrating Hillrom’s operations and exploring new possibilities in connected care, while also advancing meaningful synergies for cost reduction beyond our original modeling.

At the same time, we spent much of the year evaluating Baxter’s trajectory and performance amid the contours of an increasingly dynamic marketplace. Our markets and environment have been shifting at an unprecedented pace in light of macroeconomic conditions, the COVID-19 pandemic, supply chain disruptions, inflationary pressures and a range of other headwinds also affecting our healthcare peers and countless other industries globally. Our immediate response to these and related challenges has always been driven, definitively, by our Mission and our need to help ensure access to our life-sustaining products. Taking a longer-term view of ever evolving market dynamics, it was clear that a fundamental rethinking of our profile and operating model was essential to unlock further stockholder value and position all of our businesses for the optimal levels of performance and innovation we demand of ourselves.

Upon extensive evaluation, we opened 2023 by announcing our plan to spin off our pioneering Renal Care and Acute Therapies businesses into an independent, publicly traded company. Additionally, we shared our plans to implement a streamlined, vertically integrated operating model across our remaining businesses and to pursue strategic alternatives for our BioPharma Solutions (BPS) contract manufacturing business (including a potential sale), which has limited strategic alignment with our broader portfolio. While completion of the proposed spinoff is subject to customary conditions, these collective actions are designed to create compelling benefits for both companies, including greater strategic clarity, increased operational effectiveness, and sharper focus in R&D and commercial investments to fuel long-term growth and innovation.

We are building for the future on a strong platform. Our products are fundamental to healthcare worldwide, making a difference each year for an estimated 350 million patients across more than 100 countries. Our multiyear transformation has fortified our strength, agility and resilience. Notwithstanding the operational challenges of 2022, we have maintained a disciplined and deliberate capital allocation strategy staying squarely focused on our priorities to further deleverage and optimize our balance sheet while continuing to drive innovation and growth and return value to stockholders.

Our 2022 performance also reflects our commitments as a corporate citizen across three pillars: Empower our Patients; Protect our Planet; and Champion our People and Communities. Fueled by the passion of our employees, Baxter is regularly cited worldwide for its environmental, social and governance (ESG) leadership. As part of our continuing emphasis on ESG reporting transparency, we plan to report against the framework established by the Task Force on Climate-Related Disclosures (TCFD) beginning later this year (likely as part of a standalone supplement to our 2022 Corporate Responsibility Report).

Central to our emphasis on sound corporate governance, we are constantly working to ensure that the experiences and skill sets represented by our Board of Directors are aligned with the evolving strategic direction of the business and are refreshed from time to time in the interest of bringing new perspectives to the Board.

To this end, we proudly welcomed two new board members in May 2022: Brent Shafer, former chairman and chief executive officer of Cerner Corporation; and Peter Wilver, former executive vice president and chief administrative officer of Thermo Fisher Scientific Inc.

I also extend my deep appreciation to two board members departing this April following long, valued tenures: Albert Stroucken, who has been with us since 2004 and was appointed Lead Independent Director in February 2021 after having served as the chair of our Audit Committee; and Thomas Chen, who has served as a Baxter director since 2012 and currently serves as the chair of our Nominating, Corporate Governance & Public Policy Committee.

To provide a safe, consistent and convenient experience to all stockholders and employees regardless of location, the Annual Meeting will be held only in a virtual format. We hope that you are able to join us to discuss our 2022 results and learn more about our strategic priorities and trajectory for 2023 and beyond. Please review the information on attendance provided on p. 93 of the attached Notice of Annual Meeting of Stockholders and Proxy Statement (proxy statement).

Details of the business to be conducted at the Annual Meeting are included in the proxy statement, which we encourage you to read carefully.

Your vote is very important to us, and I urge you to vote your shares as promptly as possible. You may vote your shares by Internet or by telephone. If you received a paper copy of the proxy card by mail, you may sign, date and return the proxy card in the enclosed envelope.

You will be able to submit questions in advance of and during the Annual Meeting.

It is my privilege to recognize the immeasurable efforts of our Baxter employees as we prepare for the next stage of our transformation. This diverse, globe-spanning team, and its unyielding pursuit of our Mission, is the ultimate power behind our life-sustaining impact.

On behalf of the Board, senior management and our employees, thank you for your continued confidence and support as we advance our Mission for patients worldwide. We look forward to your participation in the Annual Meeting.

Sincerely yours,

José (Joe) E. Almeida

Chair of the Board,

President and Chief Executive Officer

Baxter International Inc. One Baxter Parkway Deerfield, Illinois 60015	March 23, 2023

Dear Stockholder:

On behalf of the Board, I would like to thank you for your continued investment in Baxter and for the confidence you place in the Board to oversee your interests in our company. While we continue to face ongoing macroeconomic headwinds and inflationary pressures as a company and work to successfully integrate the Hillrom business, we are confident about the steps Baxter is taking to better execute against its long-term strategy while continuing to provide support to hospitals, healthcare providers and patients. We are committed to creating long-term stockholder value and strongly believe that the recently announced strategic initiatives (including the proposed spinoff of our Renal Care and Acute Therapies businesses, the potential sale of our BPS business and the simplification of Baxter’s operating model and manufacturing footprint) will better position Baxter to address these challenges in the future and help to generate additional value for all stockholders in support of the company’s Mission to Save and Sustain lives.

The Board is committed to providing critical oversight and nurturing a culture that values protecting and growing your investment over the long term. As directors, we continue to play an integral role in both determining and overseeing the strategic direction of the company, monitoring the execution by Baxter’s management and helping to ensure that the company’s corporate culture supports and aligns with its long-term strategy.

As we approach the Annual Meeting, I would like to take a moment to reflect on some of the Board’s key focus areas over the last fiscal year:

•   Effectively Overseeing Baxter’s Strategy: An essential role of the Board is to provide effective oversight related to Baxter’s corporate strategy and execution. The Board works closely with Joe Almeida and other members of senior leadership in developing and executing on the company’s strategy and positioning Baxter to drive long-term value as a global medical technology leader. The steps Baxter is taking demonstrate continued momentum in our business as we execute on our strategic priorities and aim to drive further growth and long-term stockholder value.

In January 2023, we announced various strategic actions (as discussed above) in the interest of enhancing operational effectiveness, accelerating innovation for patients and driving additional value for stockholders. These actions were announced after a detailed assessment of Baxter’s portfolio that spanned several months. We are working to finalize and implement these actions (some of which are subject to the satisfaction of customary conditions) and we believe they will better position Baxter to respond to continuing macroeconomic challenges and capture opportunities ahead of us.

•   Refreshing Our Board with New Perspectives: The Board includes a diverse and experienced group of independent directors with a wide range of skills and qualifications that support Baxter’s strategy and help to position the company for long-term success in a complex and rapidly changing healthcare environment. We invigorate Board discussion through the appointment of new directors and the rotation of directors through different Board roles. Thoughtful and ongoing attention to Board composition is an important part of our role as we seek to ensure an appropriate mix of tenure and expertise that provides a balance of fresh perspectives and significant institutional knowledge.

As part of our thoughtful approach to Board composition, this year we appointed Brent Shafer and Peter Wilver to the Board. Brent now sits on our Audit Committee and our Nominating, Corporate Governance & Public Policy (NCGPP) Committee and will be assuming my role of Lead Independent Director effective April 28, 2023. As the former chief executive officer and chairman of Cerner Corporation, Brent possesses significant experience leading multinational corporations (including those with strong digital health capabilities) and helping to transformcomplex organizations. Peter is scheduled to join and chair our Audit Committee effective April 28th and has demonstrated financial expertise as the former chief financial officer and chief administrative officer of Thermo Fisher Scientific Inc. He also sits on our Compensation and Human Capital Committee (formerly known as our Compensation Committee (CHC Committee)), which has recently assumed responsibility for certain human capital management matters to help ensure appropriate Board oversight and focus on these important topics, aligned with evolving market practices. We believe Brent’s and Peter’s experiences have brought valuable insights to our Board and contribute to the full Board’s wide range of experiences and skills that are crucial for overseeing Baxter’s long-term strategy as the company positions itself for further growth.

We would also like to thank Thomas Chen for his years of service to the Board and Baxter. Thomas is the outgoing chair of the NCGPP Committee, helping to lead our corporate governance outreach program and the continuing refreshment of the Board, and is a longstanding member of our Quality, Compliance & Technology (QCT) Committee. During his

over ten-year tenure we have benefited greatly from his insights and contributions, both as a Board member and through his leadership positions on the Board. Additionally, we would like to thank Cathy Smith for her contributions as Audit Committee chair and her willingness to assume the NCGPP Committee chair upon Thomas’ retirement.

•   Engaging Regularly with Stockholders. Engagement with stockholders remains a key focus for Baxter and an important part of the Board’s longstanding commitment to sound governance practices. Our annual stockholder engagement program involves meeting with a broad base of stockholders to discuss corporate governance, executive compensation, corporate responsibility practices and other matters of importance (including the company’s 2030 Corporate Responsibility Commitment and Goals). Our commitment to this program enables ongoing dialogue that we believe is important in furthering sound and effective corporate governance practices. It also provides us with valuable insight and feedback from stockholders throughout the year, allowing the Board to better understand our stockholders’ priorities and perspectives and to incorporate them into its deliberations and decision-making process. During 2022, we proactively reached out to stockholders representing more than 50% of the shares of Baxter’s outstanding common stock and we engaged with stockholders representing approximately 40% of the shares of Baxter’s outstanding common stock (each percentage calculated as of December 31, 2022).

•   Responding to Stockholder Feedback. In addition to the Board’s commitment to being responsive to the views of stockholders, it remains committed to maintaining strong corporate governance practices and protecting stockholder rights. This commitment is evidenced by, among other things, Baxter’s proxy access bylaw, the complete declassification of the Board in 2018, a majority voting standard for directors, the removal of super-majority voting provisions from Baxter’s organizational documents and Board composition and refreshment efforts (including with respect to the recent appointments of Brent Shafer and Peter Wilver to the Board and Brent’s appointment as the Board’s next Lead Independent Director).

Following stockholder approval of a written consent proposal at the 2021 annual meeting and extensive engagement efforts by both management and the Board (including as part of the company’s annual stockholder engagement program), the Board took action to permit stockholders to act by written consent and to reduce the special meeting threshold from 25% to 15%. These changes to the company’s organizational documents were approved at the 2022 annual meeting and are now effective.

As we move forward in 2023 and beyond, we will continue to work hard on your behalf as stewards of the company to help ensure the continued success of Baxter, including with respect to the recently announced key strategic initiatives and the ongoing integration of the Hillrom business. While I will be leaving the Board next month (consistent with the company’s mandatory retirement age), I am confident the company will continue to build on its momentum with the Board’s active involvement, valuable input and support, under the thoughtful leadership of Brent Shafer as the new Lead Independent Director. On behalf of my fellow directors, thank you for your investment in, and continued support of Baxter. We look forward to hearing your views at the Annual Meeting and in the year to come.

Best regards,

Albert P.L. Stroucken

Lead Independent Director

Table of Contents	i

investor.baxter.com

Notice of 2023 Annual Meeting of Stockholders and Proxy Statement	1

Notice of 2023 Annual Meeting of Stockholders and Proxy Statement

The Annual Meeting is scheduled to be held by means of a virtual format only, to provide a safe, consistent and convenient experience to all stockholders and employees regardless of location. The Annual Meeting will take place on Tuesday, May 2, 2023 at 9:00 a.m., Central Time. Online access to the meeting will begin at 8:30 a.m., Central Time. The Annual Meeting will be held for the following purposes:

To elect the ten directors named in the proxy statement.

To hold an advisory vote to approve named executive officer compensation for 2022.

To hold an advisory vote on the frequency of executive compensation advisory votes.

To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Baxter International Inc. (Baxter or the company) in 2023.

To vote on the two stockholder proposals as described in the proxy statement, if such proposals are properly presented at the Annual Meeting.

To transact any other business that may properly come before the meeting.

The Board recommends that stockholders vote FOR Items 1, 2, and 4 and ONE YEAR with respect to Item 3. The Board recommends that stockholders vote AGAINST each of the stockholder proposals referred to in Item 5. Stockholders of record at the close of business on March 10, 2023 will be entitled to vote at the meeting.

By order of the Board,

Ellen K. Bradford

Corporate Secretary

  How Do I Vote?

By Internet, following the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card;

By telephone, using the telephone number printed on the proxy card; or

By mail (if you received your proxy materials by mail), using the enclosed proxy card and return envelope.

Important Notice Regarding

the Availability of Proxy Materials for

the Annual Meeting of Stockholders

The proxy statement relating to the

Annual Meeting and the

Annual Report to Stockholders for the year

ended December 31, 2022 are available at

http://materials.proxyvote.com/071813.

The Annual Meeting will again be held only in a virtual format to provide a safe, consistent and convenient experience to all stockholders and employees regardless of location. As always, you are encouraged to vote your shares prior to the Annual Meeting whether or not you plan to attend the Annual Meeting. Details on how to attend the Annual Meeting and further information can be found at “Other Information—Attending the Annual Meeting” in the proxy statement.

Proxy Statement

The accompanying proxy is solicited on behalf of the Board for use at the Annual Meeting to be held on Tuesday, May 2, 2023. On or about March 23, 2023, Baxter began mailing to stockholders of record a Notice of Internet Availability of Proxy Materials providing instructions on how to access proxy materials via the Internet and how to vote online (www.proxyvote.com). Stockholders who did not receive the Notice of Internet Availability of Proxy Materials as a result of a previous election will receive a paper or electronic copy of the proxy materials, which Baxter also began sending on or about March 23, 2023.

investor.baxter.com

2	Proxy Statement Highlights

Proxy Statement Highlights

To assist you in reviewing the proposals to be acted upon at the Annual Meeting, this section presents concise detail about each non-routine voting item. For more complete information, please review the company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the 2022 Form 10-K) and the complete proxy statement.

Election of Directors

What am I voting on?

You are asked to vote for the election of the ten director nominees set forth below for a term of one year.

What is the Board’s recommendation?

The Board recommends a vote FOR the election of each of the director nominees.

As demonstrated in the director skills matrix included on page 6, the Board believes that the ten directors standing for election possess a desirable mix of skills, backgrounds, professional and industry experience and qualifications, reflective of the Board’s ongoing refreshment efforts, including with respect to the appointment in May 2022 of Messrs. Brent Shafer and Peter Wilver. Each director is individually qualified to make unique and substantial contributions to the Board, and, collectively, the Board believes the directors’ diverse skillsets and viewpoints ensure that the Board continues to be well-suited to provide the company with valuable insight and effective oversight with respect to its business, overall performance and strategic direction. The Board has demonstrated an ability to effectively consult with management on the company’s strategic and operational plans and oversee the company’s performance, including with respect to the proposed spinoff of the company’s Renal Care and Acute Therapies businesses and the company’s other recently announced strategic initiatives and in connection with the ongoing Hillrom integration. See below for additional information regarding the qualifications, experiences and backgrounds of the Board and recent Board developments.

Where can I find more information?

Concise supporting information is presented below.

See also “Corporate Governance at Baxter International Inc.—Proposal 1—Election of Directors” for additional information.

 | 2023 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	3

Name[1] Primary Occupation	Age	Director Since	Independent Y/N	Key Attributes and Skills	A2	CHC	NCGPP[2]	QCT
José (Joe) E. Almeida Chair, President and CEO, Baxter International Inc.	60	2016	N	✓ Significant experience in the medical device industry ✓ Extensive experience leading and helping to transform global, multi-faceted corporations

Michael F. Mahoney Chair, President and CEO, Boston Scientific Corporation	58	2015	Y	✓ Extensive experience leading global, medical products companies, including most recently as Chairman and Chief Executive Officer of Boston Scientific Corporation		⬛

Patricia B. Morrison Executive Vice President, Customer Support Services & Chief Information Officer, Cardinal Health, Inc. (retired)	63	2019	Y	✓ Significant experience in IT and cybersecurity at global healthcare companies	⬛

Stephen N. Oesterle, M.D. Healthcare Industry Consultant, former Senior Vice President, Medicine and Technology, Medtronic plc	72	2017	Y	✓ Significant experience in the medical products and healthcare industries ✓ Strong scientific and medical background, including as a former practicing cardiologist			⬛	▲

Nancy M. Schlichting President and CEO, Henry Ford Health System (retired)	68	2021	Y	✓ Significant experience in healthcare administration in senior-level executive roles ✓ Meaningful human capital management experience		▲		⬛

Brent Shafer Chair and Chief Executive Officer, Cerner Corporation (retired)	66	2022	Y

✓  Significant experience leading global organizations, including most recently as Chair and Chief Executive Officer of Cerner Corporation

✓  Strong digital health capabilities and experience transforming complex organizations

					⬛		⬛

Cathy R. Smith Chief Financial Officer, Bright Health Inc.	59	2017	Y	✓ Significant financial expertise and corporate leadership experience, including in response to cybersecurity incidents and in the area of human capital management (as a Chief Administrative Officer)	⬛		▲

Amy A. Wendell Senior Vice President of Strategy and Business Development, Covidien (retired)	62	2019	Y	✓ Extensive experience in business development and strategy in healthcare industry, including significant restructuring and integration experience		⬛		⬛

David S. Wilkes, M.D. Former Dean of University of Virginia School of Medicine, Chief Scientific Officer and Co- Founder, ImmuneWorks, Inc.	66	2021	Y	✓ Significant scientific and medical experience ✓ Extensive experience leading large, complex organizations, including as a former dean of two large medical schools				⬛

Peter M. Wilver Executive Vice President and Chief Administrative Officer, Thermo Fisher Scientific Inc. (retired)	63	2022	Y	✓ Significant financial expertise, most recently as Chief Financial Officer and Chief Administrative Officer of Thermo Fisher Scientific Inc.	▲	⬛

Key

▲ Committee Chairperson ⬛ Committee Member	A Audit Committee CHC Compensation and Human Capital Committee	NCGPP Nominating, Corporate Governance & Public Policy Committee QCT Quality, Compliance and Technology Committee

[1]	Directors standing for re-election on May 2, 2023. Committee assignments reflected in this chart speak as of the same date.
[2]

As of March 23, 2023, Thomas Chen serves as the chair of the NCGPP Committee and Cathy Smith serves as the chair of the Audit Committee. Effective April 28, 2023 in connection with Mr. Chen’s retirement, Ms. Smith will stop serving as the chair of the Audit Committee and become chair of the NCGPP Committee. Additionally, Peter Wilver will join the Audit Committee as its chair.

investor.baxter.com

4	Proxy Statement Highlights

2022 Board and Governance Highlights

Board Refreshment Activities	See pages 18 and 20

•  Continued Board focus on refreshment led to the appointment of two new independent directors in 2022, as described below. Additionally, the Board has retained an independent search firm to assist in the recruitment of a potential new director to the Board.

[1]  After giving effect to the departures of Messrs. Chen and Stroucken.

Governance Practices	See page 20

•  Strong Governance Practices: The company remains committed to strong corporate governance practices and protecting stockholder rights including with respect to the following matters:

•  Annual director elections;

•  Majority voting standard;

 | 2023 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	5

•  Strong Lead Independent Director (including with respect to a newly appointed Lead Independent Director effective April 28, 2023) with robust and clearly defined responsiblities;

•  All directors, except the current Chair, President and Chief Executive Officer (CEO), are independent;

•  All Board committee chairs are independent;

•  Executive sessions of independent directors held at each regularly scheduled Board meeting;

•  Mandatory retirement age;

•  No supermajority voting provisions;

•  Single class of voting stock;

•  Proxy access rights;

•  Stockholders’ right to call a special meeting (recently reduced from 25% to a 15% threshold); and

•  Stockholders’ right to act by written consent

•  Stockholder Outreach: As part of the company’s corporate governance outreach program, the company approached select institutional investors to engage in discussions with Mr. Albert Stroucken (the Lead Independent Director and former Audit Committee chair) and Mr. Thomas Chen (the chair of the NCGPP Committee) and certain members of management.

•  In the fall of 2022, the company engaged in discussions with stockholders representing approximately 40% of the company’s outstanding shares (calculated as of December 31, 2022). The company, with participation from select directors, intends to continue having these conversations with interested investors.

•  Topics discussed with stockholders in 2022 included company strategy and performance (including ongoing operational and performance challenges and the company’s response to the COVID-19 pandemic), the continued integration of Hillrom, corporate governance matters (including board composition, diversity and refreshment), the Board’s leadership structure, executive compensation and corporate responsibility initiatives. Stockholder feedback was shared with the full Board and relevant committees. This feedback informed the Board’s decision to put forth management proposals to permit stockholders to act by written consent and to reduce the special meeting threshold from 25% to 15%.

•  Responsiveness to Stockholders: The company is committed to being responsive to the views of stockholders and has continued to make significant governance enhancements throughout 2022. In response to the support received for a 2021 stockholder proposal, the company put forth a management proposal to permit stockholders to act by written consent at the 2022 annual meeting. At the same meeting, the company also put forth a management proposal to lower its special meeting threshold from 25% to 15%. After both management proposals were approved, the company promptly implemented these changes.

•  Overboarding: In February 2022, the Board amended its Corporate Governance Guidelines to reduce the maximum number of boards of directors on which a director may serve to two public companies (from three) for directors who are employed full time or to four public companies (from five) for all other directors, subject to a related transition period.

investor.baxter.com

6	Proxy Statement Highlights

Board Qualifications, Experiences and Backgrounds

The matrix included below represents some of the key skills, experiences and backgrounds that the Board has identified as particularly valuable to the oversight of the company and illustrates how the current directors individually and collectively represent these key competencies and backgrounds. While all of these qualifications were considered by the Board and the NCGPP Committee in connection with this year’s director nomination process, the matrix does not encompass all of the skills, experience, qualifications and attributes of the director nominees. Additionally, the fact that a particular skill, experience, qualification or attribute for a nominee is not listed below does not mean that he or she does not possess that skill, experience, qualification or attribute. The Board firmly believes that its highly qualified director nominees provide the Board with a diverse complement of skills, experience and perspectives necessary to help ensure effective oversight.

[1]	As self-identified by the director nominees

 | 2023 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	7

Additional information regarding the director nominees, including with respect to average tenure and average age and gender and racial diversity statistics, is set forth below:

[1]

Calculations represent the Board’s composition for all directors standing for re-election at the Annual Meeting as of April 28, 2023 (after giving effect to the departures of Messrs. Chen and Stroucken)

Advisory Vote to Approve Named Executive Officer Compensation

What am I voting on?

You are asked to cast a non-binding advisory vote to approve Baxter’s 2022 compensation programs as described in the “Executive Compensation—Compensation Discussion and Analysis” section of the proxy statement.

What is the Board’s recommendation?

The Board recommends a vote FOR this proposal.

The Board and the CHC Committee believe that Baxter’s executive compensation programs appropriately align executives’ interests with Baxter’s strategies and long-term objectives, including Baxter’s ongoing pursuit of top quartile financial performance. See “—Performance Highlights” below for additional information regarding 2022 financial and compensation design highlights.

Where can I find more information?

Concise supporting information is presented below.

See “Executive Compensation—Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation” for additional information.

investor.baxter.com

8	Proxy Statement Highlights

Performance Highlights

Further Information

Financial results for 2022

The company’s financial results for 2022 are set forth below. While these results fell short of the company’s expectations for the year, they reflect the impact of continuing global economic challenges that the company is working to address through various actions, including through the strategic initiatives announced on January 6, 2023. These initiatives include the proposed spinoff of the company’s Renal Care and Acute Therapies businesses into an independent, publicly traded company, the company’s plans to implement a new operating model and the potential sale of the company’s BPS contract manufacturing business.

See page 35

[1]

The amounts set forth above represent Baxter’s publicly disclosed results for 2022. Free cash flow represents cash flow from continuing operations calculated in accordance with U.S. generally accepted accounting principles (GAAP) less capital expenditures. See Baxter’s Periodic Report on Form 8-K dated February 9, 2023 for a reconciliation of the amounts set forth above to the applicable measure calculated in accordance with GAAP.

For purposes of calculating performance under the company’s 2022 annual incentive plan, net sales were calculated at budgeted exchange rates (as of January 1, 2022). This measure is referred to as Adjusted Net Sales in the proxy statement. Adjusted Net Sales for the purposes of Baxter’s 2022 annual incentive plan were $15.8 billion, a 27% increase from 2021.

See “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Plan—Determination of 2022 Annual Incentive Plan Payouts” for a reconciliation of Adjusted Net Sales, adjusted earnings per share (Adjusted EPS) and Free Cash Flow to the applicable measures calculated in accordance with GAAP.

 | 2023 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	9

Compensation Design for 2022	See page 34
Base Salary
• Provides a base level of competitive compensation • Used to attract and retain executive talent

2022 Annual Incentive Plan

•  Motivates and rewards executives for company and individual performance against annually established financial targets and individual objectives

•  Financial targets and relative weightings for 2022 included:

•  Adjusted Net Sales (50%);

•  Adjusted EPS (25%); and

•  Free Cash Flow (25%)

2022 Long-Term Incentive (LTI) Plan*

Performance Share Units (PSUs) (50%)

•  Motivates and rewards executives for company performance against financial targets tied to Baxter’s long-term strategy (including financial goals) and relative total shareholder return (TSR)

•  Recognizes that a portion of an executive’s LTI grants should be completely “at risk”

•  Are subject to measurement over the entire three-year performance period (as described below)

•  Financial measures for 2022 PSU awards included:

•  Adjusted Net Sales Compound Annual Growth Rate (CAGR) (33-1/3%)—based on company performance as compared to the three-year Adjusted Net Sales CAGR target

•  Adjusted Return on Invested Capital (ROIC) (33-1/3%)—based on company performance as compared to the three-year Adjusted ROIC target

•  Relative TSR (33-1/3%)—based on the change in company stock price over a three-year performance period, including reinvested dividends, as compared to the TSR of the company’s peer group over the same performance period (as further described in “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Plan”)

•  In the event TSR is negative during the three-year performance period, the maximum PSU payout is capped at 100% of target

Restricted Stock Units (RSUs) (25%)

•  Motivates and rewards executives consistent with the company’s long-term objectives and promotes retention, consistent with the practices of the company’s peer companies

Stock Options (25%)

•  Motivates and rewards executives consistent with the company’s long-term objectives and increasing stockholder value, including direct alignment with the company’s stock price performance

*Percentages set forth in this section represent the split of long-term equity awards for the company’s executive officers (including all named executive officers) for 2022 based on face value of PSUs and RSUs (as of the grant date), and grant date fair value of stock options

Other Compensation Matters

As described in greater detail in the Compensation Discussion and Analysis section below, the company’s Executive Leadership Team’s individual performance assessment, which is used in determining the payouts under the Annual Incentive Plan, was initially determined in connection with an assessment of the company’s performance against pre-established measures for strategic 2022 priorities. The strategic 2022 priorities are included in three categories: Patient Safety and Quality, Best Place to Work and Growth Through Innovation. This approach is intended to further motivate and incent the company’s executive leadership team to meet key 2022 priorities focused on various strategic areas, including ESG issues, while continuing to help ensure the delivery of strong financial results through the financial metrics used to calculate aggregate financial performance.

investor.baxter.com

10	Proxy Statement Highlights

Advisory Vote on the Frequency of Executive Compensation Advisory Votes

What am I voting on?

You are asked to cast a non-binding advisory vote on the frequency of Baxter’s “say-on-pay” votes (as described in Proposal 2 for 2022).

What is the Board’s recommendation? The Board of Directors recommends a ONE YEAR vote for this proposal. Where can I find more information? Concise supporting information is presented below.
See “Management Proposals—Proposal 3–Advisory Vote on the Frequency of Executive Compensation Advisory Votes.”

Shareholder Ratification of Excessive Termination Pay

What am I voting on?

If properly presented, you will be asked to vote on a stockholder proposal that asks the Board to seek shareholder approval of any senior manager’s new or renewed pay package providing severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short term bonus.

What is the Board’s recommendation? The Board of Directors recommends a vote AGAINST the stockholder proposal. Where can I find more information? Concise supporting information is presented below.
See “Stockholder Proposals—Proposal 5—Shareholder Ratification of Excessive Termination Pay” for additional information.

Items to consider when evaluating this proposal:

•  Cash severance payments under Baxter’s current executive compensation policies and practices are already limited to less than 2.99 times base salary plus annual bonus: Baxter has adopted a policy to codify the cash severance cap and commit the company to seek stockholder ratification of any new severance agreement, plan or policy covering an executive officer providing for cash severance benefits exceeding 2.99 times the sum of such executive officer’s base salary plus target annual bonus opportunity.

•  The proposal would discourage the use of long-term equity incentive awards, which may place the company at a competitive disadvantage: By including equity awards in the calculation of the proposed severance limit, the proposal discourages the use of long-term equity incentives. Limiting executives’ ability to realize the value of their compensation could hurt Baxter’s ability to recruit and retain senior talent.

•  The company’s equity compensation plan, which was overwhelmingly approved by stockholders at the 2021 annual meeting, expressly provides for double-trigger acceleration of outstanding equity awards in the event of a qualifying termination following a Change in Control: Termination protection of equity awards is particularly important in the context of a change in control transaction. The risk of job loss following a change in control, coupled with an arbitrary limit on compensation and the value that may be realized from executives’ outstanding equity awards, may present an unnecessary distraction for company executives.

•  The proposal is unnecessary because stockholders already have opportunities to express their approval of the company’s post-termination compensation policies: Stockholders have the opportunity to address Baxter’s compensation policies and practices through the company’s annual say-on-pay advisory vote and the requirement of the New York Stock Exchange (NYSE) to seek stockholder approval of new or amended equity compensation plans. In addition, in the event of a change in control of the company or similar event, stockholders would likely have a further opportunity to express their views on any compensation to be paid to the company’s named executive officers in connection with that transaction.

 | 2023 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	11

Executives to Retain Significant Stock

What am I voting on?

If properly presented, you will be asked to vote on a stockholder proposal that asks the Board to adopt a policy requiring senior executives to retain a significant percentage of stock acquired through equity pay programs until reaching normal retirement age and to report to stockholders regarding the policy in the company’s next annual proxy statement.

What is the Board’s recommendation? The Board of Directors recommends a vote AGAINST the stockholder proposal. Where can I find more information? Concise supporting information is presented below.
See “Stockholder Proposals—Proposal 6—Executives to Retain Significant Stock” for additional information.

Items to consider when evaluating this proposal:

•  Baxter’s current stock ownership guidelines already require significant stock retention by executives: Baxter’s Chief Executive Officer is required to achieve ownership of Baxter common stock valued at a minimum of six times annual base salary within five years of appointment. Each other executive officer (including all of the senior executives of the company who would be covered by this proposal) is required to achieve ownership of Baxter common stock valued at a minimum of four times annual base salary within five years of becoming an executive officer.

•  The company’s existing stock ownership guidelines are generally accomplishing their intended purpose: As of March 1, 2023, each of the named executive officers who were still employed by the company as of such date had met his ownership requirements or, using reasonable assumptions, were on track to achieve his stock ownership objective within the prescribed time frame. Although recent declines in company stock price have made compliance with the guidelines more challenging and have caused one or more executives to fall out of compliance with the guidelines at different points in the year, on average, the remaining named executive officers (after giving effect to Mr. Accogli’s voluntary departure) held over 150% of the required equity holdings as of March 1, 2023.

•  The proposal fails to strike a reasonable balance between aligning the interests of stockholders and management and motivating desired management behavior: The Board believes that Baxter’s emphasis on long-term incentive grants motivates executives to drive the long-term performance of the company and aligns their long-term interests with those of stockholders. However, the company also recognizes the fact that executives need some flexibility to manage their own financial affairs, which may, from time to time, include the sale of Baxter stock held as a result of the vesting of these performance grants that exceed the ownership guidelines.

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12	Corporate Governance at Baxter International Inc.

Corporate Governance at Baxter International Inc.

Election of Directors

The Board will consist of ten members following the departures of Messrs. Chen and Stroucken prior to the Annual Meeting. The Board has nominated all remaining directors for election for a term of one year.

The Board of Directors recommends a vote FOR the election of each of the director nominees named below under “—Nominees for Election as Directors.”

Baxter’s Bylaws require each director to be elected by the majority of the votes cast with respect to that director in uncontested elections; that is, the number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director. Abstentions will not be considered votes cast. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under the company’s Bylaws, any incumbent director who fails to be reelected at an annual meeting must offer his or her resignation to the Board. The NCGPP Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. In accordance with the Bylaws, the Board would consider the NCGPP Committee’s recommendation when deciding whether to accept or reject the tendered resignation and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results are certified. The director who offers his or her resignation would not participate in the Board’s discussions or decision.

All of the nominees have indicated their willingness to serve if elected, but if any nominee should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board. No nominations for directors were received from stockholders (including as a result of any proxy access nominations) and no other candidates are eligible for election as directors at the Annual Meeting. Accordingly, there is no director election contest, and each director nominee must receive a majority of the votes cast with respect to that director nominee in order to be reelected to the Board. Unless proxy cards are marked otherwise, the individuals named as proxies intend to vote the shares represented by proxy in favor of all of the Board’s nominees.

Set forth below under “—Nominees for Election as Directors” is information concerning each of the nominees for election.

 | 2023 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	13

Nominees for Election as Directors

José (Joe) E. Almeida

Chair of the Board, President and CEO

Age 60

Director since 2016

Biography

Mr. Almeida was appointed Chair, President and CEO effective January 1, 2016. He began serving as an executive officer of the company in October 2015. He served as Senior Advisor with The Carlyle Group, a multinational private equity, alternative asset management and financial services corporation, from May 2015 to October 2015. Previously, he served as the Chair, President and Chief Executive Officer of Covidien plc (Covidien), a global healthcare products company, from March 2012 through January 2015, prior to the acquisition of Covidien by Medtronic plc (Medtronic), and President and Chief Executive Officer of Covidien from July 2011 to March 2012. Mr. Almeida served as a member of the Board of Directors of Walgreens Boots Alliance, Inc. from 2017 to 2022, Partners in Health from 2013 to 2021 and Ortho-Clinical Diagnostics, Inc. from 2015 to 2020. Mr. Almeida currently serves as a director of Bank of America.

Key Attributes, Experience and Skills

Substantial knowledge of the medical device industry and extensive experience leading, operating and transforming global corporations as a result of his roles as Chair, President and CEO at Baxter and Covidien and in other senior management roles at other medical device companies.

Michael F. Mahoney

Independent Director

Age 58

Director since 2015

Committees: Compensation and Human Capital

Biography

Mr. Mahoney is the Chair, President and Chief Executive Officer of Boston Scientific Corporation (Boston Scientific), a global developer, manufacturer and marketer of medical devices. He has served in that role since 2016. Between 2012 and 2016, he served as President and Chief Executive Officer of Boston Scientific. He first joined Boston Scientific in 2011, with a 24-year track record of building medical device, capital equipment and healthcare IT businesses. Prior to joining Boston Scientific, Mr. Mahoney served as Worldwide Chairman of Johnson & Johnson Medical Devices and Diagnostics Division and as Worldwide Group Chair of Johnson & Johnson’s DePuy Orthopedics and Neuro Science Business. He was President and Chief Executive Officer of the Global Healthcare Exchange, a leading supply chain solutions company, from 2001 to 2007 before joining Johnson & Johnson. Earlier in his career, he advanced through a series of leadership roles at General Electric Medical Systems. He serves as a director of AdvaMed.

Key Attributes, Experience and Skills

Significant knowledge of the global medical products business and extensive experience leading and operating within global, multi-faceted medical products companies as a result of his roles at Boston Scientific and Johnson & Johnson. These experiences include significant merger and acquisition activity.

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14	Corporate Governance at Baxter International Inc.

Patricia B. Morrison

Independent Director

Age 63

Director since 2019

Committees: Audit

Biography

From 2009 to 2018, Ms. Morrison served as Executive Vice President, Customer Support Services and Chief Information Officer (CIO), of Cardinal Health Inc. (Cardinal), a global, integrated healthcare services and products company. At Cardinal, she led global IT operations, which included the transformation of multiple business segments, acquisition integration and digital strategy. Prior to Cardinal, Ms. Morrison was the Chief Executive Officer of Mainstay Partners, a technology advisory firm, from 2008 to 2009. She previously served as CIO of both Motorola, Inc. and Office Depot, Inc. and held senior-level IT positions at General Electric Company, PepsiCo, Inc., The Procter & Gamble Company and The Quaker Oats Company. She currently serves as a director of Splunk Inc. She previously served as a director of Aramark Corporation and Virtusa Corporation.

Key Attributes, Experience and Skills

Extensive experience of across diverse global industries overseeing strategic, operational and financial aspects of IT including cybersecurity, global IT master planning and digital transformation, including in the medical products industry.

Stephen N. Oesterle, M.D.

Independent Director

Age 73

Director since 2017

Committees: Nominating, Corporate Governance & Public Policy and Quality, Compliance and Technology

Biography

Dr. Oesterle is a consultant, advising private equity and operating companies in the healthcare industry. From 2002 to 2015, he served as a member of the Executive Committee of Medtronic, a global medical technology, services and solutions company, and as Medtronic’s Senior Vice President, Medicine and Technology. Previously, he served as an Associate Professor of Medicine and Director of Invasive Cardiology Services at each of Massachusetts General Hospital (1998 to 2002), Stanford University Medical Center (1992 to 1998) and Georgetown University Medical Center (1991 to 1992). Dr. Oesterle currently serves as a director of Paragon 28, Peijia Medical Ltd. and Sigilon Therapeutics, Inc. He previously served as a director of Montes Archimedes Acquisition Corp. (prior to its merger with Roivant Sciences), and REVA Medical, Inc. (REVA).

Key Attributes, Experience and Skills

Extensive experience in the medical products and healthcare industries with a strong scientific and medical background. Substantial knowledge of the medical device industry and extensive medical and leadership experience as a result of his role as Senior Vice President, Medicine and Technology at Medtronic and as a director at various healthcare companies as well as positions held at Harvard Medical School, Stanford University Medical Center and other leading hospitals.

 | 2023 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	15

Nancy M. Schlichting

Independent Director

Age 68

Director since 2021

Committees: Compensation and Human Capital and Quality, Compliance and Technology

Biography

Ms. Schlichting joined the Board following Baxter’s acquisition of Hillrom, where she had previously served as a director and Chair of its Compensation and Management Development Committee. Ms. Schlichting is the retired President and Chief Executive Officer of Henry Ford Health System (HFHS) in Detroit, Michigan, a non-profit healthcare organization, serving in this role from June 2003 to January 2017. She joined HFHS in 1998 as Senior Vice President and Chief Administrative Officer and was promoted to Executive Vice President and Chief Operating Officer from 1999 to 2003 and President and Chief Executive Officer of Henry Ford Hospital from 2001 to 2003. She currently serves as a director of Walgreens Boots Alliance and Encompass Health, InStride, Inc., as a trustee of the Kresge Foundation and Duke University and as the vice-chair of the Duke University Health System Board. She previously served as a director of Pear Therapeutics, Inc.

Key Attributes, Experience and Skills

Extensive healthcare administration (including human capital management) experience that spans more than 35 years in senior-level executive roles. This experience includes leading HFHS through a financial turnaround and for leading various customer service, quality and diversity initiatives.

Brent Shafer

Independent Director

Age 65

Director since 2022

Committees: Audit and Nominating, Corporate Governance & Public Policy

Biography

Mr. Shafer is the former Chairman and Chief Executive Officer of Cerner, a leading provider of various health information technologies, ranging from medical devices to electronic health records to hardware, serving in this role from 2018 to 2021. He will become the Lead Independent Director effective April 28, 2023. Prior to Cerner, Mr. Shafer held a number of roles at Koninklijke Philips NV (Philips), a health technology company focused on improving people’s health across the health continuum from healthy living and prevention, to diagnosis, treatment, and home care, including Chief Executive Officer of Philips North America, a leader in diagnostic imaging, image-guided therapy, patient monitoring and health informatics, as well as in consumer health and home care. Mr. Shafer was also the Chief Executive Officer of Philips Home Healthcare Solutions (Philips) business. Before joining Philips, Mr. Shafer was Vice President and General Manager of Hillrom’s Patient Care Environment Division and worked at GE Medical Systems where he served in key positions in sales, marketing, and general management. Mr. Shafer has also held senior roles at Hewlett Packard’s Medical Products Group and Johnson & Johnson. Mr. Shafer currently services as a director of Tactile Systems Technology.

Key Attributes, Experience and Skills

Substantial knowledge of the health information technology industry and extensive experience leading, operating and transforming global corporations as a result of his roles as Chairman and Chief Executive Officer at Cerner and key roles at Philips and in other senior management roles at other medical device companies.

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16	Corporate Governance at Baxter International Inc.

Cathy R. Smith

Independent Director

Age 59

Director since 2017

Committees: Audit and Nominating, Corporate Governance & Public Policy

Biography

Ms. Smith has served as Chief Financial and Administrative Officer of Bright Health, a diversified consumer-focused healthcare company, since January 2020. Prior to that, Ms. Smith was Executive Vice President and Chief Financial Officer at Target Corporation (Target), from September 2015 to November 2019. Prior to joining Target in 2015, Ms. Smith served as Executive Vice President and Chief Financial Officer at Express Scripts Holding Company (Express Scripts), an independent pharmacy benefits management company, from 2014 to 2015 and at Walmart International (Walmart), a division of Walmart Stores Inc., from 2010 to 2014. Earlier in her career, she served as Chief Financial Officer at GameStop. Ms. Smith currently serves as director of PPG Industries, Inc.

Key Attributes, Experience and Skills

Significant financial expertise and corporate leadership experience as a result of her senior positions held at Bright Health, Target, Express Scripts and Walmart. This experience includes work helping to oversee cybersecurity incident response and human capital management expertise (as a Chief Administrative Officer at Bright Health).

Amy A. Wendell

Independent Director

Age 62

Director since 2019

Committees: Compensation and Human Capital and Quality, Compliance and Technology

Biography

Ms. Wendell served as Senior Advisor at Perella Weinberg Partners L.P., a global financial services firm, consulting on strategy, corporate finance and investing practices in the healthcare industry from January 2016 to May 2019. From 2015 to September 2018, Ms. Wendell served as a Senior Advisor to McKinsey & Company (McKinsey), a management consulting firm, in its strategy and corporate finance practice and also served as a member of McKinsey’s transactions advisory board. She previously served as Senior Vice President of Strategy and Business Development and Licensing at Covidien from 2006 to 2015, where she led the company’s strategy and portfolio management initiatives and managed business development activities. From 1986 to 2015, Ms. Wendell held roles of increasing responsibility at Covidien (including its predecessors, Tyco International plc and Kendall Healthcare Products Company), from engineering to product management and business development. Ms. Wendell currently serves as a director of Axogen, Inc. and Hologic, Inc. She previously served as a director of EKSO Bionics Holdings, Inc.

Key Attributes, Experience and Skills

Extensive expertise in the healthcare sector in the areas of global business development and licensing, portfolio management, mergers and acquisitions, resource allocation and identifying new market opportunities, as a result of her roles at Covidien and its predecessors as well as significant restructuring and integration experience.

 | 2023 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	17

David S. Wilkes, M.D.

Independent Director

Age 66

Director since 2021

Committees: Quality, Compliance and Technology

Biography

Dr. Wilkes served as dean of the University of Virginia School of Medicine from 2015 to 2021 and currently serves as dean emeritus. He previously served in positions of increasing responsibility at Indiana University School of Medicine, most recently as the Executive Associate Director for Research Affairs and as the August M. Watanabe Professor of Medical Research between 2009 and 2015. Dr. Wilkes is the co-founder of ImmuneWorks Inc. (ImmuneWorks), a biotechnology start-up company, and has served as its Chief Scientific Officer since 2005. Since 2006, he has served as the National Director of the Harold Amos Medical Faculty Development Program of the Robert Wood Johnson Foundation. This program seeks to increase underrepresented minority physician-scientists at leading medical schools in the United States. Dr. Wilkes is a military veteran, having served three years as a major in the U.S. Air Force Medical Corps. In 2020, he was elected to the National Academy of Medicine. Dr. Wilkes currently serves as a director of Syneos Health.

Key Attributes, Experience and Skills

Extensive experience with, and medical and scientific expertise and knowledge of, the healthcare industry and its providers as a result of the positions he held with the University of Virginia School of Medicine and the Indiana University School of Medicine, as well as the leadership experience he developed at both institutions and in forming and advising ImmuneWorks.

Peter M. Wilver

Independent Director

Age 63

Director since 2022

Committees: Compensation and Human Capital; To join Audit effective April 28, 2023

Biography

Mr. Wilver served as Executive Vice President and Chief Administrative Officer of Thermo Fisher, a world leader and supplier of scientific instrumentation, reagents and consumables and services and software, from 2015 until he retired in 2017. He previously served as the Chief Financial Officer at Thermo Fisher from 2004 to 2015. Prior to Thermo Fisher, Mr. Wilver was the Chief Financial Officer of Honeywell’s Electronic Materials Division (Honeywell), a multinational conglomerate corporation. Before joining Honeywell, Mr. Wilver held various finance roles at Grimes Aerospace Company, a manufacturer of aircraft lighting systems, and General Electric Company, a multinational company in the power, aviation and healthcare sectors. Mr. Wilver previously served as director of CIRCOR International, and Tenet Healthcare Corporation. He currently serves as a director of Evoqua Water Technologies Corporation, Livanova PLC, and Shoals Technologies Group, Inc.

Key Attributes, Experience and Skills

Substantial experience leading and operating large, complex corporations and significant financial expertise through his leadership roles with Thermo Fisher and Honeywell, as well as through positions at Grimes Aerospace Company and General Electric Company.

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18	Corporate Governance at Baxter International Inc.

Board of Directors

In accordance with the mandatory retirement age set forth in Baxter’s Corporate Governance Guidelines, Mr. Stroucken is not eligible to stand for re-election at the Annual Meeting and will cease serving as a director effective April 28, 2023. Additionally, on February 13, 2023, Mr. Chen tendered his retirement notice effective April 28, 2023. Following these departures, the Board will consist of ten members.

Director Independence

Baxter’s Corporate Governance Guidelines, as most recently amended in February 2022, require that the Board be composed of a majority of directors who meet the criteria for “independence” established by the rules of the NYSE. To be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with Baxter (either directly or as a partner, stockholder or officer of an organization that has a relationship with Baxter) and, solely with regard to CHC Committee members, consider all relevant factors that could impair his or her ability to make independent judgments about executive compensation.

In making its independence determinations, the Board considers transactions, relationships and arrangements between Baxter and entities with which directors are associated as partner, stockholder or officer. When these transactions, relationships and arrangements have existed, they have generally been in the ordinary course of business and of a type customary for a global diversified company such as Baxter.

After careful consideration, the Board has determined that each of the following directors standing for re-election satisfies Baxter’s independence standards and the NYSE listing standards for independence: Michael F. Mahoney; Patricia B. Morrison; Stephen N. Oesterle, M.D.; Nancy M. Schlichting; Brent Shafer, Cathy R. Smith; Amy A. Wendell; David S. Wilkes, M.D.; and Peter M. Wilver.

Director Attendance

In 2022, the Board held nine meetings. Each director attended at least 75% of the total number of Board meetings and meetings of the committees on which he or she served during the related period of service in 2022. Baxter’s Corporate Governance Guidelines set forth the company’s expectation that directors attend each annual meeting of stockholders. In 2022, all of the directors then in office participated in the 2022 annual meeting.

Director Tenure, Refreshment and Diversity

The Board recognizes the importance of periodic refreshment and maintaining an appropriate balance of tenure, experience, and perspectives on the Board. The Board has a mix of relatively new and longer-tenured directors. This mix provides the Board with the benefit of new perspectives and insights from directors who have familiarity with, and knowledge of, the organization and governance of the company and the issues confronting it. The directors standing for re-election have an average tenure of 3.6 years.

To ensure appropriate refreshment, the NCGPP Committee and the Board regularly evaluate the company’s evolving needs and add new skills, qualifications and experience to the Board as necessary to ensure that the Board remains capable of addressing the risks, trends and opportunities facing the company. Notably, as a result of this process, six directors have been appointed in the past five years.

The Corporate Governance Guidelines also require directors to retire at the age of 75, subject to certain exceptions (such as, during a CEO succession or during a material merger, acquisition or disposition). The Board has not granted any waivers with respect to this mandatory retirement age (including with respect to Mr. Stroucken who will not be standing for reelection at the Annual Meeting).

The Board is also committed to achieving a diverse and broadly inclusive membership. The Board believes that having diverse directors with varying perspectives and a breadth of experience will positively contribute to robust discussion at Board meetings and help guide Baxter’s strategy and long-term value creation. A diverse board is also more reflective of Baxter’s global customer base. As a result, and consistent with the Corporate Governance Guidelines and the charter of the NCGPP Committee, diversity of background, including diversity of gender, race, ethnic or geographic origin, age and experience (including in business, government and education as well as healthcare, science, technology and other areas relevant to the company’s activities), is a relevant factor in the selection process. Additionally, the Board looks to create a diverse candidate pool for each director search the Board undertakes. Of the eight directors most recently appointed to the Board, five are women or ethnically or racially diverse.

 | 2023 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	19

Additionally, as discussed below, the Board conducts an annual assessment of itself and its committees to help identify potential gaps or areas that the Board may look to augment in light of the company’s strategies, including by taking into account the overall diversity of the Board.

Director Qualifications

As discussed below in “—Nomination of Directors,” directors are selected on the basis of the specific criteria set forth in Baxter’s Corporate Governance Guidelines. The skills, experience, expertise and knowledge represented by the Board as a collective body allow the Board to continue to lead Baxter in a manner that serves the best interests of its stockholders. Key attributes, experience and skills for each of the company’s director nominees are included above in their biographies and under “Proxy Statement Highlights—Board Qualifications, Experiences and Backgrounds.”

Director Overboarding

The Board values the experience directors bring from other boards on which they serve but recognizes that those boards may also present demands on a director’s time and availability.

In February 2022, the Board amended Baxter’s Corporate Governance Guidelines to reduce that the maximum number of public company boards of directors on which a director may serve to two (inclusive of the Board) for directors who are employed full time or to four (inclusive of the Board) for all other directors. Any director who is no longer in compliance with these limitations is required to make good faith efforts to reduce the number of public company boards on which he or she serves in order to comply prior to the time he or she is eligible to be nominated for reelection.

Nomination of Directors

The NCGPP Committee considers candidates for director recommended by stockholders, members of the Board and management in accordance with the policies outlined in Baxter’s Bylaws, Corporate Governance Guidelines and charter of the NCGPP Committee.

Additionally, in 2022, the Board retained outside search firms to identify potential new directors with strong healthcare experience and those with strong finance and accounting backgrounds. These searches resulted in the identification and appointment of Messrs. Shafer and Wilver. The Board retained another independent search firm, in late 2022, to identify a potential new director.

The NCGPP Committee evaluates all candidates for director in the same manner regardless of the source of the recommendation. Stockholder recommendations for candidates for director must include the same information required by Baxter’s Bylaws for stockholder director nominees and be sent to the Nominating, Corporate Governance & Public Policy Committee, c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.

Baxter’s Corporate Governance Guidelines provide that director nominees selected by the NCGPP Committee must:

•	possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility;
•	have a genuine interest in the company and recognition that, as a member of the Board, each director is accountable to all stockholders of the company, not to any particular interest group;
•	have a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization;
•	be or have been in a senior position in a complex organization such as a corporation, university or major unit of government or a large not-for-profit institution;
•	have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the company and its stockholders;
•	have the ability and be willing to spend the time required to function effectively as a director;
•	be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the company as a director; and
•	have independent opinions and be willing to state them in a constructive manner.

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20	Corporate Governance at Baxter International Inc.

If a vacancy occurs or is expected to occur on the Board and the Board desires to fill the position, the Board initiates a process to identify potential candidates, such as by engaging an independent search firm. Once a candidate has been identified, the NCGPP Committee (on behalf of the Board) and the independent search firm will engage in a process that includes a thorough investigation of the candidate, an examination of his or her business background and education, research on the individual’s accomplishments and qualifications, in-person interviews and reference checking. If this process generates a positive indication, the Lead Independent Director, members of the NCGPP Committee and the Chair of the Board will meet with the candidate and then confer with each other regarding the candidate. After consideration of these background screens and interviews (possibly with multiple candidates), the NCGPP Committee may then recommend the individual to the full Board for further evaluation, and ultimately, election. If the full Board agrees, the Chair of the Board is then authorized to extend an offer to the individual candidate to join the Board at that time or nominate the candidate for election at the next annual meeting of stockholders.

In addition to making recommendations to the Board, eligible stockholders are able to nominate a candidate for election to the Board through the proxy access provisions of Baxter’s Bylaws. Subject to compliance with the related requirements (including with respect to the nominating stockholders and the nominee), the nominee will be included in the proxy statement as a stockholder nominee. The proxy access provision provides that a group of up to 20 stockholders that have held at least 3% of Baxter’s outstanding shares for at least three years can nominate up to two individuals or 20% of the Board, whichever is greater, for election at an annual stockholders’ meeting. No stockholders submitted any proxy access nominees for consideration at the Annual Meeting.

Stockholders may also nominate individuals for election as directors by complying with the procedures set forth in Baxter’s Bylaws and Rule 14a-19 under the Exchange Act. For more information about this process, see “Other Information—Nominations of Individuals for Election as Directors at the 2024 Annual Meeting” below.

Annual Board Evaluation

Each year, the NCGPP Committee oversees a review of the structure and composition of the Board and each committee thereof. This review is conducted to help ensure that the Board and each Board committee continues to function effectively in light of the company’s strategic objectives, the company’s Corporate Governance Guidelines and each committee charter. As part of this process, the Board identifies any potential skill or experience gaps or areas that the Board would like to augment either by appointing new directors, rotating existing directors off the Board or refreshing committee assignments. This process helped result in the appointment of Messrs. Shafer and Wilver to the Board in May 2022 and the hiring of a search firm in late 2022.

The Board periodically hires an independent third party to conduct this self-assessment process, typically every two to three years, or as circumstances warrant it.

Communicating with the Board of Directors

Stockholders and other interested parties may contact any of Baxter’s directors, including the Lead Independent Director or the non-management directors as a group, by writing a letter to Baxter Board of Directors, c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015, or by sending an e-mail to boardofdirectors@baxter.com. Baxter’s Corporate Secretary will forward communications directly to the Lead Independent Director, unless a different director is specified.

See “—Other Corporate Governance Information—Stockholder Engagement” below for a discussion of the company’s stockholder outreach efforts.

Other Corporate Governance Information

Corporate Governance Guidelines

The Board has long adhered to corporate governance principles designed to ensure effective corporate governance. Since 1995, the Board has had in place a set of corporate governance guidelines reflecting these principles. Baxter’s current Corporate Governance Guidelines, most recently revised in February 2022, cover topics including director qualifications, mandatory retirement age and overboarding limitations, director responsibilities (including those of the Lead Independent Director), the company’s policy regarding the separation of the CEO and Chair, director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. Baxter’s Corporate Governance Guidelines are available on Baxter’s website at www.baxter.com under “Our Story—Our Governance—Corporate Governance Matters—Corporate Governance Guidelines.”

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Corporate Governance at Baxter International Inc.	21

Stockholder Engagement

The company is committed to engaging in constructive dialogue with its stockholders on corporate governance, executive compensation, corporate responsibility and other matters of importance. Management is primarily responsible for stockholder communications and engagement and provides regular updates to the Board on topics or concerns raised by stockholders. The Board considers this feedback as well as the interests of all stakeholders when overseeing company strategy, formulating governance practices and designing or evaluating compensation programs.

During the fall of 2022, Messrs. Chen and Stroucken and select members of management met with stockholders representing approximately 40% of Baxter’s outstanding shares (calculated as of December 31, 2022) as part of the company’s annual outreach program. These investors include institutional investors, hedge funds, mutual funds and public pension funds. Topics covered in these discussions included Baxter’s strategy and performance (including with respect to recent operational challenges), Board oversight of risk and capital allocation decisions, the ongoing Hillrom integration, Board composition, structure and refreshment, succession planning, executive compensation and corporate responsibility matters (including the company’s progress towards its 2030 Corporate Responsibility Commitment and Goals (as defined below)). Additionally, company representatives, including Messrs. Chen and Stroucken, shared proposed changes to the company’s Certificate of Incorporation and Bylaws to memorialize the Board’s commitment to allow stockholders to take action by written consent and lower the ownership threshold required for stockholders to request a special meeting from 25% to 15%.

Board Responsibilities

Code of Conduct

Baxter has adopted a Code of Conduct that applies to all members of the Board and all employees of the company, including the CEO, Chief Financial Officer, Controller and other senior financial officers. Any amendment to, or waiver from, a provision of the Code of Conduct that applies to the CEO, Chief Financial Officer, Controller or persons performing similar functions will be disclosed on Baxter’s website, at www.baxter.com under “Our Story—Our Governance—Corporate Governance Matters.” The Code of Conduct is available on Baxter’s website at www.baxter.com under “Our Story—Our Governance—Corporate Governance Matters—Code of Conduct.” The QCT Committee is responsible for overseeing compliance with the Code of Conduct and regular training on the Code of Conduct is provided to the Board.

The Board’s Oversight of Risk

Baxter’s risk management activities include the identification and assessment of the key risks facing the company among the universe of business risks (including strategic, operational, financial, regulatory/compliance and cybersecurity). These risks are identified across the organization and originate from multiple businesses, regions and functions. While management has day-to-day responsibility for assessing and managing the company’s risk exposure, the Board and its committees provide active oversight in connection with those efforts (including in connection with the company’s enterprise risk management (ERM) program, as described below). The Board and, as appropriate, its committees review each of the top risks identified and assessed by management on at least an annual basis and regularly receive updates on management’s related mitigation strategies and practices.

ERM Oversight

The ERM program is designed to identify, assess and prioritize strategic, financial, operational, technological and reputational risks with the potential to have sustained impact on the company. In connection with the annual refreshment of the company’s long-range plan and finalizing the company’s annual operating plan for the coming year, company management (including its internal auditors) revisits these risks and identifies top risks for regular monitoring and for the development of related mitigation plans. Additionally, an internal, executive level ERM committee comprised of cross-functional leadership meets regularly to evaluate and prioritize risks with further escalation and updates to the CEO and the Board as appropriate.

The Board and its committees maintain broad oversight over various functions within Baxter, including with respect to the company’s strategic objectives and the associated risks derived from the company’s ERM efforts.

In addition to the Board’s role in ERM, various committees of the Board are also expressly tasked by their charters to be responsible for the oversight of certain risks. More specifically and in addition to the IT and cybersecurity matters described below, the Audit Committee is charged with oversight of the process by which management assesses and manages financial risk as well as the steps taken to monitor and control these exposures. The QCT Committee is charged with oversight of Baxter’s quality, compliance and innovation strategy programs. The NCGPP Committee has assumed oversight for the review of strategic issues and corporate actions

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related to corporate citizenship and public policy, including current and emerging political issues. The CHC Committee recently assumed oversight responsibilities for certain human capital management matters.

Cybersecurity Oversight

The Audit Committee has assumed oversight responsibility for the company’s IT functions generally, including non-product related cybersecurity matters. The QCT Committee is responsible for overseeing product or service-based IT matters, including with respect to product cybersecurity matters. The Audit Committee has, however, maintained responsibility for the oversight of any cybersecurity incident, including ones related to Baxter products and services. Both committees receive updates from company management on these topics throughout the year. During 2022, the QCT Committee received updates on product-related IT matters two times and the Audit Committee received updates on IT matters as part of regularly scheduled Board meetings two times. Additionally, the full Board generally receives at least one update on IT and cybersecurity matters annually from company management and external advisors.

Human Capital Management Oversight

The Board and the CHC Committee oversee and regularly engage with the President and CEO, the Senior Vice President, Human Resources and other members of senior leadership on a broad range of human capital management issues, including workforce composition and diversity, compensation and pay equity, talent attraction, recruitment and turnover, workforce training, learning and development and employee engagement, health and well-being. These discussions, which include the review of the company’s Best Place to Work survey results, take place as part of annual Corporate Responsibility updates to the full Board and during select committee meetings. Additionally, the entire Board is invited to participate in meetings of the NCGPP Committee at which the topics of CEO succession, CEO goal setting and performance evaluations are discussed and to meetings of the CHC Committee at which CEO compensation recommendations are made (for approval by the independent directors of the Board). Beginning in February 2023, the CHC Committee assumed responsibility for the oversight of certain human capital management matters, including succession planning for key members of management (excluding the CEO), leadership development and diversity, equity and inclusion matters.

Certain Relationships and Related Person Transactions

The Board recognizes that related person transactions present a heightened risk of conflicts of interest. Accordingly, pursuant to Baxter’s Corporate Governance Guidelines, the NCGPP Committee has been charged with reviewing related person transactions regardless of whether the transactions are reportable pursuant to applicable rules of the U.S. Securities and Exchange Commission (SEC). For purposes of this policy, a “related person transaction” is any transaction in which the company was or is to be a participant and in which any related person has a direct or indirect material interest other than transactions that involve less than $50,000 when aggregated with all similar transactions. For any related person transaction to be consummated or to continue, the NCGPP Committee must approve or ratify the transaction. The NCGPP Committee reviews related person transactions as they arise and are reported to the NCGPP Committee. The NCGPP Committee also reviews materials prepared by the Corporate Secretary to determine whether any related transactions have occurred that have not been reported. These materials are prepared based in part upon information provided by executive officers and directors in their annual director and officer questionnaires as well as a review of certain accounting records of the company.

Board Structure and Processes

Board Leadership Structure; Lead Independent Director

Mr. Almeida has served as Chair of the Board and CEO since January 1, 2016. Mr. Stroucken was elected as the Lead Independent Director by the other independent directors in February 2021 and will serve in that role until April 28, 2023, at which time Brent Shafer (consistent with resolutions adopted by the other independent directors) will become the Lead Independent Director. He was elected to serve in the role until the 2024 annual meeting.

The Board regularly reviews the leadership structure of the company, including whether the position of Chair should be held by an independent director. In connection with Mr. Almeida’s appointment, the Board determined that it was in Baxter stockholders’ best interests to keep the Chair and CEO roles combined until the next CEO transition. The Board reached this decision in light of Mr. Almeida’s significant industry and leadership experience, including as Chair and CEO of Covidien. The Board also believed that Mr. Almeida would be well positioned to effectively connect the Board and Baxter management as he worked to establish Baxter’s strategic framework and refresh its long-range plan. Additionally, Mr. Almeida’s offer letter contemplates and provides for this combined role. Over the course of his tenure at Baxter, he has worked to develop a process through which each component of this

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strategic framework is reviewed with the Board on a regular basis, including in connection with the review of the strategic initiatives recently announced in January 2023. Notwithstanding the foregoing in 2020, the company adopted, in response to a stockholder proposal, a policy that provides that, effective upon the next CEO transition, the general policy of the Board will be that the Chair will be an independent director unless the Board determines that it would be in the best interests of the company and its stockholders to have a non-independent director serve as Chairman.

As Chair of the Board and pursuant to Baxter’s Bylaws, Mr. Almeida presides at all Board and stockholder meetings, serves as the primary spokesperson for Baxter and acts as a liaison between the Board and the stockholders. As CEO and pursuant to Baxter’s Bylaws, Mr. Almeida supervises the business of the company, subject to the direction of the Board.

As part of its commitment to independent leadership and oversight, the Board has created a robust Lead Independent Director position with clearly defined responsibilities. Pursuant to Baxter’s Corporate Governance Guidelines, the Lead Independent Director has the following responsibilities and authority:

•	presiding at all Board executive sessions and all meetings of the Board when the Chair is not present;
•	acting as principal liaison between the independent directors and the Chair and CEO;
•	reviewing and approving meeting agendas for the Board and working with the Chair to facilitate timely and appropriate information flow to the Board;
•	reviewing and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	having the authority to call meetings of the independent directors;
•	in consultation with the chair of the NCGPP Committee, leading the annual performance evaluation of the Chair and CEO (as applicable);
•	in consultation with the chair of the NCGPP Committee, leading the CEO succession process;
•	engaging with Baxter’s stockholders on selected topics including corporate governance, executive compensation and other ESG matters; and
•	serving as the contact person for interested parties to communicate directly with the independent directors.

In 2022, executive sessions of the Board occurred as part of every regularly scheduled meeting of the Board (led by Mr. Stroucken, as the Lead Independent Director) and covered critical issues facing the company, including the company’s response to challenging global macroeconomic conditions, recent operational challenges and the COVID-19 pandemic, optimization of the company’s portfolio (including with respect to the proposed spinoff of the company’s Renal Care and Acute Therapies businesses and other recently announced strategic initiatives), other capital allocation strategies and business development opportunities and transactions (including the ongoing integration of Hillrom). The Lead Independent Director, together with the chairs of the CHC and NCGPP Committees, also lead the non-employee directors in the annual review and approval of compensation for the CEO.

The Board believes that the regular use of executive sessions of the independent directors, along with the Board’s independent committees further enhances the Board’s ability to effectively oversee management. The Lead Independent Director serves as the contact person for interested parties to communicate directly with the independent members of the Board and has engaged with Baxter stockholders on selected topics, including corporate governance matters and portfolio optimization strategy.

In sum, the Board has determined that the combined Chair and CEO structure currently serves the best interests of the company and its stockholders at this time in light of Mr. Almeida’s significant industry and leadership experience and the strong role played by the Lead Independent Director in accordance with Baxter’s Corporate Governance Guidelines. The Board made this determination in advance of extending an offer to Mr. Almeida to serve as Baxter’s Chair and CEO and it continues to evaluate the leadership structure regularly.

Executive Sessions

As discussed above, independent directors of the Board met in executive session without management at every regularly scheduled meeting during 2022 in accordance with Baxter’s Corporate Governance Guidelines. Mr. Stroucken, as the Lead Independent Director, led these executive sessions. Additionally, the Audit Committee is required to hold separate sessions of its committee during meetings with each of the internal auditor, the independent registered public accounting firm and select members of management. The CHC, NCGPP and QCT Committees generally meet in executive session at each regularly scheduled meeting of the Board.

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Committees of the Board

The standing committees of the Board consist of the Audit Committee, the CHC Committee, the NCGPP Committee and the QCT Committee.

Each committee consists solely of independent directors and is governed by a written charter. All standing committee charters are available on Baxter’s website at www.baxter.com under “Our Story—Our Governance—Board Committees & Charters.”

Audit Committee

The Audit Committee is currently composed of Cathy R. Smith (Chair), Patricia B. Morrison, Brent Shafer, and Albert P.L. Stroucken, each of whom is independent under the rules of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (Exchange Act). Ms. Smith was appointed as Chair of the Audit Committee in February 2022. Peter M.Wilver will join the Audit Committee and become its Chair on April 28, 2023 in connection with Ms. Smith becoming the Chair of the NCGPP Committee and Mr. Stroucken departing the Board. The Board has determined that Ms. Smith and Messrs. Shafer, Stroucken and Wilver each qualify as an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee is primarily concerned with the integrity of Baxter’s financial statements, system of internal accounting controls, the internal and external audit process and the process for monitoring compliance with laws and regulations (including with regard to cybersecurity matters).

The Audit Committee’s duties include:

(1) reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management and the external and internal auditors and reviewing with management Baxter’s disclosure controls and procedures;

(2) retaining and evaluating the qualifications, independence and performance of the independent registered public accounting firm;

(3) approving audit and permissible non-audit engagements to be undertaken by the independent registered public accounting firm;

(4) reviewing the scope of the annual external and internal audits;

(5) reviewing and discussing Baxter’s financial statements (audited and unaudited), as well as earnings press releases and related information, prior to their filing or release;

(6) overseeing legal and regulatory compliance as it relates to financial matters;

(7) overseeing the company’s IT functions, including non-product related cybersecurity matters;

(8) holding separate executive sessions with the independent registered public accounting firm, the internal auditor and management;

(9) discussing guidelines and policies governing the process by which Baxter assesses and manages risk; and

(10) approving certain financing matters, proposed corporate transactions and capital expenditures.

The Audit Committee met eight times in 2022. The Audit Committee Report appears on page 80.

Compensation and Human Capital Committee

The CHC Committee (formerly known as the Compensation Committee) is currently composed of Nancy M. Schlichting (Chair), Michael F. Mahoney, Amy A. Wendell and Peter M. Wilver, each of whom is independent under the rules of the NYSE and is a non-employee director under the rules promulgated by the SEC under Section 16 of the Exchange Act. The CHC Committee exercises the authority of the Board relating to employee benefit, compensation and equity-based plans of the company’s officers and recently assumed oversight responsibility for certain human capital management matters.

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The CHC Committee’s duties include:

(1) making recommendations for consideration by the Board, in executive session and in coordination with the NCGPP Committee, concerning the compensation of the CEO and his/her performance for the subject period;

(2) determining the compensation of the company’s key executives (other than the CEO) and advising the Board of such determination;

(3) making recommendations to the Board with respect to incentive compensation plans and equity-based plans and exercising the authority of the Board concerning benefit plans;

(4) serving as the administration committee of the company’s equity-based plans and exercise the authority of the Board to issue Baxter stock as compensation or incentive to non-employee directors, officers, employees, consultants or advisors;

(5) making recommendations to the Board concerning non-employee director compensation;

(6) reviewing the adequacy of the company’s stock ownership guidelines and periodically assessing compliance with these guidelines;

(7) overseeing the company’s compensation philosophy and strategy and periodically assessing the risk related to its compensation policies and practices;

(8) overseeing certain human capital management matters, including key management succession planning, leadership development and diversity, equity & inclusion initiatives; and

(9) approving the Compensation Discussion and Analysis (CD&A) for inclusion in the proxy statement.

The NCGPP and CHC Committees work together to establish a link between the CEO’s performance and decisions regarding his compensation. All compensation actions relating to the CEO are subject to the approval of the independent directors of the Board. The CHC Committee met four times in 2022. The CHC Committee Report begins on page 34.

The CHC Committee has the sole and direct responsibility for the appointment, compensation and oversight of the work of any advisor retained by the CHC Committee and it has directly engaged Meridian Compensation Partners, LLC (Meridian), as its independent compensation consultant. The CHC Committee elected to change its independent compensation consultant to Meridian following a request for proposal process. Additionally, Aon’s Human Capital Solutions practice, a division of Aon plc (Aon), assists the CHC Committee with the compilation of market data from time to time. The CHC Committee consultant reports directly and exclusively to the CHC Committee and Meridian does not provide any services to Baxter except advising on executive and Board compensation matters. The CHC Committee consultant provides analyses and recommendations that help inform the CHC Committee’s decisions but does not decide or approve any compensation actions. During 2022, the CHC Committee consultant advised the CHC Chair on agenda items for CHC Committee meetings, reviewed management proposals presented to the CHC Committee, assisted in the CHC Committee’s assessment of Baxter’s compensation policies and practices and conducted a review of the compensation of non-employee directors at Baxter’s peer companies. See “Executive Compensation—Compensation Discussion and Analysis—Structure of Executive Compensation Program—Peer Group and Use of Peer Group Data” for additional information on Baxter’s compensation peer group. In accordance with the rules of the SEC and the NYSE regarding the independence of compensation consultants, the CHC Committee consultant provided the CHC Committee information regarding any personal, financial, or business relationships between Meridian and Baxter, Meridian’s management or the members of the CHC Committee that could impair its independence or present a conflict of interest. Based on its review of this information, the CHC Committee determined that there were no relationships that impair the independence or create a conflict of interest between Baxter and Meridian and the partners, consultants and employees who provide services to the CHC Committee. In addition, the CHC Committee annually reviews the substantive performance of the independent CHC Committee consultant as part of its engagement process.

Nominating, Corporate Governance & Public Policy Committee

The NCGPP Committee is currently composed of Thomas F. Chen (Chair), Stephen N. Oesterle, M.D., Brent Shafer, Cathy R. Smith and Albert P.L. Stroucken, each of whom is independent under the rules of the NYSE. In connection with Mr. Chen’s retirement and Mr. Stroucken’s departure from the Board, Ms. Smith will become chair of the NCGPP Committee effective April 28, 2023. The NCGPP Committee assists and advises the Board on director nominations, corporate governance and general Board organization and planning matters.

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The NCGPP Committee’s duties include:

(1) developing general criteria for use in evaluating and selecting candidates for election or re-election to the Board;

(2) assisting the Board in identifying and attracting qualified independent director candidates;

(3) having the sole authority to retain and terminate any search firm to be used to identify director candidates;

(4) recommending to the Board annually a slate of nominees to be proposed by the Board to stockholders as nominees for election as directors and, from time to time, recommend persons to fill any vacancy on the Board;

(5) reviewing the suitability for continued service of each director when his or her term expires and when he or she has a change in circumstances under Baxter’s Corporate Governance Guidelines;

(6) reviewing periodically the size and composition of the Board and each committee, including whether the Board possesses an appropriate mix of skills, experiences and backgrounds;

(7) recommending to the Board any changes in number, authority, procedures and duties of Board committees and the chairpersons and members who should serve thereon;

(8) advising the Board and the Chair/CEO on major organizational matters, including the election of officers;

(9) overseeing the succession planning process for the Chair/CEO as well as certain key management succession plans, which includes oversight of the evaluation of the executive management team;

(10) overseeing the annual process for evaluating the performance of the Chair/CEO;

(11) overseeing the annual process for evaluating Board and committee performance and effectiveness in light of Baxter’s strategic objectives, Baxter’s Corporate Governance Guidelines and each committee charter;

(12) to the extent not delegated to other committees, reviewing matters impacting Baxter’s image and reputation and its standing as a responsible corporate citizen;

(13) overseeing the orientation of new Board members to Baxter and its business as well as the continuing education of the directors;

(14) in the event of the death, incapacity, resignation or other absence (temporary or permanent) of the CEO, conferring and recommending for election by the full Board an acting or successor CEO;

(15) implementing the Board’s overboarding policy for directors;

(16) reviewing and reassessing at least annually the adequacy of Baxter’s Corporate Governance Guidelines; and

(17) reviewing the adequacy of its charter at least annually and recommending any proposed changes to the Board for approval.

The NCGPP Committee met seven times in 2022.

CHC Committee Interlocks and Insider Participation

No member of the CHC Committee is or has been one of the company’s officers or employees, and none will have any relationships with Baxter of the type that is required to be disclosed under Item 404 of Regulation S-K. None of the company’s executive officers serves or has served as a member of the Board, the CHC Committee or other Board committee performing equivalent functions of any entity that has one or more executive officers serving as one of Baxter’s directors or on the CHC Committee.

Quality, Compliance and Technology Committee

The QCT Committee is currently composed of Stephen N. Oesterle, M.D. (Chair), Thomas F. Chen, Nancy M. Schlichting, Amy A. Wendell and David S. Wilkes, M.D. The QCT Committee assists the Board in fulfilling its oversight responsibilities with respect to quality and other compliance matters and scientific and technical direction. These responsibilities include oversight over cybersecurity and other IT matters as they relate to the development of Baxter products and services.

The QCT Committee’s duties include:

(1) overseeing risk management in the area of product quality and safety;

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(2) reviewing periodic reports on significant compliance matters from senior executives in charge of the company’s quality and compliance functions;

(3) coordinating with the Audit Committee with respect to its oversight of quality and compliance issues;

(4) overseeing the company’s innovation strategy (including with respect to product cybersecurity matters); and

(5) reviewing strategic issues and corporate actions relating to current and emerging environmental, health and safety and sustainability matters that may affect Baxter business operation, performance or public image.

The QCT Committee met five times in 2022.

Director Compensation

Non-employee directors are compensated for their service under Baxter’s non-employee director compensation plan with cash compensation and equity awards of fully vested Baxter shares. Baxter’s director compensation program utilizes equity awards in order to further align the interests of directors with Baxter stockholders. No changes were made to the director compensation program in 2022, other than as set forth below.

Cash Compensation

In 2022, non-employee directors are entitled to receive a $100,000 annual cash retainer and a $2,000 fee for each committee meeting attended. Directors that join or retire during the year are paid their retainer on a pro rata basis for the period of service. Directors do not receive additional compensation for each Board meeting attended or for attending meetings for committees on which the directors do not sit.

Each non-employee director who acts as the chairperson of any standing committee receives an additional annual retainer of $15,000, except for the Chairs of the Audit and CHC Committees who receive an additional retainer of $25,000 and $20,000, respectively, consistent with peer company practices. The Lead Independent Director is paid an additional annual cash retainer of $50,000. Non-employee directors are eligible to participate in a deferred compensation plan that allows for the deferral of all or any portion of cash payments until their Board service ends. The plan provides participants with a select subset of investment elections available to all eligible employees under Baxter’s tax-qualified 401(k) Plan.

Equity Grant

For 2022, the aggregate value of a non-employee director’s annual equity grant was $195,000. One hundred percent (100%) of this grant was made in fully vested Baxter shares on the date of the 2022 annual meeting to non-employee directors then in office. Alternatively, such non-employee directors could individually have elected to receive half of their annual grant value in ten-year stock options rather than full-value shares. All equity awards are subject to a six-month forfeiture period in the event the director stops serving on the Board during that period (other than as a result of death, disability or qualifying retirement). Each non-employee director can elect to defer receipt of all of his or her fully vested stock awards under the deferred compensation plan each year. In 2023, this amount will increase to $215,000, consistent with the CHC Committee’s review of competitive market data. Also in 2023, non-employee directors no longer will have the choice of electing to receive half of their equity value in the form of stock options, which was eliminated based on the CHC Committee’s assessment of evolving market practices and governance trends.

Other Director Compensation

Directors are eligible to participate in the Baxter International Foundation matching gift program, under which Baxter’s foundation matches gifts made by employees and directors to eligible non-profit organizations. The maximum gift total for a director participant in the program is $20,000 in any calendar year.

Baxter’s Stock Ownership Guidelines for Directors; Prohibitions on Trading

Baxter’s Corporate Governance Guidelines provide that after five years of Board service, each director is expected to hold common stock equal to five times the annual cash Board retainer provided to directors. As of December 31, 2022, all directors who have served on the Board for at least five years were in compliance with these guidelines.

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Pursuant to Baxter’s securities trading policy, Baxter directors are prohibited from engaging in short-term trading activities (including hedging) and option transactions in Baxter stock. As a result, directors cannot enter into any “put” or “call” options or otherwise buy or sell derivatives on any Baxter stock. Additionally, it is Baxter’s policy not to permit directors to pledge Baxter securities as collateral for loans or otherwise as a security interest.

Director Compensation Table

The following table provides information on 2022 compensation for non-employee directors who served during any portion of 2022.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Thomas F. Chen	139,000	194,967	—	10,965	344,932

John D. Forsyth[5]	48,000	—	—	4,000	52,000

Peter S. Hellman[6]	58,000	194,967	—	20,000	272,967

Michael F. Mahoney	114,000	194,967	—	—	308,967

Patricia B. Morrison	124,000	194,967	—	—	318,967

Stephen Oesterle	139,000	194,967	—	19,750	353,717

Nancy M. Schlichting	133,333	194,967	—	1,573	329,873

Brent Shafer[7]	82,667	179,773	—	—	262,440

Cathy Smith	143,000	194,967	—	—	337,967

Thomas T. Stallkamp[8]	37,333	—	—	20,000	57,333

Albert P.L. Stroucken	180,000	194,967	—	—	374,967

Amy A. Wendell	116,000	194,967	—	20,000	330,967

David S. Wilkes	110,000	194,967	—	1,573	306,540

Peter M. Wilver[7]	72,667	179,773	—	—	252,440

[1]	Consists of the amounts described above under “—Cash Compensation.”
[2]

The amounts shown in this column are valued based on the grant date fair value of the underlying fully vested Baxter share awards computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). For more information on how these amounts are calculated, please see Note 8 to the Consolidated Financial Statements included in the 2022 Form 10-K. The following non-employee directors were granted 2,706 fully vested shares in May 2022: Mr. Chen, Mr. Hellman, Mr. Mahoney, Ms. Morrison, Dr. Oesterle, Ms. Schlichting, Ms. Smith, Mr. Stroucken, Ms. Wendell and Dr. Wilkes. In connection with their appointments to the Board in May 2022, Mr. Shafer and Mr. Wilver each received 2,481 fully vested shares for their prorated service between their appointments and the Annual Meeting.

[3]

No non-employee director elected to receive a portion of their equity 2022 equity grants in the form of stock options. As of December 31, 2022, each non-employee director had the following number of stock options outstanding, all of which were fully vested as of such date: Mr. Chen (31,626); Mr. Forsyth (52,476); Mr. Hellman (34,216); Mr. Mahoney (37,893); Ms. Morrison (0); Dr. Oesterle (1,060); Ms. Schlichting (0); Mr. Shafer (0); Ms. Smith (17,868); Mr. Stallkamp (36,723); Mr. Stroucken (25,189); Ms. Wendell (17,116); Dr. Wilkes (0); and Mr. Wilver (0).

[4]

The amounts in this column include matching gift contributions made by Baxter’s charitable foundation as of March 1, 2023 on qualifying charitable donations made by the following directors in 2022: Mr. Forsyth ($4,000); Mr. Hellman ($20,000); Dr. Oesterle ($19,750); Mr. Stallkamp ($20,000); and Ms. Wendell ($20,000). All other amounts in this column include the dividend equivalent unit payments made in 2022 on previously deferred RSUs pursuant to the deferred compensation plan: Mr. Chen ($10,965); Ms. Schlichting ($1,573); and Dr. Wilkes ($1,573).

[5]	Mr. Forsyth retired on May 1, 2022.
[6]	Mr. Hellman retired on June 30, 2022.
[7]	Messrs. Shafer and Wilver were appointed effective May 10, 2022.
[8]	Mr. Stallkamp retired on May 1, 2022.

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Corporate Responsibility

What Corporate Responsibility Means to Baxter

Driven by the company’s Mission to Save and Sustain lives, Baxter strives to create lasting value and meaningful impact by “Empowering our Patients,” “Protecting our Planet,” and “Championing our People and Communities.” Baxter’s corporate responsibility strategy focuses on addressing the ESG issues that affect its patients, customers, employees, communities and other stakeholders worldwide. Baxter’s approach to corporate responsibility supports the company’s goals to achieve top quartile results relative to industry peers and other comparators across four dimensions: patient safety and quality, growth through innovation, best place to work and industry-leading performance.

Baxter believes that advancing its corporate responsibility goals contributes to business value, employee attraction and retention, enhanced operational efficiency and implementation of enterprise risk management strategies, among others. In 2021, Baxter launched its 2030 Corporate Responsibility Commitment featuring ten goals for focused action (as discussed in “—2030 Corporate Responsibility Commitment and Goals”). The 2030 Corporate Responsibility Commitment and Goals are bolstered by the company’s approach to sound governance and an overarching commitment to ethics and compliance, human rights, diversity, equity and inclusion and privacy and data protection.

In connection with the company’s recently announced strategic initiatives (including the proposed spinoff of the company’s Renal Care and Acute Therapies businesses), the company will assess its commitment and goals and reset or recalibrate them as needed.

Management and Board Oversight

ESG matters receive strategic guidance and oversight at the highest levels of the company, including Baxter’s Chair, President and CEO, Baxter’s Executive Leadership Team and the Board. With the inauguration of the 2030 Corporate Responsibility Commitment and Goals, an executive cross-functional steering committee (the Corporate Responsibility Steering Committee) was launched to provide direction and oversight regarding the company’s ESG initiatives. The Corporate Responsibility Steering Committee meets or receives updates quarterly to monitor policies, action plans and strategies and other matters of significance to the company’s reputation as a socially responsible organization and provides guidance to the Corporate Responsibility Council (the Council). The Council, made up of cross-functional leaders and representatives, meets throughout the year to track and report goal progress and help ensure high standards of accountability. Day-to-day ESG matters are managed by a combination of corporate responsibility goal owners and working group members, which include environmental, health, safety and sustainability, human resources, finance, investor relations, legal, communications and other personnel depending on the nature of the matter.

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To drive further accountability, the Executive Leadership Team’s individual performance assessment is based as an initial matter on the company’s performance against pre-established measures for certain strategic priorities, including those related to ESG. The strategic 2022 priorities that impact this individual assessment are included in three categories: Patient Safety and Quality; Best Place to Work; and Growth Through Innovation. See “Executive Compensation—Compensation Discussion and Analysis—Executive Summary — 2022 Executive Compensation Program Actions and Changes — 2022 Annual Incentive Design and Performance” for additional information.

In addition, the Board plays a critical role in corporate responsibility oversight. The full Board is regularly updated on corporate responsibility matters (including a discussion of related goals and industry trends). The QCT Committee and the NCGPP Committee share oversight for ESG-related matters and, beginning in February 2023, the CHC Committee has assumed responsibility for certain human capital management matters. The QCT Committee provides oversight for issues related to environmental sustainability and compliance, while the NCGPP Committee provides oversight for other areas related to Baxter’s corporate responsibility, including charitable contributions, public policy, access to healthcare and other social and governance issues. The CHC Committee now provides oversight for succession planning for key members of management (other than the CEO and Chair), leadership development and diversity, equity and inclusion initiatives. The diversity of background and experience represented by the Board provides key insights for corporate responsibility and strategic initiatives, operational performance and financial control. See “Proxy Statement Highlights—Board Qualifications, Experiences and Backgrounds” for additional information regarding these diverse backgrounds and experiences.

Pursuant to Baxter’s enhanced stockholder engagement program, Baxter directors and management regularly engage in corporate responsibility discussions with many of the company’s investors. Outputs from these discussions (including with respect to the company’s 2030 Corporate Responsibility Commitment and Goals) are shared with the entire Board during Board-wide corporate responsibility updates and with the NCGPP Committee as part of its oversight of corporate governance matters generally. See “Corporate Governance at Baxter International Inc.—Other Corporate Governance Information—Stockholder Engagement” for additional Information.

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Corporate Responsibility	31

2030 Corporate Responsibility Commitment and Goals

Baxter has a long-standing commitment to responsible operations and corporate responsibility reporting. Baxter is ever conscious of its global impact, including with respect to its employees, the communities in which it operates and the people who use its products. Setting goals across a broad range of corporate responsibility focus areas demonstrates the company’s commitment to this important topic, reinforces accountability and helps to drive ongoing improvement across the organization.

In 2021, Baxter announced the company’s corporate responsibility commitment for 2030. The 2030 goals demonstrate the connection between its corporate responsibility initiatives and business priorities and align with the company’s top quartile goals which are fundamental components of Baxter’s strategy. Anchored by three pillars—Protect Our Planet, Empower Our Patients and Champion Our People and Communities—this commitment features ten strategic goals. These goals were created after input and consultation with many of Baxter’s internal and external stakeholders, including the Board, non-governmental organizations and key members of the investment community. Additionally, the company’s corporate responsibility goals are aligned with United Nations Sustainable Development Goals (UN SDG 3, 6 and 12) and the 2030 Agenda for Sustainable Development. The 2030 goals highlight the company’s corporate responsibility focus and should help to further advance its ESG performance. With the recent announcement of the proposed spinoff of Baxter’s Renal and Acute Therapies businesses, the company will be evaluating any potential adjustments that need to be made to its corporate responsibility goals or strategy.

Baxter’s leadership team is accountable for role modeling inclusive leadership and has pledged to listen, learn and take action to the social and racial issues and concerns of internal and external stakeholders. Consistent with Baxter’s strong diversity, equity and inclusion platform, senior leadership continues to work closely with the company’s Black Professional Alliance, formerly Baxter Black Alliance, business resource group and colleagues from across the company on Activating Change Today (ACT), a multi-dimensional and multi-year program to advance inclusion and racial justice. The ACT initiative is focused on driving results across four key areas—Workforce, Workplace, Community and Marketplace—encompassing employees, external stakeholders and the markets and communities Baxter serves. Among the numerous initiatives put in place to date, the company has solicited feedback on racism through global listening channels to inform programs and activities, offered needs-based scholarships to support students at Historically Black Colleges and Universities, continued its commitment to increase awareness and education in communities about Kidney Health, provided a $3.5 million grant through the Baxter International Foundation to Thurgood Marshall College Fund to support 40+ scholarships for U.S. students pursuing STEM degrees over the next three years (2022-2025) and an additional $3 million in grants to organization in the U.S. that are working to advance racial justice along with an on-going three-year 2:1 match of employee contributions to select nonprofit organizations committed to fighting racial injustice. A list of actions the company is taking to fight racial injustice is available on Baxter’s website at www.baxter.com/fighting-racial-injustice.

Baxter has been consistently recognized by external rankings and ratings organizations as a corporate responsibility leader. In 2022, Baxter was again honored for its efforts as an employer of choice and a socially responsible and sustainable business, receiving a number of recognitions including: 3BL Media’s 100 Best Corporate Citizens, and Seramount’s 100 Best Companies, Best Companies for Dads, Top Companies for Executive Women, as well as being named a Leading Inclusion Company and Global Inclusion Index Company. Baxter was again named one of America’s Most JUST Companies by JUST Capital and appeared on the Disability Equality

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Index, designating Baxter as a Best Place to Work for Disability Inclusion. Baxter has consistently received a top score of 100 percent on the Human Rights Campaign Foundation’s Corporate Equality Index (CEI) for LGBTQ+ Equality and is proud to have also been included in the Dow Jones Sustainability Index, the FTSE4Good Index Series, and Wall Street Journal’s Management Top 250. CDP also scored Baxter for its environmental leadership with B scores in both Climate Change and Water Security. These awards are among numerous other regional and country-specific recognitions across the globe.

Annual Reporting and Disclosures

Transparent reporting is a longstanding focus for Baxter, as it has a 30-year history of publishing environmental performance reports. The company’s corporate responsibility disclosures have evolved and broadened in scope, in line with stakeholders’ material interests combined with the increasing sophistication of its corporate responsibility strategy. Every year, Baxter measures and evaluates its performance, communicates progress and challenges and identifies opportunities to drive even greater impact across its business and society. With the acquisition of Hillrom in 2021, Baxter completed an assessment in 2022. While this assessment did not take into account the potential impact of the company’s recently announced strategic initiatives on the company’s 2030 Corporate Responsibility Commitment and Goals, it helped validate that these goals are generally aligned with the interests of key stakeholders. Information on this assessment will be highlighted in Baxter’s 2022 Corporate Responsibility Report.

Since 2019, Baxter has published its Sustainability Accounting Standards Board (SASB) Index, in alignment with the Medical Equipment and Supplies Sustainability Accounting Standard. The company elected to make this voluntary public disclosure in the interest of providing enhanced corporate responsibility information to investors and in response to feedback received during the company’s annual corporate governance outreach discussions (as described in “Corporate Governance at Baxter International Inc.—Other Corporate Governance Information—Stockholder Engagement”).

Baxter is committed to sharing information about its corporate responsibility initiatives, priorities, goals and performance. The annual Corporate Responsibility Report illustrates the company’s commitment to sound governance and balanced, transparent disclosure. It also serves as a platform for stakeholder engagement and provides an important means for soliciting feedback on the company’s activities. Beginning in 2020, Baxter enhanced its data disclosures pertaining to workforce demographics and product safety and quality data in its appendix. In addition, the company has published a redacted version of its 2021 U.S. Employer Equal Opportunity EEO-1 consolidated report on its website to provide additional transparency into Baxter’s continuing progress towards increasing underrepresented populations in its workforce. A copy of the redacted report is available on Baxter’s website at www.baxter.com/inclusion-and-diversity-reporting. The company intends to report against the framework established by the Task Force on Climate-Related Financial Disclosure beginning later this year (likely as part of a standalone and subsequently published supplement to its 2022 Corporate Responsibility Report).

The Corporate Responsibility Report is not incorporated by reference into the proxy statement or any other document filed with the SEC. More information about Baxter’s corporate responsibility efforts and initiatives, including the 2021 Corporate Responsibility Report, is available on Baxter’s website under “Our Story—Corporate Responsibility.”

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Executive Compensation	33

Executive Compensation

Advisory Vote to Approve Named Executive Officer Compensation for 2022

At the 2017 annual meeting, stockholders recommended that the Board continue to hold annual advisory votes approving the compensation of Baxter’s named executive officers (commonly referred to as “say-on-pay”). The Board determined to follow the stockholders’ recommendation and continues to hold annual say-on-pay votes. Accordingly, the Board is requesting that stockholders approve, pursuant to a non-binding vote, the compensation of the company’s named executive officers as disclosed in the proxy statement.

The Board of Directors recommends a vote FOR approval of the compensation of the company’s named executive officers for 2022.

In accordance with Section 14A of the Exchange Act, stockholders are being asked to vote on a resolution to approve, on a non-binding, advisory basis, the compensation of Baxter’s named executive officers for 2022. The Board encourages stockholders to carefully review the “Executive Compensation—Compensation Discussion and Analysis” section of the proxy statement, in connection with this advisory vote. The Compensation Discussion and Analysis section describes Baxter’s executive compensation program and the decisions made by the CHC Committee and the Board with respect to the compensation of the company’s named executive officers for 2022.

The company has designed its executive compensation program to attract, motivate, reward and retain the executive talent required to help achieve its corporate and strategic objectives and increase stockholder value. As discussed below in the Compensation Discussion and Analysis section, pay-for-performance is the most significant structural element of Baxter’s executive compensation program, where the majority of executive pay is at risk and is only delivered if specific annual and long-term performance requirements are met.

In addition, Baxter has adopted policies, like the stock ownership guidelines and the Executive Compensation Recoupment Policy, to help ensure long-term focus and appropriate levels of risk-taking by executive officers.

The Board believes that Baxter’s executive compensation program is designed to meet the objectives discussed in the Compensation Discussion and Analysis section. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Baxter International Inc. approve the compensation paid to the company’s named executive officers as described in the proxy statement under “Executive Compensation,” including the Compensation Discussion and Analysis, the executive compensation tables and other narrative disclosure contained therein.

This say-on-pay advisory vote is non-binding on the Board. Although the vote is non-binding, the Board and the CHC Committee will review and thoughtfully consider the voting results when making future decisions concerning the compensation of the company’s future named executive officers. Subject to the results of the say-on-frequency advisory vote under Proposal 3, the company expects to hold the next say-on-pay advisory vote at the 2024 annual meeting.

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Compensation and Human Capital Committee Report

The CHC Committee is responsible for the oversight of Baxter’s compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the CHC Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the proxy statement.

Based on the review and discussions referred to above, the CHC Committee recommended to the Board that the following Compensation Discussion and Analysis be included in the 2022 Form 10-K and the proxy statement, each of which has been or will be filed with the SEC.

Compensation and Human Capital Committee

Nancy M. Schlichting (Chair)

Michael F. Mahoney

Amy A. Wendell

Peter Wilver

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) discusses the 2022 compensation paid to Baxter’s executive officers who are identified as named executive officers (NEOs) below. The purpose of this discussion is to provide stockholders with an understanding of the company’s executive compensation policies and practices and the decisions regarding the NEOs’ compensation.

For 2022, Baxter’s NEOs are:

Named Executive Officer	Title
José E. Almeida	Chair of the Board, President and Chief Executive Officer
James K. Saccaro	Executive Vice President and Chief Financial Officer
Giuseppe Accogli	Former Executive Vice President and Chief Operating Officer
Cristiano Franzi	Senior Vice President and President, Europe, Middle East and Africa (EMEA)
David Rosenbloom	Senior Vice President and General Counsel

The Executive Summary section of this CD&A highlights the following:

•	2022 Company Results
•	2022 Executive Compensation Program Actions and Changes
•	2020 – 2022 PSU Performance
•	2022 Say-on-Pay Vote
•	2023 Executive Compensation Program Changes
•	Compensation Philosophy and Governance Practices

The remainder of this CD&A discusses the following:

•	Structure of Executive Compensation Program
•	Components of Executive Compensation
•	Elements of Executive Compensation
•	Additional Compensation Governance

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Executive Compensation	35

Executive Summary

2022 Company Results

Baxter’s 2022 financial results reflect the company’s efforts to combat continuing global macroeconomic challenges and the ongoing COVID-19 pandemic. These challenges played a part in payouts under the 2022 annual incentive plan:

•	Adjusted Net Sales (calculated at budgeted exchange rates established on January 1, 2022) of $15,839 million, which was 97.0% of the annual incentive target of $16,322 million;
•	Adjusted EPS of $3.50, which was 80.8% of the annual incentive target of $4.33; and
•	Free Cash Flow of $532 million, which was 30.4% of the annual incentive target of $1,750 million.

See “—2022 Executive Compensation Program Actions and Changes—2022 Annual Incentive Design and Performance” below for an overview of Baxter’s 2022 annual incentive plan and “—Elements of Executive Compensation—Annual Incentive Plan—Determination of 2022 Annual Incentive Plan Payouts” for a description of Adjusted Net Sales, Adjusted EPS and Free Cash Flow (including a description of adjustments from the closest GAAP measures to derive these amounts).

A comparison of the performance of Baxter’s common stock against certain of its peers over the past three and five years provides other perspectives on Baxter’s overall performance.

The graphs below compare the cumulative TSR (including reinvested dividends) on Baxter common stock, the Standard & Poor’s 500 Composite Index and the Standard & Poor’s 500 Health Care Index for the three- and five-year periods ended December 31, 2022. As set forth below, the TSR for Baxter for the three-year period totaled approximately (36)%, as compared to 25% for the S&P 500 Composite Index and 40% for the S&P 500 Health Care Index over the same period. These numbers reflect continuing softness in the Baxter stock which, for 2022, may have resulted from the company’s reduction in its external guidance for various 2022 reporting periods and ongoing macroeconomic headwinds and related supply chain constraints that impacted its quarterly earnings results. For the five-year period, the TSR for Baxter totaled approximately (16)%, as compared to 57% for the S&P 500 Composite Index and 80% for the S&P 500 Health Care Index over the same period. These results may be attributable to similar causes.

[1]	TSR calculations (as provided by FactSet) include reinvested dividends.

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[1]	TSR calculations (as provided by FactSet) include reinvested dividends.

Realizable Pay

A core component of Baxter’s executive compensation philosophy is the link between compensation and company performance.

Many of the disclosures required under SEC rules describe compensation elements or opportunities that may be earned by the CEO, whereas the company believes that Realizable Pay (as described below) more closely considers compensation actually earned (or that is actually earnable). To illustrate the differences, the company compared Target Compensation (as defined below) and the Summary Compensation Table values to Realizable Pay on a year-by-year basis; for this purpose:

•	“Target Compensation” refers to the sum of target salary, target annual bonus and target long-term equity incentive (LTI) grant values,
•	“Summary Compensation Table” refers to the actual disclosure in the Summary Compensation Table, and
•	“Realizable Pay” refers to the sum of actual salary, actual annual bonus and the tracked potential payout value of equity grants, including performance criteria and stock price.

Other elements such as changes in pension value and nonqualified deferred compensation earnings, shown in the Summary Compensation Table, are not considered in these analyses because they are program-based benefits whose plan designs are not typically subject to annual change or to performance-based metrics.

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Executive Compensation	37

For years 2020—2022, the graph below illustrates a comparison of Mr. Almeida’s intended total target direct compensation (Target Compensation) versus the Summary Compensation Table disclosure and his realizable pay. The graph below is not a substitute for the information required by the 2022 Summary Compensation Table, which appears on page 57.

As shown above, as of December 31, 2022, Mr. Almeida’s aggregate Realizable Pay was 43% of the intended aggregate Target Compensation for years 2020—2022 (calculated in accordance with the discussion set forth below), and 42% of the aggregate Summary Compensation Table disclosure for these years, taking into account only such amounts reported under the “Salary”, “Bonus”, “Stock Awards”, “Option Awards” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table. This decrease in Realizable Pay is consistent with the company’s performance during those years and the company’s pay-for-performance philosophy, which resulted in a significant amount of Mr. Almeida’s compensation being placed “at-risk”.

Additional detail regarding each compensation element reflected above (for 2020—2022) is below:

Base Salary:Target Compensation Summary Compensation Table and Realizable Pay value for Mr. Almeida’s salary are identical.

Annual Bonus: Mr. Almeida’s 2020 target bonus was $2,145,000. In light of the substantial negative impact of the COVID-19 pandemic on the company’s employees, patients, customers, stockholders and other stakeholders generally, Mr. Almeida recommended to the full Board that his 2020 annual incentive payout be adjusted down to $0, despite having earned a funded bonus of $879,450 based on the company’s annual performance against its pre-established financial targets without any adjustments for individual performance. He made this recommendation to the Board in advance of its assessment of his individual performance for the year, and after careful consideration, the Board accepted his recommendation and determined to exercise its negative discretion to set Mr. Almeida’s 2020 annual incentive payout at $0.

Mr. Almeida received an annual bonus of $2,364,863 in 2021, in excess of his $2,145,000 target for the year. This payout reflected the company’s performance and the impact of the ESG related individual performance assessment of 105% for all members of the company’s Senior Leadership Team.

Mr. Almeida’s 2022 target bonus was $2,145,000 and he received $675,675. This amount reflects the company’s performance (which resulted in a base payout of 35% of target) and the impact of the ESG related individual performance assessment of 90% (for all remaining NEOs).

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The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shows the earned annual bonus amount and is therefore identical to the Realizable Pay annual bonus value for all three years.

RSUs: Mr. Almeida received his first RSU grant of 32,699 RSUs in 2022. Compared to the related Target Compensation value of $2,750,000 and the Summary Compensation Table value for 2022 (as set forth in the “Stock Award” column of such table), the Realizable Pay value for such awards considers the decrease in Baxter’s stock price in 2022. The RSUs are valued for purposes of Realizable Pay at the closing stock price on December 30, 2022, the last trading day of 2022 ($50.97).

Stock Options: The Target Compensation value displays the intended grant value of all stock option grants made to Mr. Almeida from 2020—2022, while the “Option Award” column of the Summary Compensation Table recognizes the accounting grant value of all such grants. Because all stock options granted in this period had a strike price in excess of the market value of the company’s stock as of December 30, 2022 and were underwater as of such date, the Realizable Pay value for these options is $0.

PSUs: The Target Compensation value captures the intended grant value of PSUs granted to Mr. Almeida in 2020—2022.

The Summary Compensation Table values (as captured in the “Stock Awards” column of such table) represent the accounting value of the PSUs granted in each of the three years considered. In 2020, while maintaining a Relative TSR metric with a three-year performance period, the company transitioned from (i) PSU awards including a single company performance metric (Adjusted Operating Margin) with a one-year measurement period to (ii) PSU awards including two company performance metrics with three-year measurement periods (Adjusted ROIC and Net Sales CAGR). Due to this transition, the additional compensation disclosure related to the underlying accounting rules associated with the 2020 and 2021 one-year performance periods for previously granted Adjusted Operating Margin PSU grants resulted in an increase in the accounting value that was required to be included in the “Stock Awards” columns of the Summary Compensation Table for 2020 and 2021. The inclusion of these previously granted awards resulted in an increase in the PSU value disclosed in the “Stock Awards” column of the Summary Compensation Table for each of 2020 and 2021 versus the Target Compensation value of such awards for such years.

The Realizable Pay value represents the number of earned PSUs (and related dividend equivalent units (DEUs)) based on performance, multiplied by the closing stock price on vesting date, and aligned to the last year of the performance period as the year to which compensation relates.

2022 Executive Compensation Program Actions and Changes

Baxter continues to review its executive compensation program based on the company’s operational strategy and stockholder feedback. The following outlines: (1) 2022 annual incentive design and performance; (2) 2022 annual PSU grant design; and (3) other 2022 executive compensation actions.

2022 Annual Incentive Design and Performance

The 2022 annual incentive design remained consistent with the 2021 design and was calculated using the following formula:

(x) NEO’s target annual incentive multiplied by

(y) the aggregate performance across the three applicable financial performance metrics with a payout range between 0%-200% multiplied by

(z) the NEO’s individual performance assessment that ranges between 0%-125%.

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The following highlights the financial performance results for Baxter’s 2022 annual incentive plan for each NEO:

Messrs. Almeida, Rosenbloom and Saccaro

Annual Incentive Financial Metric	Weighting	Target	Actual Performance	Payout as a % of Target

Company—Adjusted Net Sales (in millions)[1]	50%	$16,322	$15,839	69%

Adjusted EPS[2]	25%	$4.33	$3.50	0%

Free Cash Flow (in millions)[3]	25%	$1,750	$532	0%

Weighted Financial Performance Payout as a % of Target				35%

Mr. Accogli4

Annual Incentive Financial Metric	Weighting	Target	Actual Performance	Payout as a % of Target

Americas Region—Adjusted Net Sales (in millions)[1]	50%	$9,471	$8,998	0%

Adjusted EPS[2]	25%	$4.33	$3.50	0%

Free Cash Flow (in millions)[3]	25%	$1,750	$532	0%

Weighted Financial Performance Payout as a % of Target				0%

Mr. Franzi

Annual Incentive Financial Metric	Weighting	Target	Actual Performance	Payout as a % of Target

EMEA Region—Adjusted Net Sales (in millions)[1]	50%	$3,805	$3,795	97%

Adjusted EPS[2]	25%	$4.33	$3.50	0%

Free Cash Flow (in millions)[3]	25%	$1,750	$532	0%

Weighted Financial Performance Payout as a % of Target				49%

[1]	See page 49 for the calculation of Adjusted Net Sales.
[2]	See page 49 for the calculation of Adjusted EPS.
[3]	See page 49 for the calculation of Free Cash Flow.
[4]	Mr. Accogli forfeited his 2022 bonus opportunity in connection with his voluntary departure in January 2023.

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Each NEO’s individual performance assessment, as well as that of the broader Executive Leadership Team, was determined in connection with an assessment of Baxter’s performance against pre-established measures for key strategic 2022 priorities, which include various ESG metrics. The strategic 2022 priorities are included in the three categories highlighted below along with the applicable weightings used to calculate the overall weighted payout. For 2022, the weightings were slightly revised as follows: Patient Safety and Quality (40% weighting); (2) Best Place to Work (30% weighting); and (3) Growth Through Innovation (30% weighting). Following a rigorous qualitative year-end performance assessment, the payout percentage for each category for the NEOs as well as the weighted total payout for the NEOs is set forth below.

Category	Weighting	Payout[1]	Notable Items[2]

Patient Safety and Quality (including product safety and quality systems)	40%	100%

•  While the Ahmedabad Warning Letter is still in place as of March 23, 2023, no new Warning Letter or global equivalent was issued during 2022

•  Improved performance (vs. 2021) with respect to critical or major quality findings

•  Exceeded 90% on time completion target and 95% effectiveness criteria target for annual product quality objective plans

•  First pass yield beneath internally established baseline

Best Place to Work[3] (including diversity in the workforce, culture, talent, ACT program and environmental, health and safety (EH&S) measures)	30%	95%

•  Exceeded diversity in leadership targets as of December 31, 2022 for women at or above the director level globally and for U.S. ethnic minorities at or above the director level

•  Exceeded retention targets for U.S. sales force and R&D globally

•  Exceeded safe place to work goal with a total recordable injury rate less than internal target

•  Best Place to Work scores beneath top quartile benchmark

Growth Through Innovation (including the on-going digital transformation and innovative ecosystem)	30%	90%

•  Refined enterprise innovation strategy and governance model in light of the Hillrom acquisition and reset top innovation priorities in line with the updated strategy

•  Completed integration of functions supporting the company’s innovation activities

•  Fell short on several innovation key performance indicator targets including vitality index, new product sales and new product gross margin

Weighted Payout as a % of Target for NEOs		90%

•  Based on the strategic priority qualitative assessment described above, input from the independent members of the Board (in the case of the CEO’s individual performance assessment) and the CHC Committee (for all other NEOs), the 2022 individual performance assessment for each NEO (based on the sum of the weightings of the related categories and resulting payouts) was reduced from 96% to 90%, as reflected above.

[1]

The payout for each category ranged from a 90% payout for threshold performance up to a 110% payout for maximum performance. The weighted payout is subject to further adjustment for each NEO’s overall individual performance assessment based on individual achievements down to a minimum of 0% and up to a maximum of 125%.

[2]	Reflects notable items in each category, which is not comprehensive of all strategic priorities.
[3]	For 2022, other than with respect to the Hillrom employee retention specific goal, Best Place to Work results exclude Hillrom employees.

See “Elements of Executive Compensation—Annual Incentive Plan” for additional detail on Baxter’s 2022 annual incentive plan, including targets and total payouts.

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Executive Compensation	41

2022 Annual PSU Design

For 2022, PSUs comprised 50% of each NEO’s target annual LTI grant, with stock options and RSUs each comprising 25% of the target annual LTI grant. RSUs were introduced for 2022 in the interest of motivating an executive’s contributions to achieve the company’s long-term objectives and encouraging retention, consistent with the practices of the company’s peer companies. The PSU design (as set forth below) remained unchanged from 2021:

2022 Plan Design
Metrics	Relative TSR Adjusted ROIC Adjusted Net Sales CAGR
Weightings	Equal weighting: 33-1/3% for each metric
Measurement	All metrics are measured over three-year performance period

See “Elements of Executive Compensation—Long-Term Incentive Plan—2022 Annual LTI Grants” for additional detail on Baxter’s 2022 PSU grants.

2022 Executive Compensation Actions

Consistent with historical practice, Mr. Almeida did not receive a salary increase in 2022. Messrs. Franzi and Saccaro received base salary increases during the 2022 annual compensation review cycle. Mr. Accogli did not receive a base salary increase in 2022 in light of increases he received in 2021 in connection with assuming Executive Vice President and Chief Operating Officer responsibilities. Mr. Rosenbloom received no salary increase in 2022 after joining the company in April 2022.

Messrs. Almeida, Accogli, Franzi and Saccaro each received 2022 annual LTI equity grants and Mr. Rosenbloom received LTI equity grants in connection with joining Baxter in 2022. See “Elements of Executive Compensation—Long-Term Incentive Plan—Retention PSU Grant” for additional details on his sign on awards.

2020—2022 PSU Performance

The following highlights the performance results for the PSUs granted in March 2020 with a performance period of January 1, 2020 to December 31, 2022, which were calculated as follows:

Performance Metric	Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Result	Payout as a % of Target

Relative TSR against the TSR performance of the companies in the Dow Jones Medical Equipment Index[1]	33-1/3%	35th Percent Rank	50th Percent Rank	80th Percent Rank	19th Percent Rank	0%

Adjusted ROIC	33-1/3%	12.3%	15.4%	18.5%	12.5%	53%

Adjusted Net Sales CAGR	33-1/3%	3.0%	5.0%	7.0%	3.6%	65%

Weighted Payout as a % of Target						39%

See “Elements of Executive Compensation—Long-Term Incentive Plan—2020 – 2022 PSU Performance” for additional detail on PSU performance, including targets and performance ranges.

2022 Say-on-Pay Vote

At the 2022 annual meeting, approximately 91% of the stockholders voting at the meeting approved, in an advisory vote, the compensation for Baxter’s NEOs for 2021. Due to the strong level of stockholder support and consistent with discussions with select institutional investors during the company’s annual corporate governance outreach program, the company substantially maintained the parameters of its executive compensation program for 2022 (except as otherwise described above).

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The CHC Committee and management are committed to continuing to strengthen pay-for-performance alignment, as well as the overall design of Baxter’s executive compensation program, informed by stockholder feedback obtained from corporate governance outreach discussions (as discussed in “Corporate Governance at Baxter International Inc.—Other Corporate Governance Information—Stockholder Engagement”).

2023 Executive Compensation Program Changes

2023 Annual Incentive Plan Design Changes

For 2023, the following annual incentive plan design changes have been implemented:

The Mid-Point between Target and Maximum has been removed. Incorporating a Mid-Point between Target and Maximum is not a prevalent market practice, and no longer supports Baxter’s rewards philosophy. Beginning in 2023, performance and related payout will be interpolated on a straight-line basis between Target and Maximum:

2022 Design		2023 Design

Performance	Payout	Performance	Payout

Threshold	50%	Threshold	50%

Target	100%	Target	100%

Mid-Point	125%	Mid-Point	Not applicable

Maximum	200%	Maximum	200%

The Free Cash Flow performance range has been widened. To recognize the challenges of setting Free Cash Clow targets in the current macroeconomic environment, and to align better to peer group market practice, the Free Cash Flow performance range will be adjusted as follows:

	Performance (as a percent of target)

Plan Year	Threshold	Target	Maximum

2022	90%	100%	115%

2023	80%	100%	120%

Compensation Philosophy and Governance Practices

Baxter’s compensation program is designed to:

•	Compare competitively to companies where Baxter competes for executive talent.
•	Attract, retain and motivate high-performing executives.
•	Recognize company and individual performance.
•	Drive the company’s long-term financial and stockholder value performance.
•	Encourage innovation and appropriate levels of risk-taking.
•	Equitably reflect the value of each executive’s position in the market and within the company.

The objectives of the program are to:

•	Compensate Baxter’s executives in a manner that is consistent with the above principles.
•	Align the interests of management with those of stockholders to reflect best practices.
•	Drive sustained and superior performance relative to the company’s peers.

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Executive Compensation	43

What Baxter Does	What Baxter Does Not Do

✓ Emphasize company performance. 91% of the CEO’s 2022 total target direct compensation and an average of 82% of the other NEOs’ 2022 total target direct compensation is variable based on performance.

✓ Align with stockholders. 76% of the CEO’s 2022 total target direct compensation and an average of 65% of the other NEOs’ 2022 total target direct compensation is based on long-term incentives aligned with stockholders’ interests.

✓ Incorporate ESG metrics into the annual incentive plan. NEOs have shared ESG goals embedded into their annual incentive individual performance assessment measured under three categories: (1) Patient Safety (40%) and Quality, (2) Best Place to Work (30%) and (3) Growth Through Innovation (30%).

✓ Require significant stock ownership. Executive officers are subject to certain stock ownership requirements and neither unvested PSUs nor unexercised stock options (or any portions thereof) count towards the requirements.

✓ Retain an independent compensation consultant to advise the CHC Committee. The independent consultant does not provide services to the company other than advising the CHC Committee.

✓ Maintain anti-hedging and anti-pledging stock policies for executives and directors. These policies reflect good governance and mitigate compensation-related risk.

✓ Allow for clawbacks and forfeitures under the annual incentive and long-term incentives based on the Executive Compensation Recoupment Policy. Various actions can be taken with regard to annual and long-term incentive payouts to executives upon a financial restatement or for violation of restrictive covenants between the executive and the company, including recovery, reduction or forfeiture of all or part of any annual incentive or previously awarded long-term incentive grant (or to be awarded long-term incentive grant), disciplinary actions and the pursuit of other remedies.

✓ Pay severance and vest outstanding equity grants only upon a “double trigger” in the event of a change in control. The “double trigger” requires both a change in control and termination of employment by the company without cause or by the executive for good reason.

X  Provide tax gross-ups in the event of a change in control or otherwise. Taxes are each NEO’s sole responsibility.

X  Re-price or exchange of underwater stock options. The company does not re-price outstanding stock options, whether vested or unvested, without prior stockholder approval.

X  Pay dividend equivalents on unvested RSUs or PSUs. DEUs on RSUs and PSUs in the form of additional shares are paid only upon the vesting of such RSUs and PSUs with the number of DEUs for PSUs based on actual company performance.

X  Offer excessive perquisites. Executives are eligible for a very limited number of perquisites that generally meet criteria for efficiency and personal safety.

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44	Executive Compensation

Structure of Executive Compensation Program

Pay-for-Performance and Total Target Direct Compensation Mix

Pay-for-performance is the most significant structural element of Baxter’s compensation program, where the majority of executive pay is variable and subject to specific annual and long-term performance requirements (including in the case of stock options, the performance of Baxter common stock). As shown below for 2022, 91% of Mr. Almeida’s total target direct compensation and 82% of the average total target direct compensation for the other NEOs was variable and subject to various performance metrics.

Named Executive Officer Total Target Direct Compensation1

[1]	Percentages are calculated using annual base salary, target annual incentive and target LTI grant values as of December 31, 2022.

Peer Group and Use of Peer Group Data

The use of peer group data plays a significant role in the structure of the company’s executive compensation program. It is a primary input in assessing the appropriate ranges for base salary, target annual incentive and target annual LTI grants and helps to ensure that compensation is market competitive and reasonable.

Baxter uses peer compensation data from companies that the CHC Committee selected as comparable based on the factors described below (Compensation Peer Group). If peer group data are not available for a particular executive’s position at the company, the CHC Committee utilizes general industry information that is available to Aon through its Total Compensation Measurement survey as well as internal equity principles to set an executive’s compensation targets at levels that are consistent with other executives at Baxter.

The CHC Committee, with input from its independent compensation consultant, annually reviews the Compensation Peer Group to determine the appropriate companies to include. In its review, the CHC Committee considers companies with all of the following factors for objectivity:

•	Similar Global Information Classical Standards sub-industries to Baxter.
•	Revenues and market capitalization within a reasonable range of Baxter’s revenue and market capitalization.
•	Constituents of the Dow Jones Medical Equipment Index.
•	List Baxter as a peer, are in Baxter’s peer group as selected by a proxy advisory firm or are prevalent peers of Baxter’s peer group selected by a proxy advisory firm.

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Executive Compensation	45

Based on this review, the annual evaluation resulted in no additions or removals for 2022:

For 2022, the Compensation Peer Group is as follows:

Abbott Laboratories	DENTSPLY Sirona Inc.	Quest Diagnostics Incorporated

Agilent Technologies, Inc.	Edwards Lifesciences Corporation	Stryker Corporation

Becton, Dickinson and Company	Hologic, Inc.	Thermo Fisher Scientific Inc.

Boston Scientific Corporation	Intuitive Surgical, Inc.	Varian Medical Systems, Inc.[1]

Danaher Corporation	Laboratory Corporation of America Holdings	Zimmer Biomet Holdings, Inc.

DaVita Inc.	Medtronic Public Limited Company

[1]

On April 15, 2021, Varian Medical Systems, Inc. (Varian) was acquired by Siemens Healthineers AG. Prior to acquisition, competitive market data were provided by Varian for 2021 to the company’s data provider. 2021 data were the basis for making 2022 Company compensation decisions. After 2022, Varian will no longer be a compensation peer.

The median revenue and market capitalization for the Compensation Peer Group was approximately $12.1 billion and $56.2 billion, respectively, for the year ended December 31, 2022. Baxter’s revenue of $15.1 billion for the year ended December 31, 2022 (net sales as reported under GAAP for 2022) placed Baxter at the 56th percentile of this peer group. Baxter’s market capitalization of approximately $25.7 billion as of December 31, 2022 placed Baxter at the 31st percentile of this peer group.

Individual Performance

The CHC Committee assesses the individual performance and future potential of each company executive officer or other key executive (other than the CEO) in making compensation decisions related to base salary, annual incentive and annual LTI grant. The independent members of the Board make this determination with respect to the CEO. Baxter believes it is important to consider an individual’s performance in assessing compensation and not just the company’s financial performance relative to the financial targets.

The CHC Committee’s assessment of individual performance and future potential relies on informed judgement and requires significant input from the CEO, who reviews the performance goals and evaluations of each of the other executive officers and key executives and shares his insights and recommendations with the CHC Committee. Based on that input, the CHC Committee assesses how well an executive officer or other key executive fulfilled his or her obligations in the past year and such executive officer or other key executive’s potential for future contributions to Baxter. The assessment of the prior year’s performance focuses on how well the operations or function for which an executive officer or key executive is responsible performed during the year. The CHC Committee also considers how well an executive officer or key executive performed against his or her performance goals including critical ESG goals.

The independent members of the Board are responsible for assessing the CEO’s performance each year and making adjustments, if any, to his base salary, annual incentive grant and annual LTI grant. As part of this assessment, they review the extent to which the CEO satisfied his goals for the year. This review is conducted with the support of the Lead Independent Director and the NCGPP and CHC Committees, which oversee the establishment of the CEO’s goals and the annual performance and compensation review process.

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46	Executive Compensation

Components of Executive Compensation

The table below describes the components of Baxter’s executive compensation for 2022. See “—Elements of Executive Compensation” below for additional information on each component. In addition to the compensation components listed below, and to ensure an overall competitive total compensation program, executives are also eligible for employee benefits that are generally available to all employees.

Component	Objectives	Determination of Amount

Base Salary
• Fixed component of compensation	• Provides a base level of competitive compensation • Used to attract and retain executive talent

•  A competitive range consisting of the 25th, 50th and 75th percentile of the Compensation Peer Group is determined

•  Notwithstanding the targeted range, relevant factors for determining the applicable amount against the competitive range include individual performance, overall experience, tenure in position, impact on company results, current comparison to benchmark position(s) and an assessment of internal equity among peers

•  Reviewed annually and when executives are hired or assume additional responsibilities

Annual Incentive
• Variable short-term compensation component • Target annual incentive is based on a percentage of base salary

•  Used to motivate and reward executives for company and individual performance against annually established financial targets and individual objectives, including ESG goals

•  For 2022, financial targets included Adjusted Net Sales (50%), Adjusted EPS (25%) and Free Cash Flow (25%), which are subject to additional adjustment based on the individual performance assessment and strategic priorities

•  Annual incentive targets are generally set against a competitive range consisting of the 25th, 50th and 75th percentile of the Compensation Peer Group using the same factors described above for base salary (to determine how to position target within the range)

•  Reviewed annually and when executives are hired or assume additional responsibilities

Long-Term Incentive Grants

•  Variable LTI compensation component

•  Represents a significant component of each executive’s total compensation package

•  In 2022, annual LTI grants to NEOs consisted of 50% PSUs, 25% stock options and 25% RSUs

•  Used to motivate and reward an executive’s contributions to achieving the company’s long-term objectives and increasing stockholder value

•  Stock options and RSUs recognize that it is in the best interests of the company to provide LTI that will vest as long as the executive continues to serve at Baxter, and the value of stock options depends, in part, on the company’s stock price performance over the exercise period

•  RSUs provide a retentive value that is wholly dependent on stockholder value over the vesting period

•  PSUs recognize that a portion of at least 50% of an executive’s annual LTI grant value should be completely “at risk”

•  For 2022, performance metrics for PSU grants include Relative TSR (33-1/3%), Adjusted ROIC (33-1/3%) and Adjusted Net Sales CAGR (33-1/3%)

•  Target LTI grant values are generally set against a competitive range consisting of the 25th, 50th and 75th percentile of the Compensation Peer Group using the same factors described above for base salary (to determine how to position target value within the range)

•  Reviewed annually and when executives are hired or take on additional responsibilities

•  Target LTI grant values may be adjusted based on an assessment of the NEO’s individual performance and future potential

•  At least 50% of an executive officer’s target annual LTI grant value is in PSUs

 | 2023 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	47

Elements of Executive Compensation

Base Salary

Overview

As discussed above, the CHC Committee (in the case of the NEOs other than the CEO) or the independent members of the Board (in the case of the CEO) determine base salaries using a competitive range consisting of the 25th, 50th and 75th percentile of the Compensation Peer Group based on relevant factors, including the executive’s individual performance, overall experience, tenure in position, impact on company results, current comparison to benchmark position and an assessment of internal equity among peers.

2022 Actions

For 2022, Mr. Almeida’s annual base salary remained $1,300,000 and Mr. Accogli’s annual base salary remained at $875,000. Effective in March 2022, in connection with the annual compensation cycle, Mr. Saccaro’s annual base salary increased from $761,000 to $850,000 and Mr. Franzi’s annual base salary increased from Swiss Francs (CHF) 743,000 to CHF 765,000 (or from $804,446 to $828,266, converted from CHF to United States Dollars (USD) using the December 31, 2022 exchange rate). Mr. Rosenbloom’s salary when he joined Baxter in April 2022 was $725,000 and remained unchanged for the duration of 2022.

The following table provides each NEO’s 2022 annual base salary as of December 31, 2022, incorporating the increases described above (if any):

NEO	2021 Base Salary[1]	2022 Base Salary	% Increase

Mr. Almeida	$1,300,000	$1,300,000	0.0%

Mr. Saccaro	$761,000	$850,000	11.7%

Mr. Accogli	$875,000	$875,000	0.0%

Mr. Franzi[2]	$804,446	$828,266	3.0%

Mr. Rosenbloom[3]	$—	$725,000	—

[1]	Reflects annual base salary as of December 31, 2021, as applicable.
[2]

Mr. Franzi’s 2021 and 2022 annual base salary has been converted from CHF to USD using the December 31, 2022 exchange rate (1 CHF = 1.0827 USD). Mr. Franzi’s annual base salary was CHF 743,000 and CHF 765,000 as of December 31, 2021 and December 31, 2022, respectively.

3 Mr.	Rosenbloom joined Baxter in April 2022, and his annual base salary remained unchanged for the duration of 2022.

Annual Incentive Plan

Overview

Like with base salary, the CHC Committee (or the independent members of the Board, in the case of the CEO) determine annual incentive targets using a competitive range consisting of the 25th, 50th and 75th percentile of the Compensation Peer Group. The same factors that influence the setting of base salary also influence the establishment of annual incentive target awards.

Annual incentive payouts are calculated using the following formula:

(x) NEO’s target annual incentive multiplied by

(y) the aggregate performance across the three applicable financial performance metrics with a payout range between 0%-200% multiplied by

(z) the NEO’s individual performance assessment that ranges between 0%-125%.

For the 2022 annual incentive plan, consistent with the 2021 plan, the CHC Committee selected Adjusted Net Sales, Adjusted EPS and Free Cash Flow as the financial performance metrics for funding the annual incentive plan. Also, consistent with the 2021 design, Baxter placed greater emphasis on Adjusted Net Sales to recognize the criticality of continuing Baxter’s organic sales growth. The weightings for Adjusted EPS and Free Cash Flow continued to be equally weighted for 2022, as the two metrics remain important measures of Baxter’s operational strategy used by stockholders to assess Baxter’s financial performance. All three measures are referred to in the proxy statement as Adjusted Net Sales, Adjusted EPS and Free Cash Flow.

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48	Executive Compensation

The initial calculation of individual performance assessments for members of the Executive Leadership Team (which includes all NEOs) described in clause (z) includes the company’s performance against pre-established key strategic 2022 priorities, inclusive of various ESG issues, in three categories: (1) Patient Safety and Quality (40% weighting); (2) Best Place to Work (30% weighting); and (3) Growth Through Innovation (30% weighting). The weightings reflect urgency and strategic criticality.

See “—Executive Summary—2022 Executive Compensation Program Actions and Changes—2022 Annual Incentive Design and Performance” for additional information regarding this individual performance assessment for 2022.

Annual Incentive Target Awards

NEOs’ annual incentive target awards are set within a competitive range for the Compensation Peer Group.

The 2022 annual incentive target for each NEO is outlined below:

NEO	Target Annual Incentive as a % of Base Salary

Mr. Almeida	165%

Mr. Saccaro	100%

Mr. Accogli	95%

Mr. Franzi	85%

Mr. Rosenbloom	85%

Determination of 2022 Annual Incentive Plan Payouts

Financial Performance. The tables below provide Adjusted Net Sales, Adjusted EPS and Free Cash Flow targets for 2022, as well as actual results for each NEO. The payout for performance in between the payout ranges is based on linear interpolation. Given the regional oversight responsibilities of each of Mr. Accogli and Mr. Franzi, the performance of each was measured on the Adjusted Net Sales for their respective regions—the Americas for Mr. Accogli and EMEA for Mr. Franzi. The Adjusted Net Sales metric for each of Messrs. Almeida, Rosenbloom and Saccaro continues to be based on overall Baxter results to recognize their enterprise-wide responsibilities. Performance for all NEOs continues to be measured on overall Baxter results for Adjusted EPS and Free Cash Flow metrics.

Messrs. Almeida, Rosenbloom and Saccaro

	2022
	Threshold (50% Payout)	Target (100% Payout)	Mid-Point (125% Payout)	Maximum (200% Payout)	Actual	Achievement as a % of Target[4]	Payout as a % of Target

Company—Adjusted Net Sales (in millions)[1]	$15,506	$16,322	$16,730	$17,138	$15,839	97.0%	69%

Adjusted EPS[2]	$3.90	$4.33	$4.55	$4.76	$3.50	80.8%	0%

Free Cash Flow (in millions)[3]	$1,575	$1,750	$1,881	$2,013	$532	30.4%	0%

	Weighted Financial Payout as a % of Target:						35%

Mr. Accogli

	2022
	Threshold (50% Payout)	Target (100% Payout)	Mid-Point (125% Payout)	Maximum (200% Payout)	Actual	Achievement as a % of Target[4]	Payout as a % of Target

Americas Region—Adjusted Net Sales (in millions)[1]	$8,997	$9,471	$9,707	$9,944	$8,998	95.0%	0%

Adjusted EPS[2]	$3.90	$4.33	$4.55	$4.76	$3.50	80.8%	0%

Free Cash Flow (in millions)[3]	$1,575	$1,750	$1,881	$2,013	$532	30.4%	0%

	Weighted Financial Payout as a % of Target:						0%

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Executive Compensation	49

Mr. Franzi

	2022
	Threshold (50% Payout)	Target (100% Payout)	Mid-Point (125% Payout)	Maximum (200% Payout)	Actual	Achievement as a % of Target[4]	Payout as a % of Target

EMEA Region—Adjusted Net Sales (in millions)[1]	$3,615	$3,805	$3,901	$3,996	$3,795	99.7%	97%

Adjusted EPS[2]	$3.90	$4.33	$4.55	$4.76	$3.50	80.8%	0%

Free Cash Flow (in millions)[3]	$1,575	$1,750	$1,881	$2,013	$532	30.4%	0%

	Weighted Financial Payout as a % of Target:						49%
[1]

Adjusted Net Sales for purposes of the 2022 annual incentive plan is calculated as the company’s reported net sales (determined in accordance with GAAP) using budgeted exchange rates as of January 1, 2022. Company Adjusted Net Sales, Americas Adjusted Net Sales, EMEA Adjusted Net Sales and APAC Adjusted Net Sales totaled $15.8 billion, $9.0 billion, $3.8 billion and $3.0 billion, respectively, for 2022. Company net sales, Americas net sales, EMEA net sales and APAC net sales as reported under GAAP for 2022 totaled $15.1 billion, $9.0 billion, $3.4 billion and $2.8 billion, respectively. Totals may not foot due to rounding. The company uses net sales at budgeted exchange rates (or Adjusted Net Sales) as a target under the 2022 annual incentive plan for the same reason that Baxter provides sales guidance excluding the impact of foreign currency fluctuations and certain other items—that is, the company believes it provides a better perspective on underlying sales growth. The use of budgeted exchange rates also allows Baxter to evaluate final performance on the same foreign currency basis that was used for setting the target and establishing the budget.

[2]

Adjusted EPS for purposes of the 2022 annual incentive plan was calculated as the company’s diluted earnings per share (determined in accordance with GAAP) as adjusted for special items. Special items for 2022 totaled $4.6 billion (or $4.2 billion on an after-tax basis), or $8.33 per diluted share. These adjustments primarily related to intangible asset amortization, acquisition and integration costs related to its acquisition and integration of Hillrom business optimization initiatives, divestiture-related costs, costs associated with European regulations (medical devices reporting regulations), product-related items, goodwill and intangible asset impairments, loss on a product divestiture arrangement, loss on a subsidiary liquidation, reclassification of cumulative translation loss to earnings, pension curtailment and tax matters. Total GAAP diluted EPS in 2022 was $(4.83).

[3]

The company uses Free Cash Flow (rather than operating cash flow) as it gives effect to the company’s capital expenditures and better reflects the cash available for future investment. Free Cash Flow is calculated from the company’s operating cash flow from continuing operations calculated in accordance with GAAP less capital expenditures. This amount reflected the reduction of $679 million in capital expenditures from operating cash flow in 2022.

[4]	Level of achievement used to determine funding of the annual incentive may not foot due to rounding.

Individual Performance. Each NEO’s individual performance assessment, as well as that of the broader Executive Leadership Team, was initially determined in connection with an assessment of Baxter’s performance against pre-established measures for key strategic 2022 priorities. This change was intended to further motivate and incentivize the NEOs and broader Executive Leadership Team to meet key 2022 priorities focused on various strategic areas, including ESG issues, while continuing to help ensure the delivery of strong financial results through the financial metrics used to calculate aggregate financial performance.

The strategic 2022 priorities are included in the three categories highlighted below along with the applicable weightings used to calculate the overall weighted payout. The payout for each category ranged from a 90% payout for threshold performance up to a 110% payout for maximum performance. The weighted payout is subject to further adjustment for each NEO’s overall individual performance assessment based on individual achievements down to a minimum of 0% and up to a maximum of 125%.

Individual performance was further adjusted as an initial matter by the company’s performance with respect to certain strategic objectives (inclusive of ESG ones) as explained above in “—Executive Summary—2022 Executive Compensation Program Actions and Changes—2022 Annual Incentive Design and Performance.”

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Taking into account both financial and individual performance, the table below outlines the 2022 annual incentive payout for each NEO. Additionally, no discretionary adjustments were made to the annual incentive payout for any NEO (other than those described in the chart above with respect to the ESG individual performance assessment for all NEOs).

NEO	Base Salary	Target Annual Incentive as a % of Base Salary	Target Annual Incentive Amount	Weighted Financial Payout	Individual Performance Assessment	Total Annual Incentive Payout	Total Annual Incentive Payout as a % of Target

Mr. Almeida	$1,300,000	165%	$2,145,000	35%	90%	$675,675	32%

Mr. Saccaro	$850,000	100%	$850,000	35%	90%	$267,750	32%

Mr. Accogli	$875,000	95%	$831,250	0%	90%	$0	0%

Mr. Franzi[1]	$828,266	85%	$704,026	49%	90%	$310,475	44%

Mr. Rosenbloom[2]	$512,466	85%	$435,596	35%	90%	$137,213	32%

[1]	Mr. Franzi’s base salary has been converted from CHF to USD using the exchange rate as of December 31, 2022 (1 CHF = 1.0827 USD).
[2]	Pursuant to Mr. Rosenbloom’s April 5, 2022 offer letter, his actual total annual incentive payout is prorated based on the number days worked in 2022.

2023 Annual Incentive Plan Changes

At the February 2023 CHC Committee meeting, the following incentive plan design changes were approved for 2023:

•

The “Mid-Point” of the performance/payout curve between Target and Maximum for each metric was removed. Performance and payout for Adjusted Net Sales, Adjusted EPS and Free Cash Flow will now be measured linearly between the Target and Maximum of each metric. This action was taken to align with Compensation Peer Group practice.

•

To account for the ongoing macroeconomic challenges and to better align with Compensation Peer Group practice, the performance curve for Free Cash Flow has been widened from a range of 90% at Threshold and 115% at Maximum in 2022 to a range of 80% at Target and 120% at Maximum for 2023.

Long-Term Incentive Plan

Overview

LTI grants are a significant component of each NEO’s compensation package. In 2022, 76% of the total target direct compensation provided to the CEO and an average of 65% of the total target direct compensation provided to all other NEOs was LTI-based.

The emphasis on LTI grants motivates executives to drive the long-term performance of the company and aligns their long-term interests with those of stockholders. This alignment is furthered by requiring executive officers to satisfy the stock ownership guidelines discussed in the section below “Additional Compensation Governance—Stock Ownership Guidelines for Executive Officers.”

Similar to the approach taken with respect to base salaries and the annual incentive target awards, the CHC Committee (or the independent members of the Board, in the case of the CEO) determines target annual LTI grant values using a competitive range consisting of the 25th, 50th and 75th percentile of the Compensation Peer Group. The same factors that influence the setting of base salaries and annual incentive target awards also impact the establishment of the target annual LTI grant values. Additionally, the target LTI grant values may be adjusted based on an assessment of the NEO’s individual performance and future potential.

LTI Grant Structure

Baxter’s annual LTI grants for NEOs in 2022 consisted of 50% PSUs, 25% in RSUs and 25% stock options.

The company also occasionally makes off-cycle LTI grants to NEOs for recognition, recruitment and retention purposes and, as discussed above, utilizes LTI grants as a primary vehicle to attract and retain high performing executives. In general, the CHC Committee views one-time performance- and service-based LTI grants as appropriate in limited circumstances and avoids their use to the extent such grants would be inconsistent with the company’s pay-for-performance philosophy.

 | 2023 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	51

2022 Annual LTI Grants

For 2022, the CHC Committee (or the independent members of the Board, in the case of the CEO) made target annual LTI grants in the form of 50% PSUs, 25% in RSUs and 25% stock options to each NEO as outlined in the table below:

NEO	2022 Target Annual LTI Grant Value[1]	# of PSUs (50% of Target Annual LTI Grant Value)[2]	# of Restricted Stock Units (25% of Target Annual LTI Grant Value)[3]	# of Stock Options (25% of Target Annual LTI Grant Value)[4]

Mr. Almeida	$11,000,000	65,398	32,699	151,596

Mr. Saccaro	$3,600,000	21,403	10,702	49,613

Mr. Accogli	$4,000,000	23,781	11,891	55,126

Mr. Franzi	$2,750,000	16,350	8,175	37,899

Mr. Rosenbloom	$2,250,000	15,273	7,636	33,442

[1]

The grant date for the 2022 annual LTI grants (for all NEOs other than Mr. Rosenbloom) was March 2, 2022. Mr. Rosenbloom’s grant date was June 1, 2022, the first off-cycle grant date after his April 2022 hiring.

[2]

Reflects the target number of PSUs granted. The actual number of shares earned, if any, will be determined after the three-year performance period ending on December 31, 2024. The target number of PSUs is calculated based on the five-day average of Baxter’s closing share prices beginning two weeks before the grant date and ending one week prior to the grant date (Average Share Price). The target grant value attributable to the 2022 PSUs differs from the value disclosed in the Summary Compensation Table and Grants of Plan-Based Awards table below, which uses the accounting values including a Monte Carlo valuation for TSR PSUs.

[3]	The number of RSUs is calculated based on the Average Share Price.
[4]	The number of stock options is calculated based on a Black-Scholes valuation incorporating the Average Share Price.
[5]	Mr. Rosenbloom’s annual LTI grant value excludes his additional RSU grant in connection with his hiring with a target grant value of $2,500,000.

2022 Annual PSU Grants. In order to maintain focus on Baxter’s long-range objectives and balance between key internal metrics and performance relative to its industry peers, the 2022 PSU grants have the three performance metrics and weightings as shown in the table below, with the actual payouts ranging between 0% and 200% of target for each performance metric depending on actual company performance. The performance period for each performance metric is three years and runs from January 1, 2022 through December 31, 2024.

Performance Metric	Weighting[1]
Relative TSR against the TSR performance of the companies in the S&P 500 Healthcare Equipment & Services Index	33-1/3%
Adjusted Net Sales CAGR over three-year performance period[2]	33-1/3%
Adjusted ROIC over three-year performance period[3]	33-1/3%

[1]	Additional shares that do not round equally are first applied to the Adjusted ROIC PSUs and then to the Adjusted Net Sales CAGR PSUs.
[2]

Adjusted Net Sales means “net sales” of the company that shall be (i) computed on a constant currency basis using the average foreign exchange rates in each applicable jurisdiction for the calendar year immediately preceding the grant date and (ii) adjusted to exclude the revenue for any business or asset acquisition or divestiture with annualized revenue of greater than $75 million at the time of the acquisition or divestiture. Adjusted Net Sales CAGR performance is calculated by taking the Adjusted Net Sales for the last calendar year of the three-year performance period and comparing it against Adjusted Net Sales for the calendar year immediately preceding the grant date.

[3]

Adjusted ROIC performance is calculated by first determining the annual Adjusted ROIC performance target for each of the three calendar years in the performance period and then determining the simple average Adjusted ROIC performance over the three-year performance period. Adjusted ROIC performance is measured by considering each applicable calendar year’s adjusted operating income less adjusted income tax expense, divided by average invested capital and adjusted for any business or asset acquisition or divestiture with annualized revenue of greater than $75 million at the time of the acquisition or divestiture.

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52	Executive Compensation

The performance and payout schedule for 2022-2024 Relative TSR PSUs is provided below:

Peer Group Achievement Level	Payout as a % of Target

80th Percent Rank or higher	200%

50th Percent Rank	100%

35th Percent Rank	50%

Below 35th Percent Rank	0%

Payout between each percent rank is based on linear interpolation. Additionally, if Baxter’s TSR is negative at the end of the three-year performance period, the maximum PSU payout will be capped at 100%.

Similarly, the payout ranges for PSUs earned for Adjusted Net Sales CAGR and Adjusted ROIC are outlined below. Payout for performance between the ranges is based on linear interpolation and performance below threshold results in a 0% payout.

Payout Range (Adjusted Net Sales CAGR/Adjusted ROIC)	Payout as a % of Target
Maximum	200% of target
Target	100% of target
Threshold	50% of target
Below Threshold	0% of target

The CHC Committee sets the financial performance targets for the Adjusted Net Sales CAGR and Adjusted ROIC performance metrics taking into consideration Baxter’s long-range plan. Specific financial targets are not disclosed on a prospective basis. Prospectively disclosing these specific targets would provide competitors and others with insights into the company’s confidential planning processes and strategies and potentially competitively harm the company. The financial performance targets are designed to be challenging and there is a risk the company will not achieve threshold or target performance, resulting in either no shares being earned or shares being earned below target.

When dividends are paid on Baxter’s common stock, DEUs accrue on unvested PSUs during the performance period and are paid out upon vesting of such PSUs based on the number of shares actually earned.

2022 Annual Stock Option and RSU Grants. All stock options and RSUs granted to NEOs in 2022 vest ratably over a three-year period, starting on the first anniversary of the grant date. The exercise price for all stock option grants equals the closing price of Baxter’s common stock on the grant date.

2020—2022 PSU Performance

In February 2023, the CHC Committee certified the final results for PSU awards granted to NEOs on March 20, 2020 for the performance period of January 1, 2020—December 31, 2022, which vested on February 13, 2023 (the 2020 PSUs). The chart below details the applicable performance metrics, weightings, targets, certified performance results and payout as a percentage of target shares. The payout for performance between the ranges is based on linear interpolation. Performance below threshold would result in a 0% payout for that performance metric, while performance at or above maximum would result in a 200% payout. The CHC Committee did not apply any discretion to adjust the final performance achievement for the 2020—2022 PSUs.

Performance Metric	Weighting
Relative TSR against the TSR performance of the companies in the Dow Jones Medical Equipment Index	33-1/3%
Adjusted ROIC	33-1/3%
Adjusted Net Sales CAGR	33-1/3%

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Executive Compensation	53

Performance Metric	Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Result	Payout as a % of Target
Relative TSR against the TSR performance of the companies in the Dow Jones Medical Equipment Index[1]	33-1/3%	35th Percent Rank	50th Percent Rank	80th Percent Rank	19th Percent Rank	0%
Adjusted ROIC	33-1/3%	12.3%	15.4%	18.5%	12.5%	53%
Adjusted Net Sales CAGR	33-1/3%	3.0%	5.0%	7.0%	3.6%	65%
	Weighted Payout as a % of Target					39%

[1]

The TSR PSUs described in this section are measured for the company and companies in the Dow Jones Medical Equipment Index based on the following formula: average closing stock price over the last twenty consecutive trading days of the performance period end date (December 31, 2022) minus average closing stock price over the last twenty consecutive trading days immediately preceding the commencement of the performance period (January 1, 2020) plus reinvested dividends divided by average closing stock price over the last twenty consecutive trading days immediately preceding the commencement of the performance period.

Considering the performance disclosed above, the table below illustrates the target number of 2020 PSUs and final number of shares earned for each NEO, including the additional earned shares because of DEUs.

NEO	Target # of PSUs	# of Shares Earned

Mr. Almeida	75,796	31,044

Mr. Saccaro	8,211	3,363

Mr. Accogli	18,949	7,761

Mr. Franzi	12,633	5,174

Mr. Rosenbloom[1]	N/A	N/A

[1]	Mr. Rosenbloom joined Baxter in April 2022, and thus did not receive PSUs in 2020.

Special One-Time PSU Grants

As described above, a primary goal of the executive compensation program is to attract, retain and motivate high-performing executives, and to align executive compensation with shareholder interests and long-term performance. Both the CEO and CHC Committee extensively review talent retention and recruitment on an on-going basis, including retention of executives with strong performance, and in the interest of attracting top talent who are key to the company’s future success.

As a result of this review, and also given their critical roles in the Hillrom acquisition and ongoing integration activities, the CHC Committee approved one-time PSU retention grants for Messrs. Accogli, Franzi and Saccaro in November 2021 with a grant date of March 2, 2022. Target grant values are as follows: (i) 29,727 target PSUs with a target value of $2,500,000 for Mr. Accogli; (ii) 11,891 target PSUs with a target value of $1,000,000 for Mr. Franzi and (iii) 35,672 target PSUs with a target value of $3,000,000 for Mr. Saccaro. Each PSU grant vests based on the same performance metrics and at the same time as the 2022 annual PSU grants described above. In connection with his voluntary departure, Mr. Accogli’s PSU award was forfeited.

Special Hiring Grant

In connection with Mr. Rosenbloom joining the company in April 2022, the CHC Committee approved a $2,500,000 target value grant consisting of 33,940 RSUs, (all of which are scheduled to vest on the third anniversary of the grant date). This equity grant was provided to compensate Mr. Rosenbloom as a transition from his prior employment as a partner at his law firm (including with respect to earned compensation payments he had not yet received and his forfeiture of certain future payments to which he was otherwise entitled as a partner based on his years of service and prior compensation).

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54	Executive Compensation

Perquisites

Baxter provides a very limited range of perquisites to its NEOs. While Baxter permits limited personal travel on the company aircraft in connection with potential efficiencies associated with such use, all personal aircraft usage must be pre-approved by the CEO in accordance with the terms of the company’s aircraft policy. The company and Mr. Almeida entered into an Aircraft Time Sharing Agreement in March 2018, whereby Mr. Almeida leases the company’s aircraft on a non-exclusive, time-sharing basis in accordance with the terms of the company’s aircraft policy. Consistent with the company’s practices, the agreement requires him to pay the company for any personal use at a reimbursement rate set by the Federal Aviation Regulations.

Baxter may, from time to time, reimburse business-related travel and other related entertainment and incidental costs for executives and their significant others to attend key sales meetings at which the attendance of a significant other is encouraged. No such reimbursement occurred in 2022. Additionally, NEOs are eligible for reimbursement of executive physical examinations and related health services.

Retirement and Other Benefits

In general, U.S.-based NEOs (Messrs. Almeida, Accogli, Rosenbloom and Saccaro) are eligible to participate in Baxter’s U.S. tax-qualified Section 401(k) plan (401(k) Plan) on the same terms as all eligible U.S. employees. All eligible employees in the 401(k) Plan are eligible to receive immediately vested matching contributions up to 3.5% of eligible compensation (100% match on the first 3% of eligible compensation and a 50% match on the next 1%). Additionally, eligible employees hired or rehired after December 31, 2006 who are not eligible for the pension plans described below receive an additional non-elective 401(k) Plan employer contribution equal to 3% of eligible compensation.

Mr. Saccaro is a participant in Baxter’s pension and supplemental pension plans due to his employment with Baxter prior to December 31, 2006. These plans were closed to new participants as of December 31, 2006. Since Mr. Saccaro departed and rejoined the company after this date, he is not eligible to accrue additional benefits in the company’s pension plans. Messrs. Almeida, Accogli and Rosenbloom are not eligible to participate in Baxter’s pension plans as each NEO was hired by Baxter or transferred to the United States after the plans were closed to new participants in 2006. A more detailed discussion of the pension plans is provided below under “Executive Compensation Tables—2022 Pension Benefits.”

Additionally, U.S.-based NEOs (Messrs. Almeida, Rosenbloom and Saccaro and prior to his voluntary departure, Mr. Accogli) are or were eligible to participate in Baxter’s U.S. nonqualified deferred compensation plan (Deferred Compensation Plan) on the same terms and conditions as eligible U.S. employees, which allows them to accumulate additional retirement savings and tax deferral opportunities beyond the limitations for tax-qualified retirement plans under the Internal Revenue Code of 1986, as amended (the Code). The terms of the Deferred Compensation Plan are more fully described below under “Executive Compensation Tables—2022 Nonqualified Deferred Compensation.”

Mr. Franzi participates in a Swiss Baxter-sponsored defined contribution retirement plan, into which Baxter makes contributions based on the employee’s age.

Employment Arrangements, Executive Severance Plan and Change in Control Agreements

In March 2020, Mr. Almeida entered into an amended offer letter governing the terms and conditions of his employment. Under the terms of his amended offer letter, Mr. Almeida is entitled to receive two times base salary and target annual incentive and certain health and welfare benefit coverage in the event that his employment with Baxter is terminated by Baxter other than for cause or by Mr. Almeida for good reason before December 31, 2023.

Mr. Franzi entered into an employment contract, dated as of June 8, 2017, governing the terms and conditions of his employment. Under the contract, Mr. Franzi is entitled to receive 18 months’ base salary and target annual incentive as severance, reduced by any severance benefit payable under any applicable Baxter plan, including his change in control agreement (as discussed below), in the event that his employment with Baxter is terminated by Baxter other than for breach of law, regulation or Baxter policy.

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The company maintains an executive severance plan for all U.S.-based executives (other than the CEO) (Executive Severance Plan), including Messrs. Rosenbloom and Saccaro. Mr. Almeida is excluded since he is covered under the terms and conditions of his amended offer letter. Generally, the Executive Severance Plan provides for certain severance benefits upon an involuntary termination for any reason other than due to death, disability, or for cause equal to 1.5 times the sum of the NEO’s annual base salary and target annual incentive as well as a payment for health and welfare coverage and reimbursement for outplacement services. If within twelve months of an executive’s termination of employment the executive violates any obligations under an employment agreement, restrictive covenant or similar agreement, or it is determined that the executive could have been terminated for cause, then the executive will be required to repay all amounts received and future payments will cease.

Beginning in February 2023, each NEO is subject to an executive cash severance policy that limits cash severance benefits 2.99 times the sum of the NEO’s base salary plus target annual bonus opportunity. Payments cannot exceed this threshold without prior stockholder ratification or approval.

Additionally, each NEO is a party to a change in control (CIC) agreement, which provides for certain severance payments if Baxter undergoes a CIC and the NEO ceases to be employed. Providing for payments in a CIC situation is consistent with market practice and helps to ensure that if a CIC is in the best interests of the company’s stockholders (as determined by the Board), the NEOs have appropriate incentives to remain focused on their responsibilities before, during and after the transaction without undue concern for their personal circumstances.

For a more detailed discussion of these arrangements, please refer to the information under “Executive Compensation Tables—Potential Payments Upon Termination or Following a Change in Control.”

Additional Compensation Governance

Risk Assessment of Compensation Policies and Practices

With the assistance of the CHC Committee’s independent compensation consultant, the CHC Committee reviewed Baxter’s material compensation policies and practices and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The key features of the executive compensation program as well as incentive and commission arrangements below the executive level that support this conclusion include:

•	appropriate pay philosophy, peer group and market positioning;
•

effective balance in cash and equity mix, short- and long-term focus, corporate, business unit and individual performance focus and financial and non-financial performance measurement and discretion; and

•	meaningful policies that mitigate risk, such as the stock ownership guidelines and Executive Compensation Recoupment Policy discussed below.

Stock Ownership Guidelines for Executive Officers

In order to align their long-term economic interests with those of stockholders, executive officers are required to own a certain amount of Baxter stock. The CEO is required to achieve ownership of Baxter common stock valued at a minimum of six times annual base salary within five years of appointment. Each of the other NEOs is required to achieve ownership of Baxter common stock valued at a minimum of four times annual base salary within five years of becoming an executive officer.

Neither unvested PSUs for which actual company performance has not been certified, nor unvested or vested stock options (or any portions thereof) count towards meeting the stock ownership guidelines.

As of December 31, 2022, each of Messrs. Almeida, Accogli, and Saccaro had met his stock ownership requirements. Mr. Franzi had previously met his guidelines, but due to the decrease in company stock price that occurred during 2022, had no longer met his stock ownership requirements as of December 31, 2022. However, through his March 2023 annual equity grant, Mr. Franzi was again in compliance with the stock ownership guidelines. Mr. Rosenbloom is not yet subject to this ownership requirement as he has been with the company less than five years. This requirement, like the Executive Compensation Recoupment Policy discussed below, helps to align the interests of the executive officers with those of the company’s stockholders and help ensure appropriate levels of risk-taking by executive officers.

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Prohibitions on Trading; No-Hedging

Pursuant to Baxter’s securities trading policy, all company employees (regardless of role or title), directors, consultants, contract workers and temporary staff worldwide, together with their family members, are prohibited from directly or indirectly participating in certain trading activities with respect to company securities that by their nature are aggressive or speculative or may give rise to an appearance of impropriety. Such prohibited activities include:

•	Same-day or short-term trading (i.e., “day trading”) of company stock.
•	Selling company stock that the seller does not own or a sale that is completed by delivery of borrowed company stock (i.e., a “short sale”).
•	Purchasing or holding company securities on margin.
•	Pledging company securities as collateral for a loan.
•

Entering into any derivative (including purchasing, selling or writing put or call options, forward contracts, “equity” or “performance” swap or any similar agreements denominated in company securities) or similar transactions with respect to company securities.

Prior to effecting most transactions in company securities, certain executive officers, directors and other company employees who are routinely exposed to information that would necessarily be considered material (such as financial information or important press releases) before it is released to the public must first obtain pre-clearance of the transaction from the Corporate Secretary, Assistant Corporate Secretary or General Counsel.

Executive Compensation Recoupment Policy; Non-Competition Agreement Clawback

Baxter has an Executive Compensation Recoupment Policy that applies to all payments under its incentive plans as well as all LTI grants to all executives, including the NEOs. Following any restatement of the company’s financial results or if an executive violates a restrictive covenant contained in any agreement, the Board will review the facts and circumstances that led to the requirement for the restatement or the violation, as applicable, and take any actions it deems appropriate under the recoupment policy. With respect to a restatement, the Board will consider, among other things, whether the executive received compensation based on performance reported, but not actually achieved. Actions the Board may take include recovery, reduction or forfeiture of all or part of any annual incentive or any previously awarded LTI grant (or to be awarded LTI grant), disciplinary actions and the pursuit of any other remedies. Baxter intends to disclose the aggregate amount of incentive compensation recovered under this policy, so long as the underlying event has already been publicly disclosed by the company. The company made no such recoupments under the policy in 2022.

Additionally, all LTI participants eligible for PSUs, including the NEOs, are required to execute updated non-competition, non-solicitation and confidentiality agreements (Non-Competition Agreement). All LTI participants who execute a Non-Competition Agreement, including the NEOs, are subject to a clawback provision in the event a participant violates the terms of the Non-Competition Agreement following a termination of employment for any reason. In the event of such violation, all unvested LTI grants (including grants that would otherwise have vested if the participant were retirement eligible) are immediately forfeited. Additionally, all LTI grants that vested or became exercisable within the 12 months prior to the termination date that have not otherwise been sold or exercised are cancelled and the shares returned to the company and any gain from the sale or exercise of any LTI grant that vested within 12 months prior to the termination date is subject to repayment.

When pending NYSE listing requirements are issued to implement new SEC rules regarding certain mandatory clawbacks related to material financial restatements, the company will promptly and fully comply.

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Executive Compensation	57

Executive Compensation Tables

2022 Summary Compensation Table

The following table shows compensation provided to the NEOs for the years indicated below.

Name and Principal Position	Year[1]	Salary ($)[2]	Bonus ($)	Stock Awards ($)[3]	Option Awards ($)[4]	Non-Equity Incentive Plan Compensation ($)[5]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[6]	All Other Compensation ($)[7]	Total
José E. Almeida Chair, President and Chief Executive Officer	2022	1,300,000	—	8,730,301	2,760,487	675,675	—	121,773	13,588,236
	2021	1,300,000	—	6,476,195	5,443,374	2,364,863	—	50,302	15,634,734
	2020	1,300,000	—	8,374,122	6,120,424	—	—	70,850	15,865,396
James K. Saccaro Executive Vice President and Chief Financial Officer	2022	834,638	—	6,099,090	903,428	267,750	—	102,263	8,207,169
	2021	757,142	—	1,551,519	1,286,620	797,052	—	66,182	4,458,515
	2020	739,000	—	1,181,783	663,040	287,820	275,995	53,544	3,201,182
Giuseppe Accogli Executive Vice President and Chief Operating Officer	2022	875,000	—	5,876,277	1,003,817	—	—	106,155	7,861,249
	2021	824,403	—	2,152,605	1,905,180	893,025	—	64,827	5,840,040
	2020	774,891	—	2,020,329	1,530,102	230,400	—	88,545	4,644,267
Cristiano Franzi Senior Vice President and President, EMEA	2022	824,415	—	3,263,287	690,122	310,475	—	169,217	5,257,516
	2021	809,079	—	1,412,782	1,237,135	782,424	—	165,946	4,407,366
	2020	821,481	—	1,364,748	1,020,073	336,297	—	169,066	3,711,665
David Rosenbloom Senior Vice President and General Counsel	2022	512,466	—	4,308,943	577,356	137,213	—	24,338	5,560,316

[1]

The 2022 amounts reported in this table for Mr. Franzi that are paid in CHF have been converted to USD using the December 31, 2022 exchange rate (1 CHF = 1.0827 USD). The 2021 amounts reported in this table for Mr. Franzi were converted to USD using the December 31, 2021 exchange rate (1 CHF = 1.0925 USD). The 2020 amounts reported in this table for Mr. Franzi were converted using the December 31, 2020 exchange rate (1 CHF = 1.133 USD).

[2]

Amounts shown in this column represent base salary actually earned in the applicable year. For additional information regarding each NEO’s salary for 2022, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Base Salary—2022 Actions.”

[3]

Amounts shown for 2022 represent the grant date fair value of TSR PSUs, Adjusted ROIC PSUs and Adjusted Net Sales CAGR PSUs granted in 2022 and the grant date fair value of RSUs granted in 2022. Amounts shown for 2021 represent the grant date fair value of TSR PSUs, Adjusted ROIC PSUs and Adjusted Net Sales CAGR PSUs granted in 2021 and Adjusted Operating Margin PSUs deemed granted that pertain to annual PSU grants made in 2019. Amounts shown for 2020 represent the grant date fair value of TSR PSUs, Adjusted ROIC PSUs and Adjusted Net Sales CAGR PSUs granted in 2020 and Adjusted Operating Margin PSUs deemed granted in 2020 that pertain to annual PSU grants made in 2018 and 2019. For additional information, see “Compensation Discussion and Analysis—Additional Compensation Governance—Additional Summary Compensation Table Information.” PSU awards reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Refer to Note 8 to the Consolidated Financial Statements included in the 2022 Form 10-K for a discussion of how grant date fair value of PSU awards were calculated. DEUs accrue on the unvested PSUs included in this table but are paid only if the underlying awards vest. The grant date fair value for the maximum performance of the PSUs granted in 2022 is as follows: $9,659,308 for Mr. Almeida; $8,430,046 for Mr. Saccaro; $7,903,131 for Mr. Accogli; $4,171,244 for Mr. Franzi; and $1,971,032 for Mr. Rosenbloom. For further information on these awards, see the “—2022 Grants of Plan-Based Awards” table.

[4]

Amounts shown in this column represent the value of Baxter stock options based on the grant date fair value computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 8 to the Consolidated Financial Statements included in the 2022 Form 10-K. For further information on these awards, see the “—2022 Grants of Plan-Based Awards” table.

[5]

Amounts shown in this column represent annual incentives paid for performance in the applicable year. The methodology applied in determining the annual incentive amounts earned by the NEOs is discussed under “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Plan.” For 2020, Mr. Almeida recommended that the Board reduce his annual incentive to $0, in light of the impact of the ongoing COVID-19 pandemic on the company’s operations and on its employees, customers, stockholders and other stakeholders, and the Board approved Mr. Almeida’s annual payout of $0 consistent that recommendation. For 2022, Mr. Accogli received no annual incentive award as he resigned in January 2023.

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[6]

The amounts shown in this column represent the aggregate of the increase in actuarial values of the NEO’s benefits under the company’s pension plan and supplemental pension plan. For 2022, no value is shown for Mr. Saccaro because the aggregate actuarial values decreased by $544,166 due to an increase in the underlying discount rate offset slightly by a decrease in the discount period due to aging. Although a participant in the pension plans, Mr. Saccaro is not eligible to accrue additional benefits under the pension plans. None of Messrs. Almeida, Accogli, Franzi or Rosenbloom are eligible to participate in the pension plans. For more information on these pension benefits, see the “ —2022 Pension Benefits” table below.

[7]

Amounts shown in this column represent (i) the dollar value of term life insurance premiums paid by the company on behalf of the NEOs in the United States and supplemental health insurance payments for Mr. Franzi; (ii) a company paid car allowance, child education allowance and a five-year anniversary benefit payment for Mr. Franzi; (iii) contributions made by the company to the 401(k) Plan for Messrs. Almeida, Accogli, Rosenbloom, and Saccaro, and Swiss retirement plan contributions for Mr. Franzi; and (iv) contributions made by the company to the Deferred Compensation Plan for Messrs. Almeida, Accogli, Rosenbloom and Saccaro. Deferred Compensation Plan and 401(k) Plan contributions on behalf of Messrs. Almeida, Accogli, Rosenbloom and Saccaro include an additional employer contribution equal to 3% of eligible compensation as a result of their ineligibility to participate in, or accumulate additional benefits under, the company’s pension and supplemental pension plans. This additional employer contribution is made to all eligible U.S. employees and attributable to 2022 but credited to accounts in February 2023.

The following table quantifies the amounts paid to each NEO in 2022 for the components discussed above that exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that NEO:

	Car/ Transportation Allowance ($)	Retirement Plan Contributions ($)	Deferred Compensation Contributions ($)
Mr. Almeida	—	19,825	100,796
Mr. Saccaro	—	19,825	81,853
Mr. Accogli	—	19,825	85,367
Mr. Franzi	23,386	139,497	—
Mr. Rosenbloom	—	17,873	5,908

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Executive Compensation	59

2022 Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards to NEOs in 2022.

Name	Grant Date	CHC Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mr. Almeida

Annual Incentive(4)			0	2,145,000	5,362,500

RSU Grant	3/2/2022	2/10/2022							32,699			2,786,936

Stock Option Grant	3/2/2022	2/10/2022								151,596	85.23	2,760,487

2022 PSU Grant(5)	3/2/2022	2/10/2022				32,700	65,398	130,796				5,943,365

Mr. Saccaro

Annual Incentive(4)			0	850,000	2,125,000

RSU Grant	3/2/2022	2/10/2022							10,702			912,131

Stock Option Grant	3/2/2022	2/10/2022								49,613	85.23	903,428

2022 PSU Grant #1(5)	3/2/2022	2/10/2022				10,702	21,403	42,806				1,945,099

2022 PSU Grant #2 (5),(6)	3/2/2022	2/10/2022				17,837	35,672	71,344				3,241,860

Mr. Accogli

Annual Incentive(4)			0	831,250	2,078,125

RSU Grant	3/2/2022	2/10/2022							11,891			1,013,470

Stock Option Grant	3/2/2022	2/10/2022								55,126	85.23	1,003,817

2022 PSU Grant #1(5)	3/2/2022	2/10/2022				11,892	23,781	47,562				2,161,217

2022 PSU Grant #2 (5),(6)	3/2/2022	2/10/2022				14,865	29,727	59,454				2,701,590

Mr. Franzi

Annual Incentive(4)			0	704,026	1,760,064

RSU Grant	3/2/2022	2/10/2022							8,175			696,755

Stock Option Grant	3/2/2022	2/10/2022								37,899	85.23	690,122

2022 PSU Grant #1(5)	3/2/2022	2/10/2022				8,175	16,350	32,700				1,485,889

2022 PSU Grant #2 (5),(6)	3/2/2022	2/10/2022				5,946	11,891	23,782				1,080,643

Mr. Rosenbloom

Annual Incentive(4)			0	435,596	1,088,990

RSU Grant #1	6/1/2022	4/5/2022							7,636			568,653

RSU Grant #2	6/1/2022	4/5/2022							33,940			2,527,512

Stock Option Grant	6/1/2022	4/5/2022								33,442	74.47	577,356

2022 PSU Grant(7)	6/1/2022	4/5/2022				7,638	15,273	30,546				1,212,778

[1]

All stock option awards made in 2022 are non-qualified stock options. Stock options and RSUs vest ratably (33-1/3% per year) over the three-year vesting period beginning on the grant date, except for Mr. Rosenbloom’s RSU Grant #2 which vests 100% on the third anniversary of the grant date.

[2]	The option exercise prices reflect the closing price of Baxter’s common stock on the grant date.
[3]	The amounts in this column represent the grant date fair value, as determined in accordance with FASB ASC Topic 718.
[4]

The amounts shown represent award opportunities under Baxter’s 2022 annual incentive at threshold, target and maximum payouts incorporating both financial and individual performance. The threshold, target and maximum incentive opportunity for financial performance is 50% of target, 100% of target and 200% of target, respectively. The financial performance is multiplied by an NEO’s individual performance assessment, which ranges between 0%—125% and is generally based on the company’s performance versus key 2022 strategic priorities, including various ESG measures. Mr. Franzi’s annual incentive opportunity has been converted from CHF to USD using the December 31, 2022 exchange rate (1 CHF = 1.0827 USD). Pursuant to Mr. Rosenbloom’s April 2022 offer letter, his target annual incentive is prorated based on the number of days he worked for Baxter in 2022 (258 days). The actual annual incentive paid to each NEO for 2022 performance is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

[5]

PSUs will be paid out in shares of Baxter common stock based on performance against Relative TSR, Adjusted ROIC and Adjusted Net Sales CAGR metrics during the three-year performance period ending on December 31, 2024. For more information on how these payouts are determined, please see “Compensation Discussion and Analysis—Long-Term Incentive Plan—2022 Annual LTI Grants—2022 Annual PSU Grants”.

[6]

Messrs. Accogli, Saccaro and Franzi each received retention PSU grants in 2022. For more information on the retention PSU grants, please see “Compensation Discussion and Analysis—Long-Term Incentive Plan—Retention PSU Grants”.

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[7]

Mr. Rosenbloom received grants in 2022 in connection with joining Baxter: (i) a stock option grant, an RSU grant (referred to as RSU Grant #1 in the table above) and a PSU grant, each as a replacement for his annual LTI grant for 2022 and (ii) a sign-on RSU grant (referred to as RSU Grant #2 in the table above) that was provided as a compensation transition from his prior employment as a partner at his law firm (including with respect to earned compensation payments he had not yet received and his forfeiture of certain future payments to which he was otherwise entitled based on his years of service and prior compensation). Stock options and RSU Grant #1 will vest ratably over three years, while RSU Grant #2 will vest fully on the third anniversary of the grant date. The PSU grant was approved in April 2022, but will vest based on the same performance metrics and at the same time as the 2022 annual PSU grants described above.

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Executive Compensation	61

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table summarizes equity awards outstanding for the NEOs as of December 31, 2022.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[3,4,5]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3,4,5]

Mr. Almeida	10/28/2015	720,000		37.25	10/28/2025

	3/2/2017	534,759		50.77	3/2/2027

	3/1/2018	373,435		66.31	3/1/2028

	2/28/2019	342,933		74.73	2/28/2029

	3/20/2020	254,291	127,146	75.75	3/20/2030

	3/3/2021	116,161	232,322	77.15	3/3/2031

	3/2/2022		151,596	85.23	3/2/2032

	3/2/2022					33,015	1,682,777

	3/20/2020							30,869	1,573,397

	3/3/2021							35,829	1,826,198

	3/2/2022							33,015	1,682,777

Mr. Saccaro	9/2/2014	85,000		40.00	8/30/2024

	3/3/2015	185,093		37.38	3/3/2025

	3/3/2016	167,660		39.33	3/3/2026

	3/2/2017	117,647		50.77	3/2/2027

	3/1/2018	97,093		66.31	3/1/2028

	2/28/2019	89,163		74.73	2/28/2029

	3/20/2020	27,548	13,774	75.75	3/20/2030

	3/3/2021	27,456	54,913	77.15	3/3/2031

	3/2/2022		49,613	85.23	3/2/2032

	3/2/2022					10,805	550,753

	3/20/2020							3,344	170,446

	3/3/2021							8,469	431,652

	3/2/2022							18,008	917,888
	3/2/2022							10,805	550,727

Mr. Accogli	3/2/2017	31,195		50.77	3/2/2027

	3/1/2018	74,687		66.31	3/1/2028

	2/28/2019	75,445		74.73	2/28/2029

	3/20/2020	63,572	31,787	75.75	3/20/2030

	3/3/2021	40,656	81,313	77.15	3/3/2031

	3/2/2022		55,126	85.23	3/2/2032

	3/2/2022					12,006	611,942

	3/20/2020							7,717	393,355

	3/3/2021							12,540	639,182

	3/2/2022							15,007	764,915

	3/2/2022							12,005	611,916

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62	Executive Compensation

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[3,4,5]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3,4,5]

Mr. Franzi	9/1/2017	23,400		62.23	9/1/2027

	3/1/2018	52,281		66.31	3/1/2028

	2/28/2019	54,869		74.73	2/28/2029

	3/20/2020	42,382	21,191	75.75	3/20/2030

	3/3/2021	26,400	52,801	77.15	3/3/2031

	3/2/2022		37,899	85.23	3/2/2032

	3/2/2022					8,254	420,707

	3/20/2020							5,145	262,239

	3/3/2021							8,143	415,035

	3/2/2022							8,254	420,707

	3/2/2022							6,003	305,971

Mr. Rosenbloom	6/1/2022		33,442	74.47	6/1/2032

	6/1/2022					41,978	2,139,611

	6/1/2022							7,710	392,994

[1]

The chart below represents stock options scheduled to vest as follows (as of December 31, 2022). All of Mr. Accogli’s unvested stock options were cancelled effective with his voluntary departure in January 2023.

Name	March 2023	June 2023	March 2024	June 2024	March 2025	June 2025	Totals

Mr. Almeida	293,839	—	166,693	—	50,532	—	511,064

Mr. Saccaro	57,767	—	43,995	—	16,538	—	118,300

Mr. Accogli	90,818	—	59,032	—	18,376	—	168,226

Mr. Franzi	60,224	—	39,034	—	12,633	—	111,891

Mr. Rosenbloom	—	11,147	—	11,147	—	11,148	33,442

[2]

The amounts in this column represent unvested RSU awards. Amounts shown in this column also include DEUs accrued on the unvested RSUs. The market value is based on the closing price of Baxter common stock on December 30, 2022 ($50.97). These RSUs are scheduled to vest as follows (as of December 31, 2022 and excluding DEUs accrued on the unvested RSUs), except for Mr. Accogli’s, which were cancelled in connection with his voluntary departure in January 2023.

Name	March 2023	June 2023	March 2024	June 2024	March 2025	June 2025	Totals

Mr. Almeida	10,899	—	10,900	—	10,900	—	32,699

Mr. Saccaro	3,567	—	3,567	—	3,568	—	10,702

Mr. Accogli	3,963	—	3,964	—	3,964	—	11,891

Mr. Franzi	2,725	—	2,725	—	2,725	—	8,175

Mr. Rosenbloom	—	2,545	—	2,545	—	36,486	41,576

[3]

For the grants made on March 20, 2020, amounts represent the actual number and value of shares of common stock that an NEO will receive under the 2020 PSU grant based on performance of Relative TSR, Adjusted ROIC and Adjusted Net Sales and related DEUs, as of December 31, 2022. The

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final payout under the 2020 PSUs was approximately 39% of target, which is reflected in the number above and vested following CHC Committee certification in February 2023. The market value of the PSUs included in these columns is based on the closing price of Baxter common stock on December 30, 2022 ($50.97).

[4]

For the grants made on March 3, 2021, amounts represent the threshold number and value of shares of common stock that an NEO would receive under the 2021 PSU grant based on performance of Relative TSR, Adjusted ROIC and Adjusted Net Sales and related DEUs, as of December 31, 2022. The 2021 PSUs are scheduled to vest following CHC Committee certification after the end of the three-year performance period (December 31, 2023) in early 2024. The market value of the PSUs included in these columns is based on the closing price of Baxter common stock on December 30, 2022 ($50.97).

[5]

For the grants made on March 2, 2022, amounts represent the threshold number and value of shares of common stock that an NEO would receive under the 2022 PSU grant based on performance of Relative TSR, Adjusted ROIC and Adjusted Net Sales and related DEUs, as of December 31, 2022. The 2022 PSUs are scheduled to vest following CHC Committee certification after the end of the three-year performance period (December 31, 2024) in early 2025. The market value of the PSUs included in these columns is based on the closing price of Baxter common stock on December 30, 2022 ($50.97).

2022 Option Exercises and Stock Vested

The following table sets forth stock options exercised and PSUs that vested in 2022 for the NEOs.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Mr. Almeida	—	—	56,307	4,940,935
Mr. Saccaro	—	—	14,639	1,284,600
Mr. Accogli	—	—	12,387	1,086,968
Mr. Franzi	—	—	9,008	790,489
Mr. Rosenbloom	—	—	—	—

[1]	Amounts represent the market value of Baxter PSUs (and related DEUs), as applicable, on the date of vesting as determined by the closing price of Baxter common stock on the vesting date.

2022 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Mr. Almeida	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

Mr. Saccaro	Pension Plan	11	391,528	—

	Supplemental Pension Plan	11	500,350	—

Mr. Accogli	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

Mr. Franzi	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

Mr. Rosenbloom	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

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64	Executive Compensation

[1]

The amounts in this column have been determined by using pensionable earnings and benefit service through 2022. The present value of this accrued benefit is deemed payable at the earlier of normal retirement (age 65) or the earliest point where it would be unreduced (85 points, where each year of age and Baxter service equals one point). It was calculated as an annuity payable for the life of the participant and the present value of the benefit at the assumed payment age was discounted to the current age as of measurement date. Messrs. Almeida, Accogli, Franzi and Rosenbloom are not eligible to receive any pension benefits. The present values of the accrued benefits are based on the following assumptions:

Assumption	Value

Discount Rate	5.50% for supplemental pension plan benefits and 5.56% for pension plan benefits

Postretirement Mortality	Pri-2012 mortality table with projected mortality improvements

Termination/Disability	None assumed

Retirement Age	Earlier of age 65 or attainment of 85 points

Other assumptions not explicitly mentioned are the same as those assumptions used for Baxter’s financial reporting. Please refer to Note 12 to the Consolidated Financial Statements included in the 2022 Form 10-K for more information on those assumptions.

Baxter’s tax-qualified pension plan is a broad-based retirement income plan. The normal retirement (age 65) benefit equals (i) 1.75 percent of a participant’s “Final Average Pay” multiplied by the participant’s number of years of pension plan participation, minus (ii) 1.75 percent of a participant’s estimated primary social security benefit, multiplied by the participant’s years of pension plan participation. “Final Average Pay” is equal to the average of a participant’s five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings. In general, the eligible earnings considered in determining the pension includes base salary and annual incentives. Although age 65 is the normal retirement age under the pension plan, the pension plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of pension plan participation and one point for each year of age. Participants who terminate employment after accumulating at least 65 points, and who wait to begin receiving their pension plan benefits until they have 85 points, receive an unreduced pension plan benefit regardless of their actual age when they begin receiving their pension plan benefits.

Baxter’s supplemental pension plan is offered to all employees eligible to participate in the qualified pension plan whose benefit is limited under certain provisions of the Code applicable to highly compensated employees. If the present value of a participant’s benefit in the supplemental plan does not exceed $50,000 when the participant terminates employment, such participant will be paid in a lump sum. If the present value of the benefit exceeds $50,000, the participant will be paid in an annuity commencing when the participant is first eligible for early retirement, regardless of whether the participant elects to commence his or her qualified plan benefit at that time. Deferred salary and annual incentive amounts that may not be included under the pension plan are included in the supplemental plan.

Participation in the pension and supplemental pension plans was closed as of December 31, 2006. Any employees hired or rehired after that date (including Mr. Saccaro) are not eligible to participate in or receive additional benefits under the pension plan or supplemental pension plan, but instead receive an additional employer contribution equal to 3% of eligible compensation in the 401(k) Plan (and Deferred Compensation Plan if eligible compensation exceeds the compensation that can be taken into account under the 401(k) Plan).

2022 Nonqualified Deferred Compensation Plan

Name	Executive Contributions in 2022 ($)[1]	Registrant Contributions in 2022 ($)[2]	Aggregate Earnings in 2022 ($)[3]	Aggregate Balance at December 31, 2022 ($)[4,5]
Mr. Almeida	—	100,796	(106,091)	657,826
Mr. Saccaro	104,107	81,853	(124,475)	1,652,852
Mr. Accogli	269,364	85,367	30,078	1,633,802
Mr. Franzi	—	—	—	—
Mr. Rosenbloom	—	5,908	—	—

[1]	Amounts in this column are included in either the “Salary” or “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
[2]

Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table and include company non-matching contributions attributable to 2022 and credited to accounts in February 2023.

[3]

Amounts in this column are not included in the Summary Compensation Table as the Deferred Compensation Plan provides participants with a subset of investment elections available to all eligible employees under the 401(k) Plan.

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Executive Compensation	65

[4]	Amounts in this column exclude company non-matching contributions attributable to 2022 but not credited to participant accounts as of December 31, 2022.
[5]	The aggregate balance includes amounts previously reported as compensation for the NEOs in the Summary Compensation Table for prior years, which are as follows:

Name	Amount Previously Reported ($)

Mr. Almeida	556,459

Mr. Saccaro	1,252,961

Mr. Accogli	1,215,016

Mr. Franzi	—

Mr. Rosenbloom	—

A participant in the Deferred Compensation Plan may elect to defer a portion of his or her eligible compensation (up to 50% of base salary and up to 100% of eligible annual incentive) during the calendar year as long as the participant makes such election prior to the beginning of the calendar year. For NEOs, eligible compensation under the Deferred Compensation Plan includes base salary and any annual incentive. Participants in the Deferred Compensation Plan may select from a subset of investment elections available to all eligible employees under the 401(k) Plan, which are described in greater detail below. Amounts in a participant’s account are adjusted upward or downward to reflect the investment return that would have been realized had such amounts been invested in the investments selected by the participant. Participants may elect to change their investment elections daily. Baxter is also required to match contributions to the Deferred Compensation Plan up to 3.5% of a participant’s eligible compensation in the same manner as under the 401(k) Plan. Any participant who either was hired after December 31, 2006, or elected not to continue to accrue benefits in the pension plan, receives a company contribution equal to 3% of his or her eligible compensation in excess of the compensation that is recognized in the 401(k) Plan, regardless of whether the participant is otherwise eligible to elect to defer a portion of his or her compensation. Deferrals under the plan are not recognized as eligible compensation for the qualified pension plan (but are recognized in the supplemental pension plan) or in calculating benefit pay under Baxter’s welfare benefit plans and result in lower compensation recognized for company matching under the 401(k) Plan.

Participants may elect to be paid distributions either in a lump sum payment or in annual installment payments over two to 15 years. Distributions will be paid in the first quarter of the plan year following such participant’s termination of employment unless such participant is a “specified employee” as defined in Section 409A of the Code. No distributions will be paid in connection with the termination of a specified employee until at least six months following such termination and any amounts that would have otherwise been paid during such six-month period shall be accumulated and paid in a lump sum, without interest, at the expiration of such period.

The table below lists the available investment options under the Deferred Compensation Plan and their annual return as of December 31, 2022.

Name of Fund	Annual Rate of Return as of December 31, 2022

Stable Income Fund	1.98%

S&P 500 Equity Index Fund	-18.20%

International EAFE Fund	-14.23%

Small Cap Fund	-20.50%

Potential Payments Upon Termination or Following a Change in Control

The narrative and tables below describe the potential payments to each NEO upon certain terminations, including following a CIC event. All information described in this section is presented as if the triggering events took place on December 31, 2022.

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Mr. Almeida’s Amended Offer Letter

In March 2020, Mr. Almeida entered into an amended offer letter governing the terms and conditions of his employment (CEO Amended Offer Letter) through December 31, 2023. Under the CEO Amended Offer Letter, Mr. Almeida will continue to serve as Chair, President and CEO. The CEO Amended Offer Letter provides for Mr. Almeida’s annual base salary, target annual incentive and target LTI opportunity, which amounts are subject to adjustment by the independent members of the Board in accordance with the terms of the CEO Amended Offer Letter. He remains eligible to receive benefits to the same extent and on the same terms as those benefits provided to other senior executives of the company, such as health, disability, insurance and retirement benefits.

The CEO Amended Offer Letter also continues to provide Mr. Almeida with the right to receive cash severance equal to two times base salary and target annual incentive in the event of an involuntary termination without cause or termination with good reason prior to December 31, 2023. Good reason means a voluntary termination within 180 days of the occurrence of any of the following events (provided notification is given to the company within 90 days and the company fails to cure such event within 30 days): assignment of any duties inconsistent with the executive status as a senior executive officer of the company, material reduction in annual base salary, material change in the location of the executive’s principal place of employment greater than 50 miles, failure to pay any portion of current compensation or nonqualified deferred compensation, or any material breach of the CEO Amended Offer Letter.

In addition, beginning with Mr. Almeida’s 2020 annual LTI grant and for all subsequent annual LTI grants through the end of 2023, Mr. Almeida is eligible to receive retirement treatment when as he has attained 60 years of age (as opposed to 65 years of age), which will provide for continued vesting of his stock option and PSU grants and a longer period of time to exercise his outstanding stock options.

Mr. Almeida, like the other NEOs, is also eligible for certain payments in the event of his termination for good reason or termination without cause following a CIC, which is described in greater detail below.

Mr. Franzi’s Employment Contract

On June 8, 2017, the company entered into an employment contract with Mr. Franzi effective as of September 1, 2017 (Franzi Employment Contract) that provides for, among other things, base salary, target annual incentive opportunity and benefits in accordance with his employment in Switzerland. Under the Franzi Employment Contract, he also has the right to receive cash severance equal to 18 months’ base salary and target annual incentive, reduced by any severance benefit payable under any applicable plan, including his CIC agreement, in the event that his employment is terminated by the company other than for breach of law, regulation or company policy. Mr. Franzi, like the other NEOs, is also eligible for certain payments in the event of his termination for good reason or termination without cause following a CIC, which is described in greater detail below.

Executive Severance Plan

The company maintains an Executive Severance Plan, which covers all U.S.-based executives, general managers and vice presidents, including Messrs. Rosenbloom and Saccaro, but not Messrs. Almeida and Franzi. Mr. Accogli, as a former employee of the company, is no longer covered by the Executive Severance Plan. Messrs. Almeida and Franzi are subject to the terms and conditions of the CEO Amended Offer Letter and Franzi Employment Contract, respectively.

The Executive Severance Plan provides for various severance payments upon an involuntary termination for any reason other than due to death, disability, or for cause. Cause means the willful and continued failure to substantially perform the executive’s duties that has not been cured within 30 days or the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. Upon a qualifying involuntary termination, Messrs. Rosenbloom and Saccaro are entitled to the following:

•	a cash payment generally equal to 1.5x the aggregate amount of the executive’s annual base salary and target annual incentive for the year in which termination occurs;
•

if the executive terminates July 1 or later, a prorated annual incentive determined using the number of days worked in the calendar year based on actual company performance and target individual performance;

•	a lump-sum cash payment equivalent to 18 months of employer benefits costs (if enrolled at the time of termination); and
•	outplacement expense reimbursement in an amount not to exceed $35,000.

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Mr. Accogli had been entitled to the benefits described above for Messrs. Rosenbloom and Saccaro (with respect to a qualifying involuntary termination) prior to his voluntary departure from the company in January 2023.

All benefits under the Executive Severance Plan are reduced by any amount paid or provided to an executive under any other applicable plan or arrangement providing for a payment upon a termination of employment, including but not limited to, statutory severance or other termination pay arrangements, any CIC payments, or payments associated with individual employment or retention agreements, but not including payments associated with any LTI grants.

Additionally, if within twelve months of an executive’s termination of employment: (i) the executive violates any obligations under an employment agreement, restrictive covenant or similar agreement; or (ii) it is determined that the executive could have been terminated for cause, then the executive will be required to repay all amounts received and future payments will cease. All payments and other benefits under the Executive Severance Plan are subject to the timely execution of a general release of claims in favor of the company and the expiration of the period of revocation for such release.

LTI Grants

LTI grants to the NEOs are governed by the terms and conditions and applicable plan, which are the Baxter International Inc. 2011 Incentive Plan, Baxter International Inc. 2015 Incentive Plan and Baxter International Inc. 2021 Incentive Plan. The table below outlines the vesting treatment of LTI grants upon various scenarios under both plans.

As described above under “Compensation Discussion and Analysis—Additional Compensation Governance—Executive Compensation Recoupment Policy; Non-Competition Agreement Clawback”, all LTI participants eligible for PSUs, including the NEOs, are required to execute a Non-Competition Agreement. All LTI participants who execute a Non-Competition Agreement, including the NEOs, are subject to a clawback provision in the event a participant violates the terms of the Non-Competition Agreement following a termination of employment for any reason. In the event of any such violation, all unvested LTI grants (including grants that would otherwise have vested if the participant were retirement eligible) are immediately forfeited. Additionally, all LTI grants that vested or became exercisable within the 12 months prior to the termination date that have not otherwise been sold or exercised are cancelled and the shares returned to the company and any gain from the sale or exercise of any LTI grant that vested within 12 months prior to the termination date is subject to repayment.

Scenario	Vesting Treatment	Definitions

Death or Disability

Stock Options

All unvested stock options vest upon death or Disability with a participant having the lesser of five years from the death or Disability date, or ten years from the grant date to exercise.

RSUs

All unvested RSUs vest upon death or Disability.

PSUs

All unvested PSUs vest upon death or Disability based on target company performance.

Disability means (i) as defined in any employment, consulting or similar agreement; or (ii) in the absence of any such employment, consulting or similar agreement, a condition entitling the participant to receive benefits under a long-term disability plan of the company in which such participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the participant by reason of illness or accident to perform the duties of the occupation at which the participant was employed or served when such disability commenced.

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68	Executive Compensation

Scenario	Vesting Treatment	Definitions

Voluntary or Involuntary Termination

Stock Options

All unvested stock options forfeit upon a voluntary or involuntary termination with a participant having the lesser of 90 days, or ten years from the grant date to exercise. However, if a participant is “retirement eligible,” then all stock options granted in years prior to the year of termination vest on their original vesting dates and stock options granted in the year of termination are prorated based on the number of months worked in the year of termination and vest on their original vesting dates. Retirement eligible participants have the lesser of five years from the termination date, or ten years from the grant date to exercise.

RSUs

All unvested RSUs forfeit upon a voluntary or involuntary termination. However, if a participant is “retirement eligible,” then all RSUs granted in years prior to the year of termination vest on their original vesting dates and RSUs granted in the year of termination are prorated based on the number of months worked in the year of termination and vest on their original vesting dates.

PSUs

All unvested PSUs forfeit upon a voluntary or involuntary termination. However, if a participant is “retirement eligible,” then all PSUs granted in years prior to the year of termination vest upon certification of the performance results and PSUs granted in the year of termination are prorated based on the number of months worked in the year of termination and vest upon certification of the performance results. In all cases, PSUs are subject to actual company performance for the full performance period.

To qualify as retirement eligible, a participant must terminate employment (for any reason other than disability, death or for cause) at a time when the participant is 55 years of age or older with at least 10 years of continuous service, or 65 years of age with no consideration for service.

As of December 31, 2022, Mr. Almeida is the only NEO who is retirement eligible, based on the terms of his March 2020 Amended Offer Letter.

Qualifying Termination Following a CIC

Stock Options

All unvested stock options immediately vest upon a “qualifying termination” within 24 months following a CIC (unless the stock options are not assumed in the transaction).

RSUs

All unvested RSUs immediately vest upon a “qualifying termination” within 24 months following a CIC (unless RSUs are not assumed in the transaction, in which case they will vest on the closing of the transaction).

PSUs

All unvested PSUs immediately vest upon a “qualifying termination” within 24 months following a CIC (unless PSUs are not assumed in the transaction, in which case they will vest on the closing of the transaction). The PSUs vest assuming target company performance.

A qualifying termination includes an involuntary termination of employment for any reason other than death, disability or cause or termination for good reason (as defined in the CIC Agreement).

CIC or change in control is defined as (i) the acquisition by any person of more than 30% of company common stock; (ii) individuals who, on the grant date, constitute the Board cease for any reason to constitute at least a majority of the Board unless the appointment is approved by 2/3 of the Board; (iii) a merger or consolidation of the company; or (iv) the sale, transfer or other disposition of all or substantially all company assets.

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Change in Control Agreements

In September 2020, Mr. Almeida entered into a new CIC agreement and the other NEOs entered into an amended and restated CIC agreement (CIC Agreement) that provides for certain payments (as described below) in the event Baxter undergoes a CIC and the NEO is terminated by the company (other than for cause or as a result of death or Disability (as defined in the CIC Agreement)) or the NEO terminates employment for good reason during the term (which generally lasts two years and automatically extends each year unless applicable notice is provided). Good reason means a voluntary termination within 180 days of the occurrence of any of the following events (provided notification is given to the company within 90 days and the company fails to cure such event within 30 days): assignment of any duties inconsistent with the executive status as a senior executive officer of the company, material reduction in annual base salary, material change in the location of the executive’s principal place of employment greater than 50 miles, failure to pay any portion of current compensation or nonqualified deferred compensation, or any material breach of the CIC Agreement.

In July 2020, the company amended its form of change of control agreement (on a go forward basis) to provide reduced changed of control benefits with respect to lump sum cash payments, the term of continued health and welfare coverage and the value of outplacement services that may be delivered consistent with the CHC Committee’s evaluation of evolving market trends. Mr. Rosenbloom entered into this amended form of agreement in connection with joining the company in April 2022.

Upon a qualifying involuntary termination following a CIC, the NEOs are entitled to the following:

NEO	Lump Sum Cash Payment Equal to:	Prorated Annual Incentive for the Year of Termination	Retirement and Savings Plan Accruals Lump Sum Cash Payment Equal to:	Continued Health and Welfare Benefit Coverage Equal to:	Outplacement Services Not to Exceed:
Mr. Almeida	2x annual salary and target annual incentive	Eligible	Not Eligible	Two Years	$50,000
Mr. Saccaro			Two Years
Mr. Accogli[1]			Two Years
Mr. Franzi			Not Eligible	Two Years
Mr. Rosenbloom	1.5x annual salary and target annual incentive		Not Eligible	Eighteen Months	$35,000

[1]	The amounts set forth in this table for Mr. Accogli represent benefits to which he was entitled prior to his resignation in January 2023.

Additionally, the CIC Agreement provides that payments may be reduced to avoid excise taxes imposed under Section 280G and Section 4999 of the Code if the after-tax benefit to the NEO would be greater than outright paying the excise taxes. In all cases, no CIC Agreement provides any NEO with a gross-up payment to cover potential excise taxes that may be payable in connection with a CIC.

In consideration for the benefits provided under the CIC Agreement, each NEO agrees to be bound to non-competition and non-solicitation covenants as well as a perpetual non-disparagement covenant for two years from the date of a qualifying termination for Messrs. Almeida, Saccaro and Franzi and for 18 months from the date of a qualifying termination for Mr. Rosenbloom. Mr. Accogli would have been subject to related restrictions for 18 months from the date of a qualifying termination. Also, each NEO is required to execute a customary release of claims in favor of the company.

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70	Executive Compensation

The following chart illustrates payments and benefits the NEOs would have received upon the occurrence of various separation scenarios, including a qualifying termination within two years following a CIC, an involuntary termination without cause and death or disability, in each case, assuming such event occurred as of December 31, 2022. In the event that an NEO is involuntarily terminated with cause or voluntarily terminates for good reason (except for Mr. Almeida and other than in connection with a CIC), the executive would not be entitled to receive any severance payments or LTI vesting. Under the CEO Amended Offer Letter, Mr. Almeida is entitled to receive certain severance payments in the event of his termination for good reason outside of a CIC. No incremental severance payments or LTI vesting occurs (unless a participant is retirement eligible) following a voluntary resignation for all NEOs.

	Qualifying Termination Following a CIC ($)	Involuntary Termination without Cause ($)	Death or Disability ($)
Mr. Almeida
Severance Payments[1]	6,890,000	6,890,000	—
Prorated Annual Incentive Payments[2]	2,145,000	750,750	750,750
Health & Welfare Benefits Coverage	43,000	43,000	—
Accelerated Vesting of Equity Awards[3]	12,700,870	—	12,700,870
Outplacement Expenses	50,000	—	—
Total	21,828,870	7,683,750	13,451,620
Mr. Saccaro
Severance Payments[1]	3,400,000	2,550,000	—
Prorated Annual Incentive Payments[2]	850,000	297,500	297,500
Additional Payments Related to Retirement & Savings Plans	203,000	—	—
Health & Welfare Benefits Coverage	42,000	30,000	—
Accelerated Vesting of Equity Awards[3]	4,784,623	—	4,784,623
Outplacement Expenses	50,000	35,000	—
Total	9,329,623	2,912,500	5,082,124
Mr. Accogli
Severance Payments[1]	3,412,500	2,559,375	—
Prorated Annual Incentive Payments[2]	831,250	—	—
Additional Payments Related to Retirement & Savings Plans	210,000	—	—
Health & Welfare Benefits Coverage	42,000	30,000	—
Accelerated Vesting of Equity Awards[3]	5,644,005	—	5,644,005
Outplacement Expenses	50,000	35,000	—
Total	10,189,755	2,624,375	5,644,005
Mr. Franzi[4]
Severance Payments[1]	3,064,582	2,298,437	—
Prorated Annual Incentive Payments[2]	704,026	344,973	344,973
Health & Welfare Benefits Coverage	5,000	—	—
Accelerated Vesting of Equity Awards[3]	3,370,843	—	3,370,843
Outplacement Expenses	50,000	—	—
Total	7,194,451	2,643,409	3,715,815
Mr. Rosenbloom[5]
Severance Payments[1]	2,011,875	2,011,875	—
Prorated Annual Incentive Payments[2]	435,596	152,459	152,459
Health & Welfare Benefits Coverage	18,000	17,000	—
Accelerated Vesting of Equity Awards[3]	2,925,599	—	2,925,599
Outplacement Expenses	35,000	35,000	—
Total	5,426,070	2,216,333	3,078,057

[1]

Upon a qualifying termination following a CIC, severance payments reflect two times the sum of the NEO’s base salary plus target annual incentive for Messrs. Almeida, Accogli, Franzi and Saccaro and one and a half times the sum of Mr. Rosenbloom’s base salary plus target annual incentive, which is provided for under each NEO’s CIC Agreement. Upon an involuntary termination without cause, Mr. Almeida’s severance payments, which are governed by the CEO Amended Offer Letter, equal the benefits provided under his CIC Agreement. Additionally, Mr. Almeida is eligible for severance payments under his CEO Amended Offer Letter upon a termination for good reason prior to December 31, 2023. Messrs. Rosenbloom and Saccaro are covered under the Executive Severance Plan, which provides each will receive 1.5 times the sum of base salary plus target annual incentive following an involuntary termination without cause. Mr. Accogli had been covered by such plan prior to his voluntary departure in January 2023.

 | 2023 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	71

Mr. Franzi is covered under the Franzi Employment Contract, which provides for 18 months’ base salary and target annual incentive following an involuntary termination without cause.
[2]

Reflects the pro rata 2022 annual incentive, which each NEO would be eligible to receive. Upon an involuntary termination without cause and death or disability, the amount reflects actual 2022 financial performance and target individual performance. Upon a qualifying termination following a CIC, the amount reflects target financial and individual performance.

[3]

Amounts reflect the “in-the-money” value of unvested stock options, if applicable, which is the difference between the applicable share price and the exercise price, and the value of unvested PSUs assuming target performance and applicable DEUs. All amounts are based on the closing stock price on December 30, 2022 ($50.97).

[4]	The amounts reported in this table for Mr. Franzi that are paid in CHF have been converted to USD using the December 31, 2022 exchange rate (1 CHF = 1.0827 USD).
[5]	Mr. Rosenbloom’s prorated annual incentive payment is prorated based on the number of days worked at Baxter in 2022 (258).

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, the company is providing the following estimated information about the relationship between the annual total compensation of its median employee and the annual total compensation of Mr. Almeida, Chair, President and CEO.

For the year ended December 31, 2022:

•

the annual total compensation of the median Baxter employee (identified in accordance with the procedures described below) calculated in the same manner as the NEOs in the Summary Compensation Table above was $46,830; and

•	the annual total compensation of Mr. Almeida as reported in the “Total” column of the Summary Compensation Table above was $13,588,236.

Based on this information, the estimated ratio of Mr. Almeida’s annual total compensation for 2022 to the annual total compensation of the median Baxter employee in 2022 is 290 to 1.

The company believes this ratio is a reasonable estimate based on Baxter-specific employee demographics and compensation. The company’s ratio may not be comparable to the ratio disclosed by its peer companies due to a number of factors, including the geographic distribution of its employees, the nature of the business (products or services), the performance of the company and whether and where the company manufactures its own products.

Due to the company’s acquisition of Hillrom in December 2021, the company’s employee population has changed significantly, necessitating the selection of a new median employee. To identify the new median employee from Baxter’s employee population, the company analyzed its consistently applied compensation measure—the sum of base salary and target annual incentive opportunity—for its approximately 61,000 full-time, part-time, seasonal and temporary employees as of November 1, 2022. The company did not utilize any exceptions permitted under the applicable SEC rules to exclude any individuals from the total employee population when identifying the median employee. For employees outside of the United States, the amounts were converted to U.S. dollars using the applicable exchange rates as of November 1, 2022. Based on application of this methodology, the median employee is a full-time employee based outside the United States.

investor.baxter.com

72	Executive Compensation

Pay Versus Performance Disclosure
In accordance with rules adopted by the SEC pursuant
to
the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the company provides the following disclosure regarding executive compensation for its principal executive officer (PEO) and
Non-PEO
NEOs and company performance for the fiscal years listed below. The CHC Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.
The company determined net sales to be the most relevant financial performance measure to include in this disclosure in the interest of linking company performance to compensation actually paid to its PEO and non-PEO
NEOs in 2022, consistent with the adjusted net sales metric having the greatest weighting (50%) within the company’s 2022 annual incentive plan. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and the company may determine a different financial performance measure to be the most important financial performance measure in future years.

Year	Summary Compensation Table Total for José E. Almeida¹ ($)	Compensation Actually Paid to José E. Almeida 1,2,3 ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average Compensation Actually Paid to Non-PEO NEOs 1,2,3 ($)	Value of Initial Fixed $100 Investment based on: 4		Net Income (Loss) ($ Millions)	Net Sales 5 ($ Millions)
					TSR ($)	Peer Group TSR ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2022	13,588,236	(9,114,999)	6,721,562	14,410	63.62	140.29	(2,421)	15,113

2021	15,634,734	19,600,136	4,853,630	5,588,070	105.26	143.09	1,110	12,784

2020	15,865,396	4,130,682	3,893,864	1,603,952	97.06	113.45	1,295	11,673

1.	Mr. Almeida served as the company’s PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022

James K. Saccaro	James K. Saccaro	James K. Saccaro

Giuseppe Accogli	Giuseppe Accogli	Giuseppe Accogli

Cristiano Franzi	Cristiano Franzi	Cristiano Franzi

Sean Martin	Andrew Frye	David Rosenbloom

2.
The amounts set forth in the “Compensation Actually Paid” and “Average Compensation Actually Paid” columns above have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the NEOs. These amounts reflect the amount set forth in the “Total” column of the Summary Compensation Table in the related proxy statement (2020, 2021 or 2022) with certain adjustments as described in footnote 3 below.

3.
The amounts set forth in the “Compensation Actually Paid” and “Average Compensation Actually Paid” columns above reflect the exclusions and inclusions of certain amounts for the PEO and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the “Exclusion of Stock Awards and Option Awards” and the “Average Exclusion of Stock Awards and Option Awards” columns below are the totals from the “Stock Awards” and “Option Awards” columns set forth in the Summary Compensation Table of the related proxy statement (2020, 2021 or 2022). Amounts in the “Exclusion of Change in Pension Value” and the “Average Exclusion of Change in Pension Value” columns reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table of the related proxy statement (2020, 2021 or 2022). Amounts in the “Inclusion of Pension Service Cost” and the “Average Inclusion of Pension Service Cost” are based on the service cost for services rendered during the listed year.

Year	Summary Compensation Table Total for José E. Almeida ($)	Exclusion of Change in Pension Value for José E. Almeida ($)	Exclusion of Stock Awards and Option Awards for José E. Almeida ($)	Inclusion of Pension Service Cost for José E. Almeida ($)	Inclusion of Equity Values for José E. Almeida ($)	Compensation Actually Paid to José E. Almeida ($)

2022	13,588,236	—	(11,490,788)	—	(11,212,447)	(9,114,999)

2021	15,634,734	—	(11,919,569)	—	15,884,971	19,600,136

2020	15,865,396	—	(14,494,546)	—	2,759,832	4,130,682

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Executive Compensation	73

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2022	6,721,562	—	(5,680,580)	—	(1,026,572)	14,410

2021	4,853,630	—	(3,144,514)	6,341	3,872,613	5,588,070

2020	3,893,864	(68,999)	(2,713,743)	—	492,830	1,603,952
The amounts in the “Inclusion of Equity Values” and the “
Average
Inclusion of Equity Values” columns in
the
tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for José E. Almeida ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for José E. Almeida ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for José E. Almeida ($)	Total—Inclusion of Equity Values for José E. Almeida ($)

2022	2,870,052	(13,723,320)	(359,179)	(11,212,447)

2021	13,103,902	3,222,430	(441,361)	15,884,971

2020	11,175,844	(8,203,393)	(212,619)	2,759,832

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Total—Average Inclusion of Equity Values for Non-PEO NEOs ($)

2022	1,388,426	(2,368,324)	(46,674)	(1,026,572)

2021	3,409,993	597,020	(134,400)	3,872,613

2020	2,044,592	(1,659,165)	107,403	492,830

4.
The Peer Group TSR in the table set forth below utilizes the S&P 500 Health Care Index (S&P 500 Health Care Index), which the company also utilizes in the stock performance graph required by Item 201(e) of Regulation
S-K
included in the 2022 Form
10-K.
Three year TSR is also set forth in the graphs set forth on pages 35 and 36 of the proxy statement. The comparison assumes $100 (including reinvested dividends) was invested for the period starting December 31, 2019 through the end of the listed year in (i) the company and (ii) the S&P 500 Health Care Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

5.	For a reconciliation of Net Sales to Adjusted Net Sales as used for measuring short-term incentive performance in 2022, please refer to page 49.

Adjusted Net Sales as used for measuring short-term incentive performance for 2021 was calculated as the company’s reported net sales (determined in accordance with GAAP) using budgeted exchange rates as of January 1, 2021. These amounts were adjusted to reflect the elimination of $212 million of Hillrom net sales in 2021 (which represents 19 days of contribution from Hillrom). Company Adjusted Net Sales totaled $12.4 billion for 2021. Company net sales as reported under GAAP for 2021 totaled $12.8 billion.

Adjusted net sales as used for measuring short-term incentive performance for 2020 was calculated as the company’s reported net sales (determined in accordance with GAAP) using budgeted exchange rates as of January 1, 2020. Consolidated Adjusted Net Sales totaled $11.8 billion for 2020. Consolidated net sales as reported under GAAP for 2020 totaled $11.7 billion.

investor.baxter.com

74	Executive Compensation

Description of Relationship Compensation Actually Paid and Company TSR
The following chart sets forth the relationship between the amounts set forth in the “Compensation Actually Paid” and “Average of Compensation Actually Paid” columns above to the company’s cumulative TSR over the three most recently completed fiscal years, with TSR calculated in accordance with the methodology described in above
.

Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between the amounts set forth in the “Compensation Actually Paid” and the “Average of Compensation Actually Paid” columns above and the company’s net income during the three most recently completed fiscal years.

 | 2023 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	75

Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Net Sales
The following chart sets forth the relationship between the amounts set forth in the “Compensation Actually Paid” and the “Average of Compensation Actually Paid” columns above and the company’s net sales during the three most recently completed fiscal years.

Description of Relationship Between Company TSR and Peer Group TSR
The following chart compares the company’s cumulative TSR over the three most recently completed fiscal years to that of the S&P 500 Health Care Index over the same period.

investor.baxter.com

76	Executive Compensation

The financial measures most important in determining pay during
2022
were those that influenced
the
company’s short- and long-term incentives for the NEOs and for broad-based incentive plans below the NEO level as set forth below (as such amounts may be adjusted in a given year in the manner described in the proxy statement, including with respect to the use of non-GAAP measures):

•	Earnings Per Share
•	Free Cash Flow
•	Net Sales
•	ROIC
•	TSR

 | 2023 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	77

Advisory Vote on the Frequency of Executive Compensation Advisory Votes

At the 2017 annual meeting, stockholders voted to hold annual say-on-pay votes. The Board determined to follow the stockholders’ recommendation and continues to believe that say-on-pay votes should be conducted annually so that stockholders may express their views on the company’s executive compensation program each year. Accordingly, the Board is requesting that stockholders recommend that the Board conduct a non-binding, advisory vote on the compensation of the company’s named executive officers each year.

The Board of Directors recommends that an advisory vote to approve the compensation of the company’s named executive officers occur every ONE YEAR.

In accordance with the requirements of Section 14A of the Exchange Act, stockholders are being asked to vote on a resolution to determine, pursuant to a non-binding vote, how frequently say-on-pay advisory votes should be held. This proposal is required every six years affords stockholders the opportunity to cast an advisory vote on how often we should include a “say-on-pay” proposal in our proxy materials for future annual stockholder meetings (a “say-on-pay frequency proposal”). Under this Proposal 3, stockholders may vote to have the say-on pay advisory vote occur every one year, every two years or every three years.

Our stockholders voted on a similar proposal in 2017 with the majority voting to hold the say-on-pay vote every year. Since that time, we have conducted annual say-on-pay votes, consistent with the results of the 2017 advisory vote. We continue to believe that say-on-pay votes should be conducted every year so that our stockholders may annually express their views on our executive compensation program.

As an advisory vote, this proposal is not binding on Baxter, the Board or the CHC Committee. However, the CHC Committee and the Board value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a say-on-pay vote.

Stockholders may cast their advisory vote to conduct advisory votes on executive compensation every “ONE YEAR,” “TWO YEARS,” or “THREE YEARS.” The Board is recommending that stockholders vote every ONE YEAR with respect to this proposal. Regardless of the outcome, the Board and CHC Committee will continue to engage in a dialogue with stockholders with respect to executive compensation. If stockholders follow the Board’s recommendation, the next “say-on-pay” advisory vote will be held at the 2024 annual meeting and the next vote on a say-on-pay frequency proposal will be held at the 2029 annual meeting.

investor.baxter.com

78	Audit Matters

Audit Matters

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board is directly responsible for the appointment, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for Baxter for 2023.

The Audit Committee recommends a vote FOR the ratification of the appointment of PwC as the company’s independent registered public accounting firm for 2023.

In accordance with its charter, the Audit Committee of the Board is directly responsible for the appointment, compensation (including the negotiation of audit fees), retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for Baxter in 2023. PwC, or its predecessor firm, has served as Baxter’s independent registered public accounting firm continuously since 1985.

Before reappointing PwC as the company’s independent auditor for 2023, the Audit Committee carefully considered PwC’s qualifications as an independent registered public accounting firm (including programs they had implemented to address the remote working environment in the midst of the ongoing COVID-19 pandemic), its role as Hillrom’s independent registered public accounting firm (prior to Baxter’s acquisition of Hillrom in December 2021) and the significance of the previously announced strategic initiatives the company was preparing to undertake (including the proposed spinoff of Baxter’s Renal Care and Acute Therapies businesses) This included a review of PwC’s performance in prior years, its knowledge of the company and its operations (including those of Hillrom) as well as its reputation for integrity and competence in the fields of accounting and auditing and its prior experience in the July 2015 spinoff of Baxalta. The Audit Committee’s review also included matters required to be considered under rules of the SEC on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of such services will not impair the independence of the auditors. The Audit Committee expressed its satisfaction with PwC in all of these respects. In accordance with SEC rules and PwC policies, the lead partner overseeing the company’s engagement rotates every five years and the Audit Committee and its Chair are directly involved in Baxter’s selection of the lead engagement partner. A new lead partner was assigned to the Baxter account in 2020, after consultation with the Audit Committee (including its chair at the time, Mr. Stroucken) and consistent with PwC’s five-year rotation schedule.

The Audit Committee believes that retaining PwC again in 2023 is in the best interests of the company and its stockholders and therefore, the Audit Committee requests that stockholders ratify the appointment. Further, the Audit Committee believes that, if handled properly, there are numerous benefits of a long independent auditor relationship, including:

•	higher audit quality due to PwC’s deep understanding of Baxter’s business and accounting policies and practices (including those of Hillrom);
•	efficient fee structures due to PwC’s familiarity with Baxter (including Hillrom) and industry expertise; and
•

avoidance of significant costs and disruptions (including Board and management time and distractions) that would be associated with retaining a new independent auditor, especially during the course of significant integration activities for Hillrom and significant separation activities for the proposed spinoff of the Renal Care and Acute Therapies businesses.

Nonetheless, the Audit Committee is also aware that a long-tenured auditor may be believed by some to pose an independence risk. To address these concerns, there are robust safeguards for auditor independence, including:

•	a strong regulatory framework for auditor independence, including limitations on non-audit services and mandatory audit partner rotation requirements;
•	oversight of PwC that includes regular communication on and evaluation of the quality of the audit and auditor independence;

 | 2023 Annual Meeting of Stockholders and Proxy Statement

Audit Matters	79

•	PwC’s own internal independence processes and compliance reviews;
•

annual assessment of PwC’s qualifications, service quality (including in the midst of the pandemic), sufficiency of resources, quality of communications, independence, working relationship with Baxter management, objectivity and professional skepticism;

•	conducting regular private meetings separately with each of PwC and Baxter management at the end of each regularly scheduled Audit Committee meeting;
•	overseeing the selection of PwC’s new lead engagement partner with each rotation; and
•	considering periodically whether to conduct a search or request for proposal process for a new independent registered public accounting firm.

The members of the Audit Committee and the Board believe that the continued retention of PwC as Baxter’s independent registered public accounting firm is currently in the best interests of the company and its stockholders. Therefore, the Audit Committee requests that stockholders vote in favor of the ratification of the appointment of PwC as the company’s independent registered public accounting firm for 2023. If the company’s stockholders do not ratify the appointment of PwC, the Audit Committee may investigate the reasons for stockholders’ rejection and may consider whether to retain PwC or appoint another independent auditor. Furthermore, even if the appointment is ratified, the Audit Committee may appoint a different independent auditor if, in its discretion, it determines that such a change would be in the company’s and its stockholders’ best interests.

One or more representatives of PwC will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

investor.baxter.com

80	Audit Matters

Audit Committee Report

Dear Stockholders:

The Audit Committee is currently composed of four directors, all of whom meet the independence and other requirements of the NYSE and Rule 10A-3 of the Exchange Act. Additionally, four Audit Committee members qualify as an “audit committee financial expert.” The Audit Committee has the responsibilities set out in its charter, which has been adopted by the Board and is reviewed annually. These responsibilities include: (1) reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management and the external and internal auditors and reviewing with management Baxter’s disclosure controls and procedures; (2) retaining and evaluating the qualifications, independence and performance of PwC, the company’s independent registered public accounting firm; (3) approving audit and permissible non-audit engagements to be undertaken by PwC; (4) reviewing the scope of the annual external and internal audits; (5) reviewing and discussing Baxter’s financial statements (audited and unaudited), as well as earnings press releases and related information, prior to their filing or release; (6) overseeing legal and regulatory compliance as it relates to financial matters; (7) overseeing the company’s IT functions, including non-product related cybersecurity functions; (8) holding separate executive sessions with PwC, the internal auditor and management; (9) discussing guidelines and policies governing the process by which Baxter assesses and manages risk; and (10) approving certain financing matters, proposed corporate transactions and capital expenditures.

Management is responsible for the preparation, presentation and integrity of Baxter’s consolidated financial statements and Baxter’s internal control over financial reporting. PwC is responsible for performing an independent integrated audit of Baxter’s consolidated financial statements and the effectiveness of Baxter’s internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (PCAOB). PwC also reviews Baxter’s interim financial statements in accordance with the applicable auditing standards. Ultimately, it is the Audit Committee’s responsibility to monitor and oversee these processes on behalf of the Board. The Audit Committee met eight times in 2022, including meeting with PwC and Baxter’s internal auditor, both privately and with management present and with outside legal counsel.

In fulfilling its duties, the Audit Committee has reviewed and discussed with management Baxter’s audited financial statements included in the 2022 Form 10-K as well as Baxter’s interim financial statements included in the company’s Quarterly Reports on Form 10-Q in 2022, in all cases including detailed discussions of the accompanying footnotes and related Management’s Discussion and Analysis of Financial Condition and Results of Operations. These reviews included, among other things, a discussion of Baxter’s critical accounting policies; the reasonableness of significant financial reporting judgments, including the quality (not just the acceptability) of the company’s accounting principles; the effectiveness of the company’s internal control over financial reporting; corrected and uncorrected misstatements noted by PwC during its audit of the company’s annual financial statements and review of the company’s interim financial statements; and the potential effects of changes in accounting regulation and guidance on the company’s financial statements. In 2023, these reviews also included matters related to impairments of goodwill and intangible assets that were acquired in the Hillrom acquisition.

In addition, in connection with its review of the company’s annual audited financial statements, the Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC, has received and reviewed the disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC its independence. The Audit Committee also has considered whether the provision by PwC of non-audit services to Baxter is compatible with maintaining PwC’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that Baxter’s audited financial statements referred to above be included in the 2022 Form 10-K for filing with the SEC.

Respectfully submitted,

The Audit Committee

Cathy R. Smith (Chair)

Patricia B. Morrison

D. Brent Shafer

Albert P.L. Stroucken

 | 2023 Annual Meeting of Stockholders and Proxy Statement

Audit Matters	81

Audit and Non-Audit Fees

The table set forth below lists the fees billed to Baxter by PwC for audit services rendered in connection with the integrated audits of Baxter’s consolidated financial statements for the years ended December 31, 2022 and 2021 and fees billed for other services rendered by PwC during these periods.

	2022	2021
	(Dollars in thousands)

Audit Fees	$11,046	$9,894

Audit-Related Fees	146	303

Tax Fees	374	572

All Other Fees	7	9

Total	$11,573	$10,778

Audit Fees include fees for services performed by PwC relating to the integrated audit of the consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in the company’s quarterly reports on Form 10-Q and statutory and regulatory filings or engagements. The audit fees in 2022 were higher than 2021 primarily due to the addition of Hillrom’s operating results for the entire year, as well as related integration activities.

Audit-Related Fees include fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the financial statements, including policy and contractual compliance services.

Tax Fees include fees for services performed by PwC for tax compliance, tax advice and tax planning. Of these amounts, approximately $0.2 million in 2022 and $0.2 million in 2021 were related to direct and indirect tax compliance services, including transfer pricing support and tax return preparation. Fees for tax consulting services of approximately $0.2 million in 2022 and $0.4 million in 2021 were related to international, federal, state and local tax planning, assistance with tax controversy matters and other tax consultations.

All Other Fees include fees for all other services performed by PwC.

Pre-Approval of Audit and Permissible Non-Audit Fees

The Audit Committee must pre-approve the engagement of the independent registered public accounting firm to audit the company’s consolidated financial statements. Prior to the engagement, the Audit Committee reviews and approves a list of services expected to be rendered during that year by the independent registered public accounting firm. Reports on projects and services are presented to the Audit Committee on a regular basis.

The Audit Committee has established a pre-approval policy for engaging the independent registered public accounting firm for other audit and permissible non-audit services. Under the policy (which is reviewed and approved annually), the Audit Committee has identified specific audit, audit-related, tax and other services that may be performed by the independent registered public accounting firm. The engagement for these services specified in the policy requires the further, separate pre-approval of the chair of the Audit Committee or the entire Audit Committee if specific dollar thresholds set forth in the policy are exceeded. Any project approved by the chair under the policy must be reported to the Audit Committee at the next meeting. Services not specified in the policy as well as the provision of internal control-related services by the independent registered public accounting firm, require separate pre-approval by the Audit Committee.

All audit, audit-related, tax and other services provided by PwC in 2022 were approved by the Audit Committee in accordance with its pre-approval policy.

investor.baxter.com

82	Ownership of Baxter Stock

Ownership of Baxter Stock

Security Ownership by Directors and Executive Officers

Except as set for the below, the following table sets forth information as of March 10, 2023 regarding beneficial ownership of Baxter common stock by named executive officers and directors.

Name of Beneficial Owner	Shares of Common Stock[1]	Shares Under Exercisable Options[2]

Non-employee Directors:

Mr. Chen[3]	15,377	31,626

Mr. Mahoney[4]	25,480	37,893

Ms. Morrison	10,337	—

Dr. Oesterle	16,644	1,060

Ms. Schlichting	754	—

Mr. Shafer	2,510	—

Ms. Smith	11,475	17,868

Mr. Stroucken[5]	37,531	25,189

Ms. Wendell	13,272	17,116

Dr. Wilkes	2,674	—

Mr. Wilver	2,520	—

Named Executive Officers:

Mr. Almeida	408,453	2,635,418

Mr. Saccaro	177,899	854,427

Mr. Accogli[6]	71,250	285,555

Mr. Franzi	102,145	259,556

Mr. Rosenbloom	56,101	—

All directors and executive officers as a group (23 persons)3-7	1,280,490	5,170,494

[1]

Includes shares over which the person held voting and/or investment power as of March 10, 2023. Pursuant to Baxter’s Directors’ Deferred Compensation Plan, a non-employee director may elect to defer the receipt of all of his or her shares of common stock that he or she is entitled to receive as an annual grant of fully vested common stock for his or her service on the Board, and as a result, this table does not reflect such deferrals as being beneficially owned for those directors who have elected deferral. None of the holdings (including the holdings of all directors and executive officers as a group) represents holdings of more than 1% of Baxter’s outstanding common stock.

[2]	Amount of shares includes options that are exercisable as of March 10, 2023 and options which become exercisable within 60 days thereafter.
[3]	Includes 9,174 shares not held directly by Mr. Chen but in a family trust for which he serves as trustee.
[4]	Includes 20,397 shares not held directly by Mr. Mahoney but in a family trust for which he serves as trustee.
[5]	Includes 696 shares not held directly by Mr. Stroucken but in a family trust for which he serves as trustee.
[6]	Mr. Accogli resigned in January 2023. Information for Mr. Accogli as set forth in this table reflects his beneficial ownership as of March 10, 2023 based on the company’s records as of such date.

 | 2023 Annual Meeting of Stockholders and Proxy Statement

Ownership of Baxter Stock	83

Security Ownership by Certain Beneficial Owners

As of March 10, 2023, the following entities were the only persons known to Baxter to be the beneficial owners of more than five percent of Baxter common stock, based on public filings made with the SEC:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class[1] (%)

BlackRock, Inc.[2] 55 East 52nd Street New York, NY 10055	50,522,292	10.0

The Vanguard Group[3] 100 Vanguard Blvd. Malvern, PA 19355	49,705,350	9.9

Wellington Management Group LLP[4] 280 Congress Street Boston, MA 02210	36,104,233	7.2

Morgan Stanley[5] 1585 Broadway New York, NY 10036	27,835,167	5.5

[1]	Based on shares outstanding as of January 31, 2023, as set forth in the 2022 Form 10-K.
[2]

Based solely on Amendment No. 9 to Schedule 13G filed with the SEC on January 6, 2023, BlackRock, Inc. has sole voting power with respect to 46,751,892 of the reported shares, shared voting power with respect to none of the reported shares, sole dispositive power with respect to all of the reported shares and shared dispositive power with respect to none of the reported shares. As reported on the amended Schedule 13G, a portion of the reported shares are also beneficially owned by the subsidiaries set forth on Exhibit A to the amended Schedule 13G

[3]

Based solely on Amendment No. 8 to Schedule 13G filed with the SEC on February 9, 2023, The Vanguard Group has sole voting power with respect to none of the reported shares, shared voting power with respect to 704,399 of the reported shares, sole dispositive power with respect to 47,639,287 of the reported shares and shared dispositive power with respect to 2,066,063 of the reported shares.

[4]

Based solely on Amendment No. 6 to Schedule 13G filed with the SEC on February 6, 2023, Wellington Management Group LLP has sole voting power with respect to none of the reported shares, shared voting power with respect to 35,196,591 of the reported shares, sole dispositive power with respect to none of the reported shares and shared dispositive power with respect to all of the reported shares. As reported on the amended Schedule 13G, a portion of the reported shares are also beneficially owned by the subsidiaries set forth on Exhibit A to the amended Schedule 13G.

[5]

Based solely on Amendment No. 1 to Schedule 13G filed with the SEC on February 8, 2023, Morgan Stanley, either directly or through its subsidiary, Morgan Stanley Investment Management Limited, has sole voting power with respect to none of the reported shares, shared voting power with respect to 24,969,707 of the reported shares, sole dispositive power with respect to none of the reported shares and shared dispositive power with respect to 27,829,082 of the reported shares. Morgan Stanley Investment Management Limited has sole voting power with respect to none of the reported shares, shared voting power with respect to 23,372,719 of the reported shares, sole dispositive power with respect to none of the reported shares and shared dispositive power with respect to 25,787,019 of the reported shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the company’s executive officers and directors and persons who own more than 10% of Baxter common stock to file initial reports of ownership and changes in ownership with the SEC. Based solely on the company’s review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them, the company believes that all reports required by Section 16(a) of the Exchange Act were filed on a timely basis during or with respect to 2022, except that one report, relating to a partial vesting of a RSU grant on February 28, 2022, was not filed on a timely basis on Form 4 with respect to Brian Stevens, the company’s controller.

investor.baxter.com

84	Stockholder Proposals

Stockholder Proposals

Shareholder Ratification of Excessive Termination Pay

Baxter has been advised that Kenneth Steiner will present the following resolution at the Annual Meeting. Baxter has also been advised that Mr. Steiner is owner of at least 50 shares of Baxter common stock. Baxter will furnish the address of Mr. Steiner promptly upon oral or written request. After thoughtful consideration, the Board of Directors recommends that you vote AGAINST this proposal for the reasons set forth in the Board of Directors’ statement that follows the proposal.

In accordance with the rules of the SEC, the proposal and supporting statement are being reprinted as they were submitted to Baxter’s Corporate Secretary by the proponent. Baxter takes no responsibility for them.

The Board recommends a vote AGAINST this stockholder proposal. Proxies solicited by the Board will be voted AGAINST this proposal unless otherwise instructed.

Stockholder Proposal

Proposal 5 – Shareholder Ratification of Excessive Termination Pay

Shareholders request that the Board seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.

“Severance or termination payments” include cash, equity or other pay that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred pay earned and vested prior to termination.

“Estimated total value” includes: lump-sum payments; payments offsetting tax liabilities, perquisites or benefits not vested under a plan generally available to management employees, post-employment consulting fees or office expense and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon.

Generous performance-based pay can sometimes be justified but shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times base salary plus target short-term bonus better aligns management pay with shareholder interests.

For instance at one company, that does not have this policy, if the CEO is terminated he could receive $44 million in termination pay—over 10 times his base salary plus short-term bonus. In the event of a change in control, the same person could receive a whopping $124 million in accelerated equity payouts even if he remained employed.

 | 2023 Annual Meeting of Stockholders and Proxy Statement

Stockholder Proposals	85

It is of enhanced importance to have greater shareholder oversight of excessive termination pay since we have a weak Lead Director oversight of the one person who has the 2 most important jobs at Baxter, Chairman/CEO Jose Almeida.

Our Lead Director, Mr. Albert Stroucken, violates the most important attribute of a Lead Director—independence. As director tenure goes up director independence goes down. Mr. Stroucken has 19-years excessive director tenure. Mr. Osborn’s excessive director tenure makes him a prime candidate to retire especially since he is age 75.

Shareholder Ratification of Excessive Termination Pay received between 51% and 65% support at:

AbbVie (ABBV)

FedEx (FDX)

Spirit AeroSystems (SPR)Alaska Air (ALK)

Fiserv (FISV)

Please vote yes:

Shareholder Ratification of Excessive Termination Pay – Proposal 5

investor.baxter.com

86	Stockholder Proposals

Board of Directors’ Statement Opposing the Stockholder Proposal

The Board has carefully considered the proposal and recommends that stockholders vote AGAINST the proposal for the following reasons:

Cash severance payments under Baxter’s current executive compensation policies and practices are already limited to less than 2.99 times base salary plus annual bonus.

The Board has recently adopted a policy to codify the cash severance cap and currently the total estimated value of the cash severance benefits provided under the company’s plans, contracts and policies governing post-termination compensation is already below the 2.99x cap that the proposal seeks (with respect to cash severance payments). As such, Baxter has committed to seek stockholder ratification of any new severance agreement, plan or policy covering an executive officer providing for cash severance benefits exceeding 2.99 times the sum of such executive officer’s base salary plus target annual bonus opportunity.

Under the company’s Executive Severance Plan, in the event of a qualifying termination, an executive is entitled to receive a maximum cash payment equal to 1.5 times such executive’s annual base salary plus target annual incentive award. Certain executives that are not covered by this plan are entitled to severance payments determined by their respective individual employment arrangements, which still limit cash payments to less than 2.99 times their base salary plus annual bonus.

For example, Mr. Almeida’s offer letter provides him with the right to receive cash severance equal to two times base salary and target annual incentive award, and Mr. Franzi’s employment arrangement provides him with the right to receive cash severance equal to 18 months’ base salary and target annual incentive award (which is equivalent to a 1.5x multiple), in each case, in the event of certain qualifying terminations.

Each of the company’s NEOs (other than Mr. Accogli who voluntarily departed the company in January 2023) is also party to a change in control (CIC) agreement, which provides for double-trigger severance payments following a CIC, without duplication of payments under the Executive Severance Plan or individual arrangements. Each NEO’s cash severance payments under his CIC agreement is already limited to less than 2.99 times base salary plus annual bonus. As disclosed in the proxy statement, upon a qualifying termination following a CIC, each NEO’s CIC agreement provides that the NEO is entitled to severance payments in an amount equal to two times the sum of such NEO’s base salary plus target annual incentive award for Messrs. Almeida, Franzi and Saccaro and 1.5 times the sum of base salary plus target annual incentive award for Mr. Rosenbloom.

In an increasingly competitive labor market, this proposal hinders Baxter’s ability to use long-term equity awards to attract and retain talent critical to drive long-term performance and stockholder value.

The Board believes the proposal would adversely affect Baxter’s ability to attract talent, which is critical to the company’s long-term success. As a global medical technology leader, Baxter competes with other industry peers, as such, the requirements outlined in this proposal would hinder Baxter’s negotiation of employment agreements.

The company’s long-term incentive compensation is designed to focus its executives on increasing stockholder value and to incentivize their contribution to Baxter’s long-term growth and performance. Consistent with market and corporate governance best practices, equity awards comprise a significant portion of the company’s key executives’ total compensation (comprising 76% and 65% of the CEO’s and other NEOs’ total target direct compensation for 2022, respectively), and such awards are granted and accepted with the expectation that the executive will be given a fair opportunity to realize their full value. The company’s long-term incentive compensation, currently paid in the form of PSUs, RSUs and stock options, is designed to focus its executives on increasing stockholder value and to incentivize their contribution to Baxter’s long-term growth and performance. Due to their multi-year earnings and/or vesting requirements, and because their value is tied to increases in stockholder value and the achievement of critically important multi-year performance objectives, the company’s long-term incentives support aligning stockholder and executive interests and recruiting and retaining its key executives. By including equity awards in the calculation of the proposed severance limit, the proposal discourages the use of long-term equity incentives. Moreover, limiting executives’ ability to realize the value of their compensation would hurt the company’s ability to recruit and retain senior talent, as the proposed stockholder approval for certain severance payments is not required by most industry peers at this time and generally not consistent with common market practice.

 | 2023 Annual Meeting of Stockholders and Proxy Statement

Stockholder Proposals	87

The company’s equity compensation plan, which was overwhelmingly approved by stockholders at the 2021 annual meeting, expressly provides for acceleration of outstanding equity awards in the event of a qualifying termination following a CIC.

Termination protection of equity awards is particularly important in the context of a CIC transaction. The Baxter International Inc. 2021 Incentive Plan (the 2021 Plan), which was overwhelmingly approved by company stockholders with approximately 94% of the vote at the 2021 annual meeting, expressly provides for acceleration of outstanding equity awards in the event of a termination without cause or for good reason, upon or within 24 months following a CIC. The Board believes, as do the vast majority of the company’s stockholders, that this martket-competitive provision encourages executives to remain with the company during a potential CIC, which further aligns their interests with those of Baxter stockholders when evaluating any such potential transaction.

The risk of job loss following a CIC, coupled with an arbitrary limit on compensation and the value that may be realized from executives’ outstanding equity awards, may present an unnecessary distraction for company executives and could lead them to begin seeking new employment while a transaction is being negotiated or is pending.

By effectively eliminating these important retention tools, the proposal could result in the misalignment between the interests of company executives and those of its stockholders and create increased risk of lost value to Baxter stockholders.

The Board believes the proposal is unnecessary because stockholders already have opportunities to express their approval of post-termination compensation policies, as discussed below.

Stockholders have the opportunity to address Baxter’s compensation policies and practices, including through the company’s annual say-on-pay advisory vote and through NYSE required approvals of new or amended equity compensation plans. In addition, in the event of a CIC of the company or similar event, Baxter stockholders would likely have a further opportunity to express their views on any compensation to be paid to the named executive officers in connection with that transaction.

Thus, the Board believes the proposal is duplicative of protections already provided by the company’s existing policies and practices and is concerned that the delay, uncertainty and potential expense of seeking stockholder approval would affect Baxter’s competitiveness as an employer.

In sum, the Board believes that the company’s current executive compensation policies and practices, including its recently adopted cash severance policy and its other plans, contracts and policies governing post-termination compensation, are reasonable, appropriate, market-standard and effectively align the interests of our executives with those of its stockholders. Adoption of this proposal would limit the CHC Committee’s discretion and flexibility to tailor the executive compensation program to meet the company’s evolving needs and effectively recruit, motivate and retain critical talent, and therefore would not be in the best interests of our stockholders.

Thus, the Board recommends a vote AGAINST this proposal.

investor.baxter.com

88	Stockholder Proposals

Executives to Retain Significant Stock

Baxter has been advised that John Chevedden will present the following resolution at the Annual Meeting. Baxter has also been advised that Mr. Chevedden is owner of at least 200 shares of Baxter common stock. Baxter will furnish the address of Mr. Chevedden promptly upon oral or written request. After thoughtful consideration, the Board of Directors recommends that you vote AGAINST this proposal for the reasons set forth in the Board of Directors’ statement that follows the proposal.

In accordance with the rules of the SEC, the proposal and supporting statement are being reprinted as they were submitted to Baxter’s Corporate Secretary by the proponent. Baxter takes no responsibility for them.

The Board recommends a vote AGAINST this stockholder proposal. Proxies solicited by the Board will be voted AGAINST this proposal unless otherwise instructed.

Stockholder Proposal

Proposal 6 – Executives to Retain Significant Stock

Shareholders urge that our executive pay committee adopt a policy requiring senior executives to retain significant percentage of stock acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy in our Company’s next annual meeting proxy. For the purpose of this policy, normal retirement age would be an age of at least 60 and be determined by our executive pay committee. Shareholders recommend a share retention percentage requirement of 33% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise our directors might be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives and should be implemented without violating current company contractual obligations or the terms of any current pay or benefit plan. The Board is encouraged to obtain waivers of any current pay or benefit plan for senior executives that might delay implementation of this proposal.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long term stock price performance.”

This proposal topic is all the more important at Baxter due to the recent poor stock performance. Baxter stock was at $83 in 2019.

Please vote yes:

Executives to Retain Significant Stock – Proposal 6

 | 2023 Annual Meeting of Stockholders and Proxy Statement

Stockholder Proposals	89

Board of Directors’ Statement Opposing the Stockholder Proposal

The Board has carefully considered the proposal and recommends that stockholders vote AGAINST the proposal for the following reasons:

The Board has carefully evaluated the appropriate stock ownership requirements for senior executives.

The Board remains committed to maintaining strong corporate governance practices and protecting stockholders’ interests. The Board understands that company stockholders view stock retention as an important measure to hold executives accountable, and Baxter’s robust stock ownership guidelines already require executives to hold significant amounts of shares:

•	The CEO is required to achieve ownership of Baxter common stock valued at a minimum of six times annual base salary within five years of appointment
•

Each other executive officer (including all of the senior executives of the company who would be covered by this proposal) is required to achieve ownership of Baxter common stock valued at a minimum of four times annual base salary within five years of becoming an executive officer.

The company’s current stock ownership guidelines are rigorous, periodically reviewed by the CHC Committee and carefully designed to ensure long-term focus and appropriate levels of risk-taking by executive officers while enabling Baxter to attract and retain talented executives. As of March 1, 2023, each of the named executive officers who was still employed by the company as of such date had met his ownership requirements or, using reasonable assumptions, was on track to achieve his stock ownership objective within the prescribed time frame. Although recent declines in company stock price have made compliance with the guidelines more challenging, and have caused one or more executives to fall out of compliance with the guidelines at different points in the year, on average, the company’s remaining named executive officers (after giving effect to Mr. Accogli’s voluntary departure) held over 150% of the required equity holdings as of March 1, 2023.

Baxter’s current executive compensation program appropriately aligns executives’ interests with the company’s and stockholders’ long-term interests.

The Board believes that Baxter’s emphasis on long-term incentive grants motivates executives to drive the long-term performance of the company and aligns their long-term interests with those of stockholders. For this reason, a significant majority of executive pay is variable and only delivered if specific annual and long-term performance requirements are met. For example, in 2022, the CEO’s compensation was 91% variable, depending on performance-based elements. Accordingly, at any particular time, company executives hold significant unvested equity awards, which helps to align their interests with those of the company’s stockholders.

Along with other rigorous governance practices, such as a prohibition on short sales and hedging, and a robust “clawback” policy, the Board believes that Baxter’s executive compensation program appropriately motivates and rewards executives to achieve the company’s long-term objectives and build sustained stockholder value. The proposal would place excessive restrictions on CHC Committee’s ability to design a compensation program that drives long-term value.

The proposal is overly prescriptive and would put Baxter at a competitive disadvantage for attracting top executive talent, while also failing to enhance corporate governance.

The Board believes that the proposed stock ownership requirements are not necessary and would put the company at a competitive disadvantage for recruiting and retaining talented executives. Experienced executives in the healthcare industry are in high demand, and the competition for talent has become increasingly intense. Requiring executives to hold additional shares (above what is required by the company’s stock ownership guidelines) would be burdensome to the executives, impact Baxter’s ability to attract top executive talent, and not provide additional incentives.

In short, given the company’s current stock ownership guidelines, governance policies, demonstrated openness and commitment to stockholder accountability, the Board believes this proposal is not necessary and does not provide additional benefit to our stockholders. The proposal, in contrast, fails to strike a reasonable balance between aligning the interests of stockholders and management, and motivating desired management behavior, and would, therefore, unnecessarily damage Baxter’s ability to attract talent.

Thus, the Board recommends a vote AGAINST this proposal.

investor.baxter.com

90	General Information

General Information

Questions and Answers about the Annual Meeting

Q:	Who is entitled to vote?

A:

All record holders of Baxter common stock as of the close of business on March 10, 2023 are entitled to vote. On that day, approximately 505,523,153 shares were outstanding. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:	How do I vote?

A:	Baxter offers registered stockholders three ways to vote, other than by attending the Annual Meeting and voting through the online platform:

•	By Internet, following the instructions on the Notice or the proxy card;
•	By telephone, using the telephone number printed on the proxy card; or
•	By mail (if you received your proxy materials by mail), using the enclosed proxy card and return envelope.

Q:	How do I participate in the Annual Meeting?

A:

To provide a safe, consistent and convenient experience to all stockholders and employees regardless of location, the Annual Meeting will be held only in a virtual format. Please refer to “—Other Information—Attending the Annual Meeting” for more information.

Q:	How do I vote shares that are held by my broker?

A:

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that your broker or nominee provides to you. Most brokers offer voting by mail, telephone and the Internet.

Q:	What does it mean to vote by proxy?

A:

It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares in accordance with the following recommendations of the Board:

Company Proposals	Board Recommendation

• Proposal 1—Election of Directors	FOR

• Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation	FOR

• Proposal 3—Advisory Vote on the Frequency of Executive Compensation Advisory Votes	ONE YEAR

• Proposal 4—Ratification of Appointment of Independent Registered Public Accounting Firm	FOR

Stockholder Proposals	Board Recommendation

• Proposal 5—Shareholder Ratification of Excessive Termination Pay	AGAINST

• Proposal 6—Executives to Retain Significant Stock	AGAINST

 | 2023 Annual Meeting of Stockholders and Proxy Statement

General Information	91

Q:	What if I submit a proxy and later change my mind?

A:

If you have given your proxy and later wish to revoke it, you may do so by giving written notice to the Corporate Secretary, submitting another proxy bearing a later date (in any of the permitted forms), or voting online during the Annual Meeting.

Q:	What happens if other matters are raised at the meeting?

A:

If other matters are properly presented at the meeting, the individuals named as proxies will have the discretion to vote on those matters for you in accordance with their best judgment. However, Baxter’s Corporate Secretary has not received timely and proper notice from any stockholder of any other matter to be presented at the meeting.

Q:	How is it determined whether a matter has been approved?

A:	Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting of Stockholders will be determined as follows:

•

Each director nominee under Proposal 1 receiving a majority of votes cast (number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director) will be elected as a director; and

•

Each other matter requires the affirmative vote of a majority of the shares of common stock, present virtually or by proxy and entitled to vote at the Annual Meeting. For “Proposal 3—Advisory Vote on the Frequency of Executive Compensation Advisory Votes”, if no frequency receives a majority vote, then the Board will consider the option that receives the highest number of votes cast to be the frequency recommended by stockholders.

Q:	Who will count the vote?

A:

Baxter has engaged Broadridge Financial Solutions, Inc. (Broadridge) to serve as the tabulator of votes and a representative of Broadridge will serve as the Inspector of Election at the Annual Meeting.

Q:	How do I find out the voting results?

A:	Preliminary results are typically announced at the Annual Meeting. Final voting results will be reported on a Form 8-K filed with the SEC following the Annual Meeting.

Q:	What constitutes a quorum?

A:

A majority of the outstanding shares of common stock entitled to vote, represented at the meeting virtually or by proxy, constitutes a quorum. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:	What are broker non-votes and what effect do they have?

A:

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as the ratification of the appointment of the company’s independent registered public accounting firm. On “non-routine” matters, nominees cannot vote unless they receive voting instructions from beneficial owners, resulting in so called “broker non-votes.” The items being considered at the Annual Meeting, except for the ratification of the appointment of the company’s independent registered public accounting firm, under “Proposal 4—Ratification of Independent Registered Public Accounting Firm,” are considered “non-routine” matters.

Broker non-votes will have no impact on “Proposal 1—Election of Directors,” “Proposal 2—Advisory Vote to Approve Named Executive Compensation,” “Proposal 3—Advisory Vote on the Frequency of Executive Compensation Advisory Votes,” “Proposal 5—Shareholder Ratification of Excessive Termination Pay” or “Proposal 6—Executives to Retain Significant Stock.”

investor.baxter.com

92	General Information

Q:	What effect does an abstention have?

A:

Abstentions or directions to withhold authority will have no effect on the outcome of Proposal 1. Abstentions will have the same effect as a vote against any of the other matters specified in the Notice of Annual Meeting of Stockholders.

Q:	What is “householding” and how does it affect me?

A:

Baxter has adopted “householding,” a procedure under which stockholders of record who have the same address and last name and do not receive proxy materials electronically will receive a single Notice of Internet Availability of Proxy Materials or set of proxy materials, unless one or more of these stockholders notifies the company that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to the company by reducing printing and postage costs.

If you participate in householding and wish to receive a separate Notice of Internet Availability of Proxy Materials or set of proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call 1-866-540-7095 or write to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The company will deliver the requested documents to you promptly upon your request.

Any stockholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

Q:	What shares are covered by the proxy card?

A:

The proxy card covers all shares held by you of record (registered in your name). If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.

Q:	Does the company offer an opportunity to receive future proxy materials electronically?

A:

Yes. If you wish to receive future proxy materials over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. If you vote by telephone, you will not have the option to elect electronic delivery while voting.

If you elect electronic delivery, the company will discontinue mailing the proxy materials to you beginning next year and will send you an e-mail message notifying you of the Internet address or addresses where you may access next year’s proxy materials and vote your shares. You may discontinue electronic delivery at any time.

Q:	What are the benefits of electronic delivery?

A:

Electronic delivery reduces the company’s printing and mailing costs as well as the environmental impact of the Annual Meeting. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares over the Internet.

 | 2023 Annual Meeting of Stockholders and Proxy Statement

General Information	93

Other Information

Attending the Annual Meeting

The Annual Meeting will be held virtually on Tuesday, May 2, 2023 at 9 a.m., Central Time. Online access to the meeting will begin at 8:30 a.m., Central Time. To provide a safe, consistent and convenient experience to all stockholders and employees regardless of location, the Annual Meeting will be held only in a virtual format. You can attend the meeting by accessing www.virtualshareholdermeeting.com/BAX2023 and entering the 16-digit control number on the proxy card or notice of availability of proxy materials you previously received; if you hold your shares in “street name” (i.e., through an account at a broker or other nominee), please follow your broker’s or nominee’s instructions you previously received to obtain your 16-digit control number or otherwise attend through the broker or nominee. If you have other questions about attending the Annual Meeting, please contact Investor Relations at 224-948-3085 or Global_CORP_Investor_Relations@baxter.com.

Asking Questions

If you wish to submit a question, you may do so in two ways. If you want to ask a question before the meeting, then beginning at 9 a.m., Central Time, on April 28, 2023 and until 11:59 p.m., Central Time, on May 1, 2023, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on “Question for Management,” type in your question and click “Submit.” Alternatively, you will be able to submit questions live during the meeting by accessing the meeting at www.virtualshareholdermeeting.com/BAX2023, typing your question into the “Ask a Question” field and clicking “Submit.”

Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. If any questions pertinent to meeting matters cannot be answered during the meeting due to time constraints, we will post and answer a representative set of these questions online at https://investor.baxter.com. The questions and answers will be available as soon as reasonably practicable after the meeting and will remain available until one week after posting.

Voting Shares at the Virtual Meeting

If you have not voted your shares prior to the meeting, you will be able to vote your shares electronically at the Annual Meeting by clicking “Vote Here” on the meeting website. Whether or not you plan to attend the meeting, you are encouraged to vote your shares prior to the meeting by one of the methods described in the proxy statement.

Attending the Virtual Meeting as a Guest

If you would like to attend the meeting as a guest in listen-only mode, please access www.virtualshareholdermeeting.com/BAX2023 and enter the information requested on the screen. Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.

Stockholder Proposals for the 2024 Annual Meeting

Any stockholder who intends to present a proposal at the 2024 annual meeting and who wishes to have a proposal included in Baxter’s proxy statement for that meeting, must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary no later than November 21, 2023 and must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting.

To be eligible for consideration at the 2024 annual meeting, any proposal that is a proper subject for consideration which has not been submitted by the deadline for inclusion in the proxy statement (as set forth above) must comply with the procedures specified in Baxter’s Bylaws. These procedures require, among other things, that any such proposal to be received by the Corporate Secretary between January 3, 2024 and February 2, 2024. This advance notice period is intended to allow all stockholders an opportunity to consider all business expected to be considered at the meeting.

All submissions to, or requests of, the Corporate Secretary should be made to Baxter’s principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

investor.baxter.com

94	General Information

Nominations of Individuals for Election as Directors at the 2024 Annual Meeting

A stockholder or group of up to 20 stockholders who have continuously owned at least 3% of Baxter’s common stock for at least three years have the ability to submit director nominees (up to the greater of two and 20% of the Board) for inclusion in the related proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in Baxter’s Bylaws. Notice of these proposals must be received no earlier than October 22, 2023 and no later than November 21, 2023 and must include the information required for any Access Proposal (as defined in the Bylaws).

To be eligible for consideration at the 2024 Annual Meeting of Stockholders, any nomination for director that is made outside of the proxy access procedures (as described above) must comply with the procedures specified in Baxter’s Bylaws. These procedures require, among other things, that any such nomination to be received by the Corporate Secretary between January 3, 2024 and February 2, 2024. This advance notice period is intended to allow all stockholders an opportunity to consider all nominees expected to be considered at the meeting.

In addition to satisfying the foregoing requirements under Baxter’s Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Baxter’s nominees must also comply with all applicable requirements of Rule 14a-19 under the Exchange Act. The advance notice requirement under Rule 14a-19 does not override or supersede the longer advance notice requirement under Baxter’s Bylaws.

All submissions to, or requests of, the Corporate Secretary should be made to Baxter’s principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

Cost of Proxy Solicitation

Baxter will bear the costs of soliciting proxies. Copies of proxy solicitation materials will be mailed to stockholders and employees of Baxter may communicate with stockholders to solicit their proxies. Banks, brokers and others holding stock in their names, or in the names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies and Baxter will reimburse them for their expenses.

In addition, Baxter has retained D.F. King & Co., Inc. to assist in the distribution and solicitation of proxies. Baxter has agreed to pay D.F. King & Co., Inc. a fee of approximately $21,000 plus other solicitation-related expenses.

Transfer Agent and Registrar

Correspondence concerning Baxter common stock holdings or lost or missing certificates or dividend checks should be directed to: Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078, (888) 359-8645.

Forward-Looking Statements

The proxy statement contains forward-looking statements. Use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “affects,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal,” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent the company’s current judgment about possible future events. These forward-looking statements are based on certain assumptions and analyses made in light of Baxter’s experience and perception of historical trends, current conditions, and expected future developments as well as other factors that we believe are appropriate in the circumstances. While these statements represent the company’s judgment on what the future may hold, and the company believes these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform to expectations and predictions is subject to a number of risks and uncertainties, including those described in the 2022 Form 10-K, many of which are beyond the company’s control. Baxter does not undertake to update the forward-looking statements included in the proxy statement to reflect the impact of circumstances or events that may arise after the date the forward-looking statements were made.

Websites

References to Baxter’s website or other links to its publications or other information are provided for the convenience of the company’s stockholders. None of the information or data included on its websites or accessible at these links is incorporated into, and will not be deemed to be a part of, the proxy statement or any of the company’s other filings with the SEC.

 | 2023 Annual Meeting of Stockholders and Proxy Statement

BAXTER INTERNATIONAL INC.

ONE BAXTER PARKWAY

DEERFIELD, IL 60015

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 1, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/BAX2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 1, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V00883-P83213                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  BAXTER INTERNATIONAL INC.

       The Board of Directors recommends you vote FOR the

       following:

1.	Election of Directors		For	Against	Abstain

Nominees:

	1a.	José (Joe) Almeida	☐	☐	☐

	1b.	Michael F. Mahoney	☐	☐	☐

	1c.	Patricia B. Morrison	☐	☐	☐

	1d.	Stephen N. Oesterle	☐	☐	☐

	1e.	Nancy M. Schlichting	☐	☐	☐

	1f.	Brent Shafer	☐	☐	☐

	1g.	Cathy R. Smith	☐	☐	☐

	1h.	Amy A. Wendell	☐	☐	☐

	1i.	David S. Wilkes	☐	☐	☐

	1j.	Peter M. Wilver	☐	☐	☐

The Board of Directors recommends you vote FOR		For	Against	Abstain
proposal 2.

2.	Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐

The Board of Directors recommends you vote FOR ONE-YEAR on the following proposal 3.	1 Year	2 Years	3 Years	Abstain

3.	Advisory Vote on the Frequency of Executive Compensation Advisory Votes ☐	☐	☐	☐

The Board of Directors recommends you vote FOR		For	Against	Abstain
proposal 4.

4.	Ratification of Appointment of Independent Registered Public Accounting Firm	☐	☐	☐

The Board of Directors recommends you vote AGAINST		For	Against	Abstain
proposals 5 and 6.

5.	Stockholder Proposal - Shareholder Ratification of Excessive Termination Pay	☐	☐	☐

6.	Stockholder Proposal - Executives to Retain Significant Stock	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

BAXTER INTERNATIONAL INC.

2023 Annual Meeting of Stockholders

May 2, 2023

9:00 a.m. Central Daylight Time

www.virtualshareholdermeeting.com/BAX2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Form 10-K are available at www.proxyvote.com.

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V00884-P83213

BAXTER INTERNATIONAL INC.

Annual Meeting of Stockholders

May 2, 2023 9:00 AM Central Daylight Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) José Almeida, David Rosenbloom and Ellen Bradford, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of BAXTER INTERNATIONAL INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, CDT on May 2, 2023, held virtually at www.virtualshareholdermeeting.com/BAX2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side